Exhibit 4.10

Construction Contact

Employer: Zhejiang Yunding Technology Information Co., Ltd.

Contractor： Zhejiang Southeast Grid Co., Ltd.

Date： November 4, 2024

Project Location: Intersection of Jianshe Fourth Road and LedaRoad, Xiaoshan District, Hangzhou City, Zhejiang Province

Table of Contents

Chapter 1 Contract Agreement	1

1. Project Overview	1
2. Scope of Contracting	1
3. Contract Construction Period	2
4. Quality Standard	3
5. Contract Price	3
6. Documents Composing the Contract and Order of Interpretation	5
7. Contract Effectiveness and Other Matters	6

Chapter 2 General Provisions	8

1. Definition and Interpretation of Terms	8
2. Contract Documents	11
3. Employer	15
4. Supervisor	17
5. Contractor	18
6. Subcontracting, Subletting and Independent Projects	21
7. Supply of Materials and Equipment	25
8. Construction Preparation	30
9. Construction Period Management	34
10. Project Quality	38
11. Site Management	40
12. Completion Acceptance and Handover	41
13. Project Quality Warranty	43
14. Contract Valuation and Measurement	44
15. Engineering Changes	48
16. Payment and Settlement	50
17. Default, Claim and Dispute	53
18. Force Majeure	56
19. Project Insurance	58
20. Project Guarantee	61
21. Effectiveness, Termination and Dissolution of the Contract	62

Chapter 3 Special Provisions	65

1. Contract Documents	65
2. Employer	66
3. Supervisor	67
4. Contractor	68
5. Subcontracting, Subletting and Independent Projects	69
6. Supply of Materials and Equipment	70
7. Construction Preparation	70
8. Construction Period Management	71
9. Project Quality	72
10. Site Management	73
11. Completion Acceptance and Handover	73
12. Project Quality Warranty	74
13. Contract Valuation and Measurement	75
14. Engineering Changes	77
15. Payment and Settlement	77
16. Default, Claim and Dispute	82
17. Force Majeure	86
18. Project Insurance	86
19. Project Guarantee	86
20. Effectiveness, Termination and Dissolution of the Contract	86
21 Miscellaneous	86

Chapter 1 Contract Agreement

Employer (Party A): Zhejiang Yunding Technology Information Co., Ltd.

Address: Room 1702, Building 1, No. 371 Mingxing Road, Economic and Technological

Development Zone, Xiaoshan District, Hangzhou City, Zhejiang Province

Legal Representative: Wang Hua

Contractor (Party B): Zhejiang Southeast Grid Co., Ltd.

Address: Yaqian Town, Xiaoshan District, Hangzhou City, Zhejiang Province

Legal Representative: Xu Chunxiang

In accordance with the Civil Code of the People’s Republic of China, the Construction Law of the People’s Republic of China, and relevant laws and regulations, and adhering to the principles of equality, voluntariness, fairness, and good faith, Party A and Party B have reached an agreement on Party B’s contracting of the project construction and hereby conclude this contract for mutual compliance.

1. Project Overview

1.1 Project Name: Hangzhou Government Land Reserve Out [2024] No. 53 Plot Yunji Sharing Industrial Center Project

1.2 Project Location: Intersection of Jianshe Fourth Road and Leda Road, Xiaoshan District, Hangzhou City, Zhejiang Province;

1.3 Project Overview: The total construction area of this project is 51,924 square meters, including 2 office buildings (with hotels), supporting commercial facilities, underground garages, etc.

2. Scope of Contracting

2.1 Construction Scope of the Contractor: The project does not have separate bid sections. The construction scope includes all civil and installation works except for preliminary expenses, curtain walls (including railings, windows, floodlighting, glass canopies), exquisite decoration of public area, landscape roads (including municipal rainwater and sewage), elevators, air conditioning, major municipal works (water, electricity, gas, communication (China Mobile, China Telecom, China Unicom, etc.), digital TV, letter boxes, etc.), specifically subject to the bidding documents and Appendix Engineering Construction Standards and Technical Requirements, including all contents covered by the bidding drawings and Q&A, but excluding independent projects and professional subcontracting projects stipulated in the Engineering Construction Standards and Technical Requirements, as well as material brands and special items specified by the Employer in the bidding list.

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2.2 Cooperation Scope of the Contractor：

2.2.1 The Contractor shall be responsible for organizing, coordinating, providing construction cooperation, scheduling, and implementing civilized construction management and quality supervision for independent projects and professional subcontracting projects.

2.2.2 The Contractor shall carry out work such as reservation, pre-embedding, repairing, and cleaning for professional subcontractors, special suppliers,

independent contractors, and independent suppliers; and be responsible for blocking around through-wall and through-floor openings, casings, and other pre-embedded parts, concealed piping, and components (or equipment, parts, etc.) after installation; subject to the drawings, interface division tables, and engineering technical requirements.

2.2.3 The Contractor shall be responsible for all site management, overall construction period, quality management, safety management, security management, and construction-related procedures for all projects.

2.2.4 The Contractor shall assume the general construction contracting and simultaneously bear the management responsibility for the general construction contracting, being responsible for the progress, quality, safety and civilized construction, site coordination, inspection and acceptance, product protection, collection and collation of work materials and project archives of the entire project until all projects pass the completion acceptance.

2.2.5 From the start of construction to the completion acceptance, all garbage cleaning and transportation costs generated at the project site shall be comprehensively considered by the Contractor in the quotation, and the Contractor shall not request cost compensation during the construction period.

2.2.6 The specific cooperation contents of the Contractor are detailed in the general contract terms, special contract terms, contracting scope and work contents, project custody and general contracting cooperation, etc.

2.3 Other Entrusted Contents：

The Contractor must unconditionally implement sporadic projects attached to the main body or otherwise entrusted by the Employer, and the costs have been comprehensively considered by the Contractor in the quotation. The Contractor shall not request additional cost compensation from the Employer.

2.4 Other Agreements:

The Employer has the right to adjust the above scope according to actual needs, and the Contractor must comply.

3. Contract Construction Period

Planned Commencement Date: Tentatively November 10, 2024. The actual commencement date shall be subject to the written commencement notice issued by the Employer or the Supervisor approved by the Employer. If the commencement dates stated in the written commencement notices issued by the Employer and the Supervisor are inconsistent, the date in the Employer’s written commencement notice shall prevail.

Planned Completion Date: Tentatively October 31, 2026 (subject to the actual project completion date).

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Total Calendar Days of Contract Construction Period: 720 days. If there is a discrepancy between the total calendar days of the construction period and the days calculated based on the aforementioned planned commencement and completion dates, the total calendar days of the construction period shall prevail.

Specific requirements are detailed in the special contract terms.

4. Quality Standard

The project quality must meet the design requirements and specification requirements, and shall comply with national and local regulations and specifications. If there are inconsistencies between the design requirements and the above specifications or regulations, the higher standard shall be applied. Specific requirements are detailed in Appendix: Engineering Construction Standards and Technical Requirements.

5. Contract Price

5.1 Contract Price

The amount excluding tax: RMB (in words) Two Hundred and Ten Million Five Hundred and Forty-three Thousand Five Hundred and Thirty yuan and Twenty-eight Cents (¥ 210,543,530.28);

Invoice Type: ☑ VAT Special Invoice; ☐ VAT Ordinary Invoice;

VAT Rate: 9%;

VAT Amount: RMB (in words) Eighteen Million Nine Hundred Forty-eight Thousand Nine Hundred and Seventeen Yuan and Seventy-two Cents (¥ 18,948,917.72);

Total Price Including Tax: RMB (in words) Two Hundred and Twenty-nine Million Four Hundred and Ninety-two Thousand Four Hundred and Forty-eight Yuan (¥ 229,492,448.00).

Provisional Amount Including Tax: RMB (in words) Eighty-five Million Two Hundred and Sixty Thousand Yuan (¥ 85,260,000.00).

Contract Valuation Model:

All bill items measured by “item” in the contract bill of quantities for this project shall be subject to lump-sum on an item-by-item basis. Other items shall be subject to comprehensive unit price，which already includes all potential changes and risk factors (unless otherwise specified in the contract), and no adjustments shall be made during settlement. Matters stipulated under the contract to be the responsibility of the Contractor shall incur relevant costs to the Contractor, except where the Employer or a third party is explicitly agreed to bear the costs. The Contractor has fully considered these costs in the contracted price.

« The tax-exclusive amount refers to the amount exclusive of value-added tax (VAT).

« If changes in national tax policies result in the actual invoice tax rate being lower than the rate stipulated in this contract, after adjusting the tax amount and the total tax-inclusive price based on the actual invoice tax rate while keeping the tax-exclusive price unchanged, the Employer and the Contractor shall sign a supplementary agreement accordingly.

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5.2 The risks included in the contract price and comprehensive unit price include, but are not limited to, the following:

(1) Price changes for materials, machinery, and all other items during the construction period, except for the price adjustment scope explicitly restricted in the special provisions;

(2) Natural conditions such as weather, topography, geology, and hydrology encountered at the construction site, as well as non-natural material obstacles and pollutants;

(3) Omissions or errors in items in the Contractor’s bid pricing shall be the responsibility of the Contractor, and the Employer will not reimburse additional costs (except for omissions or errors in the preparation of the bid list and those caused by the Employer);

(4) Before project completion acceptance, the Contractor shall protect the completed works. In the event of damage caused by any reason during this period, the Contractor is obliged to repair it until it meets the acceptance standards, and no additional costs will be reimbursed for repairs;

(5) On-site and surrounding construction obstacles and conditions that may exist but have not been explicitly notified by the Employer;

(6) Impact of the work undertaken by independent contractors or other participating units at the construction site.

Except for the matters explicitly agreed in this contract to be adjustable, the contract price and comprehensive unit price shall not be adjusted for any other reasons after the supplementary agreement is signed and the budget is finalized.

5.3 Calculation of risk costs: The Contractor has fully considered the risk factors in the general contracting process and prepared a comprehensive pricing based on its own capabilities, construction experience, on-site and surrounding environment, and the Employer’s requirements, with reference to market prices. If the Contractor does not separately price the above costs in its bid, such costs shall be deemed to be included in the comprehensive unit prices of other priced items in the contract. The contract price is a lump-sum price for the project costs within the risk scope, and no adjustments shall be made during the construction process or final settlement upon completion.

5.4 Invoice Information and Designated Collection Accounts

Payment Information：	Employer	Contractor
Account Name：	***	***
Taxpayer Identification Number：	***	***
Bank of Deposit：	***	***
Account Number：	***	***
Company Registered Address and Telephone ：	Room 1702, Building 1, No. 371 Mingxing Road, Xiaoshan Economic and Technological Development Zone, Hangzhou, Zhejiang Province; ***	Yaqian Town, Xiaoshan District, Hangzhou, Zhejiang Province; ***

The Contractor shall be responsible for the accuracy of the above account information. During the performance of this contract, if the Contractor intends to change such collection account, it shall provide the Employer with a written notice at least 30 days in advance, setting forth all information of the new collection account in the same detail as listed above. The new collection account must also be under the Contractor’s name and may only be changed subject to the Employer’s consent. The Contractor shall assume full liability for any losses incurred due to incorrect account information or account changes made without the Employer’s consent.

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5.5 Provisional Sum

(1) The provisional sum for subcontracted works including curtain wall works (including railings, facade doors and windows, flood lighting, glass canopies), public area finishing works, landscape works (including municipal rainwater and sewage), elevator works, air conditioning works, major municipal works (water, electricity, gas, telecommunications (China Mobile, China Telecom, China Unicom, etc.), digital TV, letter box works, etc.), traffic guidance works (traffic signs and markings, wall-column-floor paintings, etc.) is RMB(in words) Eighty-five Million Two Hundred and Sixty Thousand Yuan (¥: 85,260,000.00).

The Employer shall be responsible for organizing and conducting the bidding for projects within the provisional sum scope, and the Contractor shall cooperate and assist the Employer in the bidding process. The successful subcontractor shall enter into a tripartite agreement with the Employer and the Contractor, as well as a subcontract with the Contractor. Payments shall be made by the Employer to the Contractor in a centralized manner, and the Contractor

6. Documents Composing the Contract and Order of Precedence

6.1 The documents composing the Contract shall be interpreted and explained in conjunction with each other. The order of precedence for interpreting the Contract documents is as follows:

(1) Supplementary Agreement to the Contract

(2) Supplementary agreements, memoranda, meeting minutes, etc., regarding project negotiations and changes entered into by both parties after the Contract is signed

(3) Contract Agreement

(4) Special Provisions of the Contract

(5) Contract Appendices

(6) General Provisions of the Contract

(7) Correspondence issued from the date of the Letter of Acceptance to the execution of this Contract

(8) Letter of Acceptance

(9) Bid Documents and Clarifications/Supplements (as accepted by the Employer)

(10) Bill of Quantities, Bidding Documents, and Clarifications/Addenda

(11) Drawings, Technical Standards and Specifications, and Requirements

6.2 The above Contract documents include all supplements and amendments made by the Contracting Parties to such documents. For documents of the same type, the most recently executed version shall prevail.

6.3 All documents related to the Contract formed during its preparation and performance shall constitute part of the Contract documents. In the event of any ambiguity, inconsistency, or contradiction in the terms, contents, or meanings of the Contract, they shall be interpreted in the order of precedence specified above, unless otherwise stated. However, where technical requirements or default clauses differ between documents, the interpretation shall be based on the principle of higher technical requirements and stricter default clauses.

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6.4 If the Contractor identifies any inconsistency or ambiguity between any components of this Contract, it shall immediately notify the Employer in writing of the discrepancies. The Employer has the right to issue directives for interpretation, which shall be final and binding. The Contractor shall comply with such directives and shall not claim any additional costs or extension of time on the grounds of following these directives.

6.5 If the standards and requirements in the Bid Documents and their clarifications/supplements are higher than those in the Bidding Documents or other files, or are more favorable to the Employer, the standards and requirements of the Bid Documents shall apply. Whether the standards and requirements of the Bid Documents and their clarifications/supplements are higher than those of other Contract documents or are more favorable to the Employer shall be determined at the Employer’s discretion.

6.6 It is specifically stated that in the event of inconsistencies between the Appendix to the Contract Standards and Technical Requirements for Engineering shall then pay the subcontractor. Construction and the Contract terms, construction drawings, other technical standards, specifications, and codes, the stricter standards for the Contractor and the more favorable terms for the Employer shall prevail.

6.7 Any self-proposed conditions or statements in the materials submitted by the Contractor during the bidding period that are inconsistent with the Bidding Documents, as well as any questions or responses in the correspondence regarding clarifications and Q&A, shall be null and void if they undermine the Employer’s rights or increase the Employer’s responsibilities or obligations compared to the Bidding Documents, unless explicitly accepted in writing by the Employer in the Contract documents. All technical materials submitted by the Contractor during the contracting (bidding) process, including technical bid documents, drawings, construction organization design, proposed measures, detailed design concepts and drawings, and all other technical parameters, specifications, and technical manuals, shall serve as reference only and shall not be contractually binding. Such technical materials must be resubmitted to the Employer for approval and acceptance in accordance with the Contract documents before formal construction, and the standards and requirements of the resubmitted technical materials shall not be lower than those of the technical bid in the Bid Documents. If the standards and requirements of the technical bid in the prior contracting (bidding) documents are not met, the Contractor shall revise such technical materials until the Employer is satisfied. All related costs, including additional expenses and costs incurred due to changes in construction technology or processes, as well as any resulting delays in the construction schedule, shall be borne by the Contractor

7. Effectiveness of the Contract and Other Provisions

7.1 All meeting minutes, including those of on-site coordination meetings and design clarification meetings, shall only take effect upon the signature and confirmation by the Employer’s representative. However, if the content of such meeting minutes involves matters that, as stipulated in the Contract, require the signature of the Employer’s legal representative or authorized representative and the affixing of the Employer’s official seal for effectiveness, the meeting minutes shall also be signed by the Employer’s legal representative or authorized representative and sealed with the Employer’s official seal.

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7.2 During the performance of the Contract, the Employer’s approval of the progress plan submitted by the Contractor, as well as descriptions and agreements regarding the completion date and completion date in meeting minutes, supplementary agreements, and correspondence between the two parties formed during the Contract’s performance, shall not be deemed as the Employer waiving the right to pursue the Contractor’s liability for breach of delayed completion from the day following the completion date stipulated in this Contract or the extended completion date approved by the Employer. This shall not apply unless the supplementary agreement signed by the legal representatives of both parties and affixed with their official seals specifically states that “the Employer waives the right to pursue the Contractor’s liability for breach of delayed completion.”

7.3 Date of Contract Execution: November 4, 2024

7.4 Place of Contract Execution: Xiaoshan District, Hangzhou, Zhejiang Province

7.5 Matters not covered in this Contract shall be addressed in a supplementary agreement to be separately executed by both parties, which shall form an integral part of this Contract.

7.6 This Contract shall come into effect upon the signature by the legal representatives or authorized agents of both parties and the affixing of their official seals. This Contract represents the true intent of both parties. The Contract documents filed with relevant government authorities shall be consistent with this Contract; in case of any inconsistencies, the provisions of this Contract shall prevail.

7.7 This Contract is executed in twelve copies with equal legal force, of which the Employer holds eight copies and the Contractor holds four copies.

Employer: Zhejiang Yunding Technology Co., Ltd.	Contractor: Zhejiang Southeast Grid Co., Ltd .
Legal Representative (Signature): Wang Hua	Legal Representative (Signature): Xu Chunxiang
Authorized Agent (Signature): Luo Yuzheng	Authorized Agent (Signature): Yu Zhuoliang
Telephone: ***	Telephone: ***
Postal Code: ***	Postal Code: ***
Email: ***	Email: ***

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Chapter II General Provisions

1. Definition and Interpretation of Term

1. 1 Definition

Unless otherwise specified in this Contract, the following terms used in the Contract Agreement, General Provisions, and Special Provisions shall have the meanings assigned in this Clause:

1.1.1 Contract

The Contract means the binding document established in accordance with legal provisions and the agreements of the Contracting Parties. The documents composing the Contract include the Contract Agreement, Letter of Acceptance, Special Provisions of the Contract, General Provisions of the Contract, Contract Appendices, Bill of Quantities, Drawings, Bid Documents, Bidding Documents, supplementary agreements, and other contract documents.

1.1.2 Contracting Parties

Contracting Parties refer to the Employer and/or the Contractor.

1.1.3 Employer

Employer means the party that signs this Contract with the Contractor and its legal successors who acquire such party’s qualifications.

1.1.4 Employer’s Representative

Employer’s Representative means the person designated by the Employer in the Special Provisions to exercise the Employer’s rights and perform its obligations under the Contract.

1.1.5 Contractor

Contractor means the party that signs this Contract with the Employer, has the corresponding qualifications for engineering construction contracting, and its legal successors who acquire such party’s qualifications.

1.1.6 Contractor’s Representative

Contractor’s Representative means the person appointed by the Contractor and approved by the Employer to exercise the Contractor’s rights and perform its obligations under the Contract.

1.1.7 Subcontractor

Subcontractor means a party with the corresponding qualifications for engineering construction, approved by the Employer to undertake part of the professional subcontracting works within the scope of the general contract, and its legal successors who acquire such party’s qualifications, excluding any assignees (unless approved by the Employer).

1.1.8 Independent Contractor

Independent Contractor means a party with the corresponding qualifications for engineering construction contracting, selected by the Employer and directly commissioned by the Employer to complete independent subcontracting works under the Contractor’s overall management and coordination, and its legal successors who acquire such party’s qualifications, excluding any assignees (unless approved by the Employer).

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1.1.9 Supervisor

Supervisor means the entity entrusted by the Employer to supervise and manage the Project in accordance with legal provisions and the Employer’s requirements,

and which holds the corresponding engineering supervision qualification certificate.

1.1.10 Supervisor Engineer

Supervisor Engineer means the person appointed by the Supervisor and stationed at the construction site to be responsible for specific engineering supervision work on behalf of the Supervisor. Together with the Employer’s Representative, they are collectively referred to as “Engineers”.

1.1.11 Designer

Designer means the entity entrusted by the Employer to be responsible for the engineering design and which holds the corresponding engineering design qualifications.

1.1.12 Employer-purchased

Employer-purchased refers to materials and equipment procured by the Employer for use in the Project. The cost of such materials shall not be included in the general contract price.

1.1.13 Contractor-purchased

Contractor-purchased refers to materials and equipment procured by the Contractor for use in the Project. The Employer shall only inspect their quality and technical performance before use, and the cost of such materials shall be included in the general contract price.

1.1.14 Permanent Works

Permanent Works refer to the works constructed and delivered to the Employer under this Contract, including the equipment specified in Clause 1.1.17.

1.1.15 Temporary Works

Temporary Works refer to various temporary works constructed for the execution and completion of the agreed Permanent Works, excluding the Contractor’s Equipment specified in Clause 1.1.18.

1.1.16 Works

Works refer to the Permanent Works and/or Temporary Works corresponding to the scope of the Project contracted under this Contract.

1.1.17 Materials and Equipment

Materials and Equipment refer to materials, machinery, instruments, and devices that are intended to form or have formed part of the Permanent Works.

1.1.18 Contractor’s Equipment

Contractor’s Equipment refers to machinery, appliances, or articles provided by the Contractor for the execution and completion of the Project and the repair of its defects.

1.1.19 Site or Worksite

Site or Worksite refers to the location used for project construction, as well as other locations specified by the Employer in the Contract terms or Drawings as part of the construction site, including permanent and temporary land occupation.

1.1.20 Permanent Land Occupation

Permanent Land Occupation refers to the land permanently occupied for the execution of the Project.

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1.1.21 Temporary Land Occupation

Temporary Land Occupation refers to the land temporarily occupied for the execution of the Project, including temporary branch lines, access roads,temporary bridges, and temporary access passages for construction, as well as land for temporary facilities such as production and living quarters.

1.1.22 Contract Price/Stipulated Contract Price

The Contract Price/Stipulated Contract Price means the price agreed upon by the Employer and the Contractor in the Agreement for which the Contractor shall be entitled to receive for executing and completing the Project and repairing its defects in accordance with the Contract.

1.1.23 Additional Contract Price

Additional Contract Price means the amount added to the Contract Price in accordance with the methods for calculating the Contract Price, upon confirmation by the Employer, when circumstances requiring an increase in the Contract Price arise during the performance of the Contract.

1.1.24 Final Settlement Price

Final Settlement Price means the final total price of the Project determined after the Employer and the Contractor conduct the final settlement upon the Project’s completion.

1.1.25 Project Variation

The term “Project Variation” in this Contract collectively refers to design changes and site visas.

1.1.26 Drawings

Drawings refer to all design drawings and similar technical materials provided by the Employer to the Contractor in accordance with this Contract, or submitted by the Contractor and approved by the Employer. The Drawings shall be reviewed and approved in accordance with legal requirements.

1.1.27 Standards/Specifications

Standards/Specifications refer to the technical standards/specifications applicable to the Project as stipulated in the Contract, including their amendments or supplements.

1.1.28 Bill of Quantities

Bill of Quantities refers to a detailed list of project item names and corresponding quantities prepared in accordance with relevant engineering quantity calculation rules and Drawings.

1.1.29 Strategic Procurement

Strategic Procurement means the selection of material suppliers and construction/installation partners by the Employer through a national supplier selection process for materials that are highly versatile, widely applicable, and representative of the Employer’s brand quality, including associated installation works.

1.1.30 Provisional Supply Unit Price

Provisional Supply Unit Price refers to the provisional unit price for supplies provided by the Employer in the Bill of Quantities.

1.1.31 Provisional Quantity

Provisional Quantity refers to the estimated quantities of works provided by the Employer in the Bill of Quantities, which do not constitute the actual quantities for the Contractor’s execution of the works under this Contract.

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1.1.32 Provisional Sum

Provisional Sum refers to an amount reserved for works within the scope of the Project that could not be fully foreseen, specified, or detailed during bidding, or for which the price could not be determined at the time of contract signing.

1.1.33 Provisional Allowance

Provisional Allowance refers to an amount reserved for works that could not be fully foreseen, specified, or detailed during bidding, and which may or may not be required for the Project.

1.1.34 Contract Period

Contract Period means the number of calendar days (including statutory holidays) agreed upon by the Employer and the Contractor in this Contract, calculated from the Commencement Date to the Completion Date.

1.1.35 Day or Month

Unless otherwise specified, “Day” or “Month” refers to a calendar day or calendar month. When calculating time in days under the Contract, the starting day shall not be counted, and the calculation shall begin from the next day. The deadline for the last day of the period shall be 24:00 hours of that day. When calculating time in hours, the calculation shall start from the effective occurrence of the event (without deducting rest time).

1.1.36 Statutory Holidays

Statutory Holidays refer to every Saturday, Sunday, and other holidays designated by national law.

1.1.37 Written Form

Written Form refers to any form that can tangibly represent the content contained therein, including contracts, agreements, letters, and data messages (including telegrams, telexes, faxes, electronic data interchange, and emails).

1.2 Interpretation

1.2.1 For the purposes of this Contract, unless otherwise explicitly stated:

(a) The terms “not less than,” “not more than,” “not exceeding,” “above,” “below,” “within,” and “expiry” include the specified number, while “less than,” “more than,” “exceeding,” and “outside” exclude the specified number;

(b) The term “including” shall be deemed to be followed by “without limitation,” regardless of whether such words or words of similar meaning actually follow;

(c) Currencies under this Contract refer to Renminbi (RMB).

1.2.2 The headings of the clauses in this Contract are for identification and indexing purposes only and shall not be used to interpret or construe the Contract.

1.2.3 Where any term or clause of the Contract is subject to more than one interpretation, the interpretation most favorable to the Employer shall prevail.

2. Contract Documents

2.1 Written form

2.1.1 Any notice, instruction, approval, certificate, direction, requirement, request, consent, opinion, or decision issued by either party in connection with the Contract shall be in written form, shall not be withheld or delayed without just cause, and shall be delivered within the time limits specified in the Contract.

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2.1.2 Such documents shall be delivered by hand with written receipt or by mail with proof of mailing retained.

2.2 Composition of Contract Documents and Order of Interpretation

2.2.1 The documents composing this Contract shall be interpreted and supplemented by reference to each other. In the event of any contradiction or inconsistency between Contract documents of the same precedence level, or any obvious error in the Contract documents, the Contractor shall immediately notify the Employer’s Representative and Supervisor Engineer in writing. The Employer’s Representative and Supervisor Engineer shall provide the Contractor with necessary written clarifications, which shall be subject to the Employer’s final interpretation. The documents composing the Contract and their order of precedence are specified in the Contract Agreement.

2.2.2 The Contractor shall have a clear understanding of the Contract terms and all Contract documents. Any lack of understanding or negligence on the part of the Contractor regarding the Contract documents shall not exempt it from its obligations to comply with them.

2.2.3 The Contractor shall keep at the Project site a complete set of construction Drawings, one copy of the Project specifications, one copy of the unpriced Bill of Quantities, and detailed/shop drawings prepared by the Contractor as required, for inspection by the Employer’s Representative or Supervisor Engineer at any reasonable time.

2.3 Language

The Contract is prepared, interpreted, and construed in Simplified Chinese. If the Contracting Parties agree to use more than one language in the Special Provisions, Chinese shall be the primary language for interpretation and construction of the Contract.

2.4 Applicable Law

This Contract is governed by the laws, administrative regulations, departmental rules of the People’s Republic of China, as well as the local regulations, autonomous regulations, specific regulations, and local government rules of the region where the Project is located.

2.5 Drawing

2.5.1 The Employer shall provide the Contractor with the number of copies of construction Drawings and other technical materials as specified in the Special Provisions. If the Contractor requires additional copies, the Employer shall make such copies on the Contractor’s behalf, and the Contractor shall bear the copying costs. The Contractor shall not provide the Drawings to any third party unrelated to the Project without the Employer’s consent.

2.5.2 If the Employer has confidentiality requirements for the Project, it shall specify such requirements and the confidentiality period in the Special Provisions. The Contractor shall fulfill its confidentiality obligations within the agreed confidentiality period.

2.5.3 The Contractor shall submit a construction drawing requirement plan prepared in accordance with the Project schedule, as specified in the Special Provisions. The plan shall specify the latest required time for the Contractor to receive the latest version of Drawings for each section, taking into account reasonable preparation and copying time. After approval by the Employer’s Representative and Supervisor Engineer, this plan shall serve as the primary basis for the Employer to provide Drawings to the Contractor.

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2.5.4 If the Employer’s failure to provide Drawings as agreed causes a delay in the Project schedule, the Contractor may apply for an extension of time. If the Employer confirms that the delay affects the critical path, the Employer shall grant a corresponding extension of time, but shall not assume any other liability for breach or compensation. If the Contract requires the Contractor to provide Drawings, and delays in the Project schedule are caused by the Contractor’s failure to submit Drawings on time or errors in the submitted Drawings, the Contractor shall not be entitled to an extension of time and shall bear the penalties for delay and related costs.

2.5.5 The Supervisor Engineer and Employer’s Representative have the right to request the Contractor to submit two copies of design drawings for temporary works for approval or record, and the Contractor shall comply with such requests.

2.5.6 The Employer and Supervisor Engineer have the right to issue supplementary Drawings and technical materials to the Contractor at any time to ensure the proper execution of the Project or repair of defects, and the Contractor shall comply with such instructions.

2.5.7 Within the scope of its design qualifications and business license, any construction drawings designed by the Contractor under the Employer’s commission shall be reviewed by the Supervisor Engineer and confirmed by the Employer before being used for construction.

2.5.8 As an experienced contractor, upon receiving the construction Drawings (which have passed regulatory review) issued by the Employer, the Contractor shall fully understand and verify any errors, omissions, conflicts, or deficiencies in the Drawings, make adjustments during the budget finalization process, and fully account for such adjustments in the total Contract price of the supplementary agreement after budget finalization. Design changes issued separately by the Employer after the review-approved Drawings are issued shall be executed in accordance with Clause 15.2 of the General Provisions.

2.6 Applicable Standards and Regulations

2.6.1 The materials, equipment, and construction of this project must comply with the current and effective national, industry, and local standards, regulations, and codes, and must meet the technical specifications and requirements set out in the contract documents. In case of any conflict or inconsistency between the above-mentioned standards, specifications, and instructions, the contractor shall request clarification from the employer and the supervising engineer in writing, and follow the employer’s clarifications. Unless the employer provides specific instructions, the contractor shall follow the highest standard with the strictest requirements.

2.6.2 The textual instructions in the construction drawings and other design documents form part of the project’s technical specifications. For work involving new technologies, new processes, and new materials, the manufacturer’s instructions or operating guidelines, or applicable foreign standards, also form part of the project’s technical specifications.

2.6.3 If there are no corresponding national standards or regulations, the employer shall provide construction technical requirements to the contractor, and the contractor shall propose construction methods for approval by the employer before implementation. If the employer requires the use of foreign standards or regulations, they should specify the names of the foreign standards and regulations in the special terms.

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2.7 Engineering Instructions

2.7.1 The contractor must comply with all instructions or engineering directives issued by the employer regarding the contracted scope, and cannot delay or refuse to execute them on the grounds that the costs involved have not been determined. If the contractor does not comply with the engineering instructions within 7 days of receiving them and fails to respond in writing with any questions or communication issues, the employer may commission a third party to execute the tasks. The contractor shall bear all costs incurred, and the employer may claim compensation from the contractor at 1.2 times the actual costs or deduct the amount from any payments due to the contractor.

2.7.2 All documents or instructions issued or approved by the employer or supervising party shall only be valid after being signed and stamped by their representative. All documents issued by the contractor must be signed and stamped by the contractor’s representative to be valid.

2.7.3 Under normal circumstances, any instructions issued by the employer’s representative should be in writing. However, if there is an urgent situation, the employer’s representative may issue such instructions orally, and the contractor must comply. The contractor should confirm the oral instructions in writing as follows:

(1) The contractor shall record the oral instructions in writing within one day and submit the written confirmation to the employer’s representative. If the employer’s representative does not object within three days of receiving the contractor’s written document, it will be considered as confirmed.

(2) If the employer’s representative provides written confirmation of the oral instructions within one day, the contractor does not need to confirm in writing.

(3) The final validity of oral instructions will be determined by the written confirmation from the employer.

2.7.4 If the contractor believes the employer’s instruction is unreasonable, they must submit a written report requesting modification of the instruction within 24 hours of receiving it. The employer must decide within 24 hours of receiving the contractor’s report whether to modify the instruction or proceed with the original instruction, and notify the contractor in writing. In emergencies, if the employer requires immediate execution of the instruction or if the employer decides to proceed with the instruction despite the contractor’s objections, the contractor must comply. Any delay due to incorrect instructions will extend the construction period accordingly, and the employer will bear the costs of any resulting losses.

2.7.5 The final validity of all engineering instructions will be based on the version issued through the employer’s change visa system.

2.8 Intellectual Property

2.8.1 Unless otherwise specified in the special terms, the copyrights of the drawings, technical specifications, and other documents provided by the employer to the contractor, as well as any other similar documents reflecting the employer’s requirements or commissioned by the employer for the project, belong to the employer. The contractor may copy and use such documents for the purpose of fulfilling the contract, but may not use them for unrelated matters without written consent from the employer.

2.8.2 Unless otherwise specified in the special terms, the copyright of the documents prepared by the contractor for the implementation of the project, excluding the right of authorship, belongs to the employer. The contractor may copy and use these documents for the operation, debugging, maintenance, and modification of the project, but may not use them for unrelated purposes. The contractor may not copy or provide these documents to any third party without the employer’s written consent.

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2.8.3 Both the employer and the contractor guarantee that they will not infringe on the intellectual property rights of each other or third parties during the execution of the contract. The contractor shall bear responsibility for any patent or intellectual property violations arising from the use of materials, construction equipment, or construction processes. If infringement is caused by materials, construction equipment, or construction processes provided by the employer, the employer shall bear the responsibility.

2.8.4 Unless otherwise specified in the special terms, the usage fees for patents, proprietary technologies, or trade secrets confirmed before the contract is signed, and determined to be adopted in the project, are included in the contract price.

2.9 Confidentiality

2.9.1 Unless otherwise specified by law or the contract, the contractor shall not disclose any confidential materials, including drawings, documents, or other commercial secrets provided by the employer, to any third party without the employer’s written consent.

2.9.2 Unless otherwise specified by law or the contract, the employer shall not disclose any technical secrets or commercial secrets provided by the contractor to any third party without the contractor’s consent.

2.10 Protection of Fossils and Cultural Relics

If any fossils, cultural relics, or structures with geological or archaeological significance are discovered at the site, the contractor must immediately protect the site and notify the supervising party within 4 hours. The supervising party shall report to the local cultural relics management department within 24 hours of receiving the notification. The employer and the contractor shall take appropriate protective measures according to the requirements of the cultural relics management department. The employer shall bear the costs incurred, and the construction period shall be extended accordingly. If the fossils or cultural relics are damaged due to concealment or delayed reporting, the responsible party shall be held liable according to law.

3. Employer

3.1 Employer’s Representative and On-Site Personnel

3.1.1 During the performance of the contract, the employer shall clearly specify in the special terms of the contract the name, position, contact details, and scope of authorization of the employer’s representative stationed at the construction site. The employer’s representative, within the scope of the employer’s authorization, is responsible for handling matters related to the employer during the contract performance.

3.1.2 The employer’s representative may delegate their rights and responsibilities to the employer’s engineer of the appropriate specialty on-site and may replace any such delegate at any time.

3.1.3 The employer has the right to enter the construction site and any workshop or other places where the contractor is preparing for the contract work at any reasonable time.

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3.1.4 If the employer needs to replace their representative, they must notify the contractor in writing 7 days in advance.

3.2 Employer’s Responsibilities

3.2.1 The employer must fulfill all obligations stipulated in this contract. The employer shall pay the contract price and any other amounts due to the contractor in the manner and within the timeframes set out in this contract and shall hand over the site to the contractor according to the terms of this contract, providing drawings, materials, and equipment.

3.2.2 The employer must complete the following tasks before the start of the project and bear the related costs:

(1) Leveling the construction site;

(2) Applying for temporary water and electricity supply for construction;

(3) Providing the contractor with the site’s hydrological, geological, and other survey reports, as well as underground pipeline information. However, the employer is not responsible for the authenticity, accuracy, or completeness of the data; it is for the contractor’s reference only;

(4) Handling the planning and construction permits;

(5) Determining the level points, coordinate control points, and boundary lines for the land and handing them over to the contractor in writing. The site handover shall also take place, with the contractor responsible for re-verifying the level and coordinate control points at their own expense. The employer shall not be responsible for any understanding, inferences, conclusions, or decisions made by the contractor based on these points;

(6) Organizing a drawing review and design handover meeting with the contractor and the designer;

(7) Coordinating the protection of underground pipelines, neighboring buildings, structures (including cultural heritage buildings), ancient trees, and famous trees around the construction site;

(8) Other work specified in the special terms for the employer to perform (if any).

If the employer fails to complete any of the tasks listed above, causing delays in the project schedule, the contractor may formally apply for an extension, and if the employer confirms the delay, the project period shall be extended. The employer shall not bear any other liabilities or compensation for delays.

3.2.3 The employer may delegate part of the work specified in Section 3.2.2 to the contractor, and the specific delegated tasks shall be agreed upon by both parties in the special terms.

3.2.4 During construction, in the event of disagreements between subcontractors, material suppliers, and the contractor regarding quality, progress, site management, payments, and other issues, the employer shall make the final decision based on the actual situation and the rights and obligations of each party. All parties involved shall unconditionally accept the employer’s decision, and the responsible party shall immediately implement the decision.

3.2.5 The employer has the right to increase or decrease the scope of work and the supply of materials and equipment. The contractor must comply with such changes. However, the employer should notify the contractor 7 days in advance of any such changes, except in urgent situations.

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4. Supervisor

4.1 Supervisor and Supervisor Engineers

4.1.1 The Supervisor entrusted by the Employer is specified in the Special Provisions. As the representative of the Employer, the Supervisor shall be responsible for the supervision work and duties related to all materials, equipment, construction quality of the Project, and compliance with the regulations of local construction authorities. The Contractor shall provide all reasonable facilities for the Supervisor Engineers to perform their duties.

4.1.2 The Supervisor shall authorize Supervisor Engineers to exercise all the Supervisor’s powers and authorities as stipulated in this Contract. The Supervisor may withdraw any authority granted to Supervisor Engineers but shall give prior written notice to both the Employer and the Contractor.

4.2 Responsibilities of the Supervisor

4.2.1 The Supervisor shall fulfill all responsibilities stipulated in this Contract but shall have no right to modify the Contract or reduce/exempt the Contractor from any responsibilities or obligations under the Contract. Any act or omission by the Supervisor in the performance or exercise of its powers and authorities shall not exempt the Contractor from fulfilling any responsibilities or obligations under the Contract. The Supervisor’s powers and authorities include:

(1) Assisting the Employer in managing, supervising, inspecting, and controlling the Project’s quality, progress, safety, and civilized construction;

(2) Supervising, inspecting, and providing feedback on the implementation of the Employer’s instructions;

(3) Assisting the Employer in reviewing on-site quantity measurement of the works.

4.2.2 Supervisor Engineers shall be responsible to the Supervisor and perform/exercise the responsibilities and powers authorized by the Supervisor. When Supervisor Engineers exercise such powers and authorities, they shall be deemed to act on behalf of the Supervisor. Any oral or written notices, instructions, approvals, decisions, etc., issued by Supervisor Engineers to the Contractor or its on-site project manager shall not take immediate effect if they relate to adjustments to the Project Contract, prices, payments, measurement, valuation, construction period, extension of the construction period, building functional use, selection of subcontractors and suppliers, approval of materials and equipment, or completion acceptance. Such documents shall only become contractually binding between the Employer and the Contractor when approved in writing by the Employer, taking effect from the date of the Employer’s confirmation.

However, the Contractor shall immediately comply with instructions issued by Supervisor Engineers in the following cases:

(1) Instructions issued by Supervisor Engineers in emergency situations where they determine there is a risk endangering personal safety, property safety, or the safety of the Project, without exempting the Contractor from any contractual responsibilities or obligations;

(2) Stop-work instructions issued by Supervisor Engineers to the Contractor when the Project quality clearly does not conform to the Contract documents, as authorized by the Employer;

(3) Instructions issued to protect fossils, cultural relics, or other items of significance or value discovered on the Project site or during construction.

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After issuing the above instructions, Supervisor Engineers shall immediately submit a written request to the Employer for confirmation. Instructions confirmed in writing by the Employer shall be deemed to have taken effect from the date they were issued by the Supervisor Engineers.

5. Contractor

5.1 Contractor’s Representative and On-Site Personnel

5.1.1 The Contractor shall submit the project personnel organizational structure to the Employer for approval and record-keeping in accordance with this Contract and the Employer’s requirements. The Contractor shall not replace any on-site personnel (including but not limited to the Contractor’s Representative, Project Manager, Technical Director, Safety Director, professional engineers, qualified technicians, and foremen of each discipline) provided during bidding and approved by the Employer. Without the Employer’s prior written approval, the Contractor shall not reduce the number of skilled, semi-skilled, and unskilled laborers required for construction and maintenance of each process.

5.1.2 The Contractor shall not replace or revoke the appointment of the Contractor’s Representative without the prior written approval of the Employer and Supervisor Engineer; otherwise, it shall be deemed a breach of contract by the Contractor.

5.1.3 The Employer’s Representative has the right to require the Contractor to replace any personnel with misconduct or incompetence (including the Contractor’s Representative), and the Contractor shall comply with such requirements.

The Contractor shall select qualified replacement personnel within 15 days of the Employer’s request; otherwise, it shall be deemed a breach of contract. The employment of the Contractor’s Representative, Project Manager, and Technical Director must be submitted to the Employer for approval and must obtain the Employer’s consent.

5.1.4 During the Contract period, the Contractor’s Representative shall devote full-time service to the Project and shall not hold part-time positions in other projects; otherwise, such absence shall be deemed as being absent from the post, and the Contractor shall bear the liability for breach of contract for such absence. On the premise of ensuring on-site presence, the Contractor’s Representative shall designate a suitable replacement and provide prior written notice to the Employer’s Representative and Supervisor Engineer whenever leaving the site. The Contractor’s Representative shall not leave the construction site without authorization before the Employer’s Representative and Supervisor Engineer receive formal written notice issued by the Contractor’s Representative; otherwise, any delegation of authority during such absence shall be invalid.

5.2 Contractor’s Responsibilities and Obligations

5.2.1 The Contractor shall be responsible for applying to relevant government authorities for obtaining the construction permit and other required approvals for the Project and paying the corresponding fees. If the Contractor fails to obtain the required qualifications or approvals upon receiving the Employer’s letter of acceptance, the Employer may terminate this Contract by written notice to the Contractor. The Contractor shall submit complete written materials within 7 working days after Contract termination to handle administrative registration (such as contract filing) and approval procedures related to Contract termination, shall not claim any additional cost compensation from the Employer on this ground, and shall bear liability for any project delays caused thereby.

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5.2.2 The Contractor shall fulfill all obligations under this Contract, carefully organize construction, and complete the Project and defect repairs during the defect liability period on time, including but not limited to the following tasks:

(1) Receive all documents and facilities handed over by the Employer and clear the Project site and all obstacles. The Contractor is deemed to have understood and comprehensively considered all actual conditions of the Project site and surrounding environment during bidding. The Contractor confirms that, at the time of Contract signing, the construction site and its surroundings have met all construction conditions as stipulated in the Contract and satisfactory to the Contractor. The Contractor shall not use ignorance of the site and surrounding conditions as an excuse to claim any cost or schedule compensation. If the Contractor fails to receive the site in its current condition by the date specified by the Employer or refuses to sign the handover document, the date specified by the Employer shall still be deemed the date when the Employer provided the construction site in accordance with the Contract;

(2) The Contractor shall be responsible for correctly positioning all parts of the Project, independently verifying and validating the original reference points, reference lines, and reference elevations provided by the Employer for construction before setting out, and carefully protecting all related markers. The Contractor shall not claim any cost compensation and/or extension of the construction period due to errors, inadequacies, inaccuracies, or misunderstandings arising from such data provided by the Employer;

(3) Complete the construction and detailed design within the Contract-specified scope on time, carefully organize construction to ensure compliance with the Employer’s requirements and obtain relevant administrative approvals, permits, and filings, and pay all fees required by the Contractor in accordance with regulations;

(4) If the Contractor discovers design errors or irrationalities, it shall promptly notify the Employer and the Designer. The Designer (or Employer) shall provide design change documents, which shall be implemented after being signed and sealed by the Employer. All costs arising therefrom shall be borne by the Employer;

(5) Complete temporary facilities, ensure safe and civilized construction, construction dewatering, project protection, and environmental protection in accordance with the Engineering Standards and Technical Requirements, and bear the corresponding costs;

(6) Be responsible for the care, coordination, and supervision of professional subcontractors and independent contractors in accordance with the Engineering Standards and Technical Requirements, participate in the acceptance of sub-projects and final project acceptance, and be responsible for their safe and civilized construction, quality, and schedule;

(7) Complete prototype construction as required by the Employer, including necessary safety measures such as safety passages and temporary lighting;

(8) Before handing over the Project to the Employer upon completion, clearly mark the locations of all switches, sockets, pipe outlets, and the routes of embedded pipelines in each unit as required by the Employer, and specify the names of the embedded pipes separately;

(9) Assume warranty responsibilities under the Contract, complete defect repairs in a timely manner, and ensure the Employer’s satisfaction;

(10) The Contractor shall be responsible for all material losses, damages, and replacements required during the warranty and maintenance period due to the Contractor’s reasons, and bear all associated costs;

(11) The Contractor shall pay taxes in accordance with relevant laws and regulations. The Contract price is a tax-inclusive price.

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5.2.3 The Contractor shall be responsible for, or assist the Employer in, processing approvals, filings, and negotiations with relevant government authorities (including the Municipal Housing and Urban-Rural Development Bureau, Fire Department, Human Resources and Social Security Bureau, Environmental Protection Bureau, and other relevant administrative departments) for drawings, permits, and certifications until obtaining the relevant approval documents and certificates.

5.2.4 The Contractor shall prepare as-built drawings and compile as-built documentation before the actual completion date of the Project and submit them to the Employer and Supervisor for approval. The Contractor shall be responsible for collecting, organizing, and summarizing the as-built drawings and documentation handed over by subcontractors and independent contractors, applying for completion filing and archive acceptance at its own expense, and providing the Employer with the required as-built drawings for archiving free of charge.

5.2.5 The Contractor shall bear all other expenses required for executing the Project, such as taxes and deposits, and the Employer shall not be liable for any such costs.

5.2.6 The Contractor shall be responsible for arranging all documents and procedures required for applying to import materials and equipment, obtaining import approvals, and bearing all associated costs (including any customs duties, import value-added tax, and other fees levied on imported goods). Any delays or failures in processing shall result in the Contractor bearing the liability for resulting schedule delays and/or additional costs.

5.2.7 The Contractor shall keep all purchase invoices, delivery orders, receipts, procurement contracts, inspection reports, and quality certificates for materials and equipment. The Employer may request the Contractor to present the original copies of these documents for review at any time, and the Contractor is obligated to provide photocopies to the Employer.

5.2.8 The Contractor shall use all payments made by the Employer in accordance with the Contract exclusively for the Contract Works, comply with national and local laws and regulations to pay workers’ salaries on time, and shall not delay or deduct payments; otherwise, it shall be deemed a breach of contract by the Contractor.

5.2.9 The Contractor shall comply with all management systems and on-site regulations of the Employer and complete all approvals in the format and within the time limits specified by the Employer.

5.2.10 The Contractor shall be responsible for coordinating various relationships at the construction site to ensure the smooth progress of the Project on schedule, with related costs included in the Contract Total Price.

5.2.11 The Contractor shall take construction safety measures and handle work-related injury insurance in accordance with legal requirements and the Contract to ensure the safety of the Project, personnel, materials, equipment, and facilities.

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5.2.12 When performing tasks under the Contract, the Contractor shall not infringe on the Employer’s or others’ rights to use public facilities such as roads, water sources, and municipal pipelines, and shall avoid interfering with adjacent public facilities. The Contractor shall bear corresponding liabilities if it occupies or uses others’ construction sites, affecting others’ operations or lives.

5.2.13 The Contractor shall be responsible for protecting completed but undelivered project finished products at its own expense. If damage occurs during the protection period, the Contractor shall repair it at its own expense within the time limit notified by the Supervisor or Employer.

5.2.14 The Contractor shall protect and monitor underground pipelines, adjacent buildings and structures (including heritage-protected buildings), and ancient and famous trees around the construction site at its own expense. The Contractor shall bear all costs for property and personal losses caused by its negligence.

5.2.15 If the Contractor’s labor force is insufficient or the existing labor team fails to meet site requirements, the Contractor shall unconditionally comply with the Employer’s request to replace the labor team or supplement it with an adequate number of qualified laborers within the specified time. If the replaced or supplemented labor team still fails to meet site requirements, the Employer has the right to directly appoint a third-party labor unit to wholly or partially replace the labor team for delayed single-unit projects. The Employer shall deduct twice the actual labor costs incurred from the Contractor’s current payable project payments and pay them to the third-party labor unit appointed by the Employer.

5.2.16 Other tasks that the Contractor is required to complete as specified in the Special Provisions.

6. Subcontracting, Subcontracting, and Independent Projects

6.1 Subcontracting

6.1.1 The Contractor shall not subcontract the entire Project to a third party or dismember the Project and subcontract it in parts under the guise of subcontracting. Failure to comply shall entitle the Employer to terminate the Contract.

6.1.2 The Employer has the right to assign all or part of its rights and interests under this Contract to a third party, provided that the Employer obtains the Contractor’s confirmation.

6.2 Subcontracting

6.2.1 Contractor’s Own Subcontracting

(1) Except for the professional subcontracting works listed in the Special Provisions under Clause 6.2.2, if the Contractor lacks the qualifications to undertake other professional works, it may subcontract such works in accordance with the following terms after obtaining the Employer’s consent. The subcontractor must possess the necessary qualifications for the subcontracting works. For the avoidance of doubt, the Employer’s approval/consent to the subcontractor does not constitute recognition of the subcontractor’s qualifications, capabilities, or suitability for the works, nor does it relieve or exempt the Contractor from any responsibilities or obligations related to selecting the subcontractor.

(2) The Contractor shall prohibit its subcontractors from further subcontracting any part of the subcontracted works.

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(3) Illegal subcontracting is strictly prohibited. In the event of illegal subcontracting, the Employer shall have the right to terminate this Contract. Additional requirements and principles for the Contractor’s own subcontracting are as follows:

① When subcontracting part of the works within its general contracting scope, the Contractor must detail the subcontracting plan in its bid quotation and submit copies of the proposed subcontractor’s business license, qualification certificate, project undertaking license, and other relevant documents/certificates as part of the bid documents.

② Subcontractors must be confirmed by the Employer. The Contractor shall not add new subcontractors or replace Employer-confirmed subcontractors without prior written consent. Subcontracting part of the works shall not release the Contractor from any responsibilities or obligations under this Contract.

③ Once a subcontractor is confirmed by the Employer, the Contractor shall not replace it arbitrarily. If the Contractor wishes to replace a pre-approved subcontractor (submitted during bidding and confirmed by the Employer) after winning the bid, it must submit relevant information to the Employer at least 21 days before the start of the subcontracting works for approval. Any replacement without approval shall be invalid, and the Contractor has no right to designate subcontractors unilaterally.

④ In the event of Contract termination for any reason, all subcontracts shall terminate simultaneously.

⑤ Subcontracts shall not conflict with or contradict this Contract in any way.

(4) The Contractor shall verify that the subcontractor holds the required qualification level for the subcontracting works. If any submitted documents, qualifications, or certifications are forged, or the subcontractor fails to meet the Project’s subcontracting requirements, the Employer has the right to select an alternative subcontractor. All losses and schedule delays caused thereby shall be borne by the Contractor, with no extension of the construction period granted.

(5) The Contractor shall treat all acts, defaults, or negligence of subcontractors, their employees, or workers as its own and assume full responsibility therefor.

(6) Payments for the Contractor’s own subcontracting works shall be settled between the Contractor and the subcontractor, included in the Contract Total Price, and the Contractor shall be responsible for all payments to its subcontractors.

(7) The Contractor shall assume joint and several liability for subcontracts. Subcontracts do not relieve the Contractor of any obligations or responsibilities under this Contract. The Contractor must station supervisory personnel at the subcontracting worksite to ensure compliance with the subcontract. Any default or negligence by the subcontractor shall be deemed a default or negligence by the Contractor.

(8) Additional provisions for the Contractor’s own subcontracting are specified in the Special Provisions.

6.2.2 Employer-Recommended Professional Subcontracting

(1) Professional subcontracting works required by the Employer are listed in the Special Provisions. The Employer has the right to recall, split, merge, or add professional subcontracting works, and the Contractor must comply with the Employer’s instructions.

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(2) All professional subcontractors must be approved by the Employer, and the Contractor shall not object. Regardless of whether the Employer selects them, all professional subcontractors shall legally be deemed subcontractors of the Contractor. The prices for professional subcontracting works listed in the Special Provisions shall be included in the Contractor’s Contract price, except as otherwise specified in the Special Provisions.

(3) The Contractor shall manage professional subcontractors in the same manner as its own subcontractors and be fully responsible to the Employer for site coordination, quality, progress, safety, civilized construction, cost, acceptance, warranty, and other aspects to ensure completion of the general contracting scope as per the Contract. Errors, negligence, omissions, or defaults by professional subcontractors or their agents shall not exempt the Contractor from its responsibilities to the Employer. For the purposes of this Contract, professional subcontracting works remain part of the Contractor’s scope, and the Contractor shall be fully accountable to the Employer for the subcontractors’ acts, performance, and consequences—including but not limited to progress, quality, cost, safety, acceptance, and warranty. The Contractor shall also assume responsibility for any faults, omissions, or negligence of professional subcontractors as if the work were performed by itself. The Employer’s involvement in recommending subcontractors does not reduce or exempt the Contractor’s obligations under this Contract or applicable laws. Meanwhile, subcontractors shall comply with the subcontract terms and be responsible to the Contractor for fulfilling their contractual obligations.

The Contractor shall provide general on-site temporary facilities and coordination services to professional subcontractors as specified in the subcontract, including but not limited to the following:

① Provide existing temporary facilities on-site, such as scaffolding, work platforms, ladders, lifting equipment (e.g., tower cranes), and hoisting machinery.

② The contractor shall provide construction water and electricity connection points, and the related water and electricity connection fees for specialized subcontractors shall be borne by each subcontractor. Except for the relevant water and electricity fees for specialized subcontractors that are clearly stated in the contract list of measures to be borne by the contractor, the water and electricity fees for specialized subcontractors that are not clearly assigned to the contractor shall be borne by the respective subcontractor. If the contractor is responsible for the water and electricity fees of the specialized subcontractors, and if the contractor charges such fees to the subcontractors, the employer has the right to impose a fine on the contractor according to the breach of contract provisions.

③ Provide site security and enforce site regulations, requiring subcontractors to comply.

④ Cooperate with the Employer to facilitate subcontractors’ access to the site, providing necessary work areas and passageways for their construction activities.

⑤ Coordinate civil construction and overall project management, set schedule requirements for subcontractors and monitor compliance; prepare integrated MEP (mechanical, electrical, and plumbing) pipeline layout plans; complete supporting civil works without delaying subcontractor activities; and participate in sub-project and final acceptance.

⑥ Designate waste disposal areas on each floor or within the project and handle waste cleaning, transportation, and disposal; provide access to temporary sanitation facilities.

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⑦ Collect, organize, and summarize as-built documentation from all subcontractors, ensuring compliance with government and Employer requirements for quality and timeliness.

⑧  Assist in filing subcontracts with relevant authorities when required, without additional fees or delays. Fees and taxes for subcontract filing shall be borne by the professional subcontractor. The Contractor shall compensate the Employer for any losses caused by its failure to complete filing tasks promptly.

⑨ Cooperate with professional subcontractors to complete government-required inspection, acceptance, and documentation signing for subcontracting works.

The above is a summary; specific details are outlined in the attached Engineering Standards and Technical Requirements.

(4) If the Contractor fails to fulfill its agreed obligations during construction, the Employer shall have the right to deduct corresponding costs from the project payments due to the Contractor.

The Contractor shall not, by any means or excuse, charge professional subcontractors any fees related to the Contractor’s responsibilities and obligations under this Contract for professional subcontracting works.

The Contractor shall not demand additional costs or refuse to perform relevant clauses on the grounds of unreasonable costs during construction.

(5) Except for special provisions in Clause 6.2.2, the Contractor shall treat professional subcontracting works as its own subcontracting works and assume general contracting management and coordination responsibilities.

(6) The Contractor must strictly assume general contracting management and coordination responsibilities as specified in the Special Provisions.

(7) If the Contractor refuses to perform, partially performs, or fails to meet the Contract’s requirements for general contracting management and coordination obligations, it shall be deemed a breach of contract. The Contractor shall bear all resulting project delays and/or additional costs.

6.3 Independent Works

6.3.1 Independent Works refer to any other works outside the scope of this Contract that affect the Project. Any other contractor directly employed by the Employer to carry out Independent Works is referred to as an Independent Contractor.

6.3.2 The Contractor shall provide necessary general contracting coordination services to Independent Contractors in accordance with the Contract or the Employer’s instructions, including access to the Contractor’s equipment, temporary works and sites under the Contractor’s responsibility, roads, and compilation of as-built documentation. Specific provisions are detailed in the Special Provisions and the attached Engineering Standards and Technical Requirements. The necessary coordination fees are included in the lump-sum price for general contracting coordination fees in the Contractor’s bid, and the Employer will not provide additional compensation.

6.3.3 When there is overlapping construction between Independent Works and the main Contract Works, the Contractor shall be responsible for scheduling, coordination, and cooperation to prevent delays to the main project schedule caused by Independent Works. If delays are foreseeable, the Contractor has the obligation to notify the Employer and Supervisor in advance.

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6.4 The Employer has already specified in the signed Contract the fees required for the Contractor to provide general contracting services to subcontractors as agreed, and no additional payments will be made.

7. Supply of Materials and Equipment

7.1 Employer-Supplied Materials and Equipment

7.1.1 Materials and equipment supplied by the Employer (“Employer-Supplied Materials”) shall be purchased by the Employer and provided to the Contractor for installation and construction. Such materials and equipment are listed in the Special Provisions. The Employer shall supply materials and equipment to the Contractor as agreed, provide certificates of product quality conformity, and be responsible for their quality.

7.1.2 The Contractor shall submit the following supply schedules:

The master supply schedule for Employer-Supplied Materials shall be submitted to the Employer within 30 days of the Contractor’s site mobilization.

Batch delivery schedules shall be submitted with sufficient delivery lead time and a 7-day approval and ordering period.

Each schedule must include the quantity and specifications of materials and equipment.

The Contractor is responsible for developing supply schedules for Employer-Supplied Materials based on the project progress, submitting them to the Employer for approval in accordance with the Contract, and implementing them after approval. The Employer will verify the actual delivery time of materials against the approved schedule.

7.1.3 Losses caused by delays or errors in the Contractor’s schedule (e.g., issues with quantity, quality, specifications, or delivery time of Employer-Supplied Materials) shall be borne by the Contractor, and no extension of the construction period shall be granted.

7.1.4 In the event that Employer-Supplied Materials do not conform to the Contract requirements for reasons not attributable to the Contractor, the following shall apply:

(1) If the delayed arrival of materials causes delays to the critical path schedule, the Employer shall extend the construction period accordingly. Costs incurred by the Contractor due to the delay shall be handled in accordance with Clause 9.2 Commencement and Clause 17.2 Claims.

(2) If Employer-Supplied Materials do not meet the standards or specifications, the Employer shall remove them from the site and repurchase them, or approve the Contractor to replace them on the Employer’s behalf, with related costs borne by the Employer.

7.1.5 Unless otherwise agreed in the Contract, the Contractor shall be responsible for receiving, storing, and performing all on-site tasks such as secondary handling of Employer-Supplied Materials. Any damage occurring after receipt shall be the Contractor’s responsibility. Fees for receiving and storing Employer-Supplied Materials are included in the Contract price. If the Contractor fails to fulfill these obligations during construction, the Employer may deduct the corresponding costs from payments due to the Contractor. The Contractor shall not demand additional costs or refuse to perform related obligations on the grounds of unreasonable fees.

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Regardless of whether the Contractor has received Employer-Supplied Materials, it shall be responsible for their storage in designated warehouses as required by the Employer. The Employer may inspect the storage at any time. Loss or damage caused by the Contractor’s improper storage shall be compensated for by the Contractor.

7.1.6 During the installation of Employer-Supplied Materials, the Contractor shall accept professional guidance and on-site supervision from the supplier. Any quality issues arising from the Contractor’s failure to follow requirements or specifications shall be the Contractor’s sole responsibility.

7.2 Nominated Supply of Materials and Equipment

7.2.1 All Nominated Suppliers shall be selected by the Employer through public bidding or negotiated tendering. Once selected, they shall become suppliers of the Contractor, and the Contractor shall sign a procurement contract with each Nominated Supplier. Such materials and equipment are listed in the Special Provisions. The Employer may (but is not obligated to) consult the Contractor for opinions before selection or approval, and the Contractor may provide suggestions for the Employer’s reference. However, the Contractor shall have no right to object to or refuse to sign a procurement contract with a Nominated Supplier.

7.2.2 The Contractor shall, within 7 days of receiving the Nominated Supply Notice from the Employer, sign a supply contract with the Nominated Supplier in accordance with the price, payment terms, contract signing time, and other binding conditions specified in the Notice. The Contractor shall not unilaterally adjust the supplier’s price; otherwise, the Employer shall have the right to deduct the adjusted price difference from any payments due to the Contractor and pay it directly to the Nominated Supplier.

Nominated Suppliers of materials and equipment shall remain the Contractor’s suppliers in contractual relations, and the prices for Nominated Supply materials and equipment shall be included in the Contract price as provisional unit prices.

7.2.3 The Contractor shall manage Nominated Suppliers in the same manner as its own suppliers, incorporating agreed delivery timelines, lead times, quantities, and batches into the supply contract. Both the Contractor and Nominated Supplier shall comply with the supply contract terms.

Unless otherwise agreed, the Contractor shall be responsible for all on-site tasks related to measurement, receipt, storage, and secondary handling of Nominated Supply materials and equipment. Any damage occurring after receipt shall be the Contractor’s responsibility.

7.2.4 The Contractor shall make all payments to Nominated Suppliers for materials and equipment (except as otherwise agreed in each supply contract) in accordance with the terms, proportions, and timelines specified in the supply contract:

(1) All progress payments for Nominated Suppliers shall be applied for by the Contractor to the Employer in a unified manner.

(2) The Employer shall detail the total payable amount for such materials and equipment in the payment certificate issued at the time. The Contractor shall pay the Nominated Supplier within 7 days of receiving payment from the Employer and shall not withhold payment unless it formally notifies the Employer in writing of:

①  A reasonable cause for withholding or refusing payment;

②  Valid evidence proving the Contractor has notified the Nominated Supplier of the reasonable cause.

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Otherwise, the Employer may directly pay the amount to the relevant Nominated Supplier in accordance with the certificate and deduct it from the payments due to the Contractor.

Without prejudice to the Contractor’s other rights and responsibilities toward Nominated Suppliers, the Employer, after prior notice to the Contractor, has the right to directly pay the prices of Nominated Supply materials and equipment to relevant Nominated Suppliers and deduct such amounts from payments due to the Contractor. The Contractor shall not raise any claims in this regard.

7.2.5 Supply contracts for Nominated Supply materials and equipment shall include the following conditions (unless the Employer has special requirements otherwise), which the Contractor and Nominated Supplier shall not refuse:

(1) The quality of materials and equipment supplied by Nominated Suppliers must comply with standards, specifications, and the Employer’s requirements;

(2) If the Contractor discovers defects in Nominated Supply materials or equipment during construction or the warranty period, the Nominated Supplier shall be responsible for replacement or repair and shall compensate the Contractor for losses caused by such defects, provided that the defects:

①  Result from manufacturing processes or poor materials, rather than improper storage, misuse, or negligence by the Contractor;

②  Were not discoverable or detectable through pre-use or pre-installation inspection by the Contractor when the materials or equipment were used or installed.

7.2.6 The pricing method for Nominated Supply materials and equipment is detailed in Clause 14.2.2, and the settlement method is specified in Clause 16.2.

7.3 Contractor’s Procurement of Materials and Equipment

7.3.1 Except for materials and equipment supplied by the Employer, all other materials required for the Project (including Nominated Supply materials and equipment, brand-restricted procurement materials, and materials independently procured by the General Contractor) shall be procured by the Contractor in accordance with the requirements and procurement methods stipulated in this Contract. The Contractor shall be responsible for the quality of such materials and equipment.

7.3.2 All materials, equipment, and workmanship shall comply with national standards, specifications, and the requirements of this Contract. The Contractor shall ensure that materials, equipment, and components used in the Project have obtained approvals from relevant government authorities, with all costs incurred in applying for such approvals borne by the Contractor. The use of any toxic materials (including but not limited to lead-based paints, asbestos, formaldehyde, or polychlorinated biphenyl-containing materials) in construction is strictly prohibited. All materials used in permanent works must be new and accompanied by factory certificates of conformity.

7.3.3 For materials and equipment to be independently procured by the Contractor within the brand or supplier scope restricted by the Employer, the Contractor must submit the materials/equipment for approval in accordance with the Employer’s requirements before ordering. The Contractor shall provide the Employer and Supervisor with detailed documentation or material samples specifying the brand, model, specifications, technical parameters, production data, and origin/import source. Use is only permitted after obtaining the Employer’s approval.

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7.3.4 The Contractor shall prepare and submit a set of material/equipment sample panels (excluding exceptionally large samples) to the Employer’s on-site office for review and approval by the Employer and Supervisor. Ordering is only permitted after approval; otherwise, all resulting losses shall be borne by the Contractor. Costs for providing all samples shall be borne by the Contractor. Any approval by the Employer does not reduce the Contractor’s responsibilities under this Contract.

Specific requirements for sample submission and approval:

(1) The Contractor must submit all samples within one month of the site mobilization date. Each sample shall be labeled with its product name, category, manufacturer, brand, origin, specifications, model, etc., and provided in sufficient quantity and specification to demonstrate the quality, model, color, surface treatment, texture, tolerance, and other required characteristics of the material or equipment.

(2) Each sample submission shall be accompanied by three copies of a submission form listing the above sample data and information, specifying the sub-project number corresponding to each sample, and reserving a section for the Employer’s and Supervisor’s approval comments.

(3) The Employer’s approval of any sample is only valid for the characteristics or uses specified in the approval comments. Approval of a sample does not constitute a change or modification to any terms in the Contract documents. Unless otherwise instructed by the Employer, once a sample is approved, the Contractor is not permitted to make any changes to the corresponding material/equipment. If a sealed sample modifies or alters the Contract terms, the Contracting Parties shall confirm this in a written agreement.

(4) If the Employer deems the submitted sample non-compliant with Contract requirements, the Contractor shall resubmit revised samples within 7 days of receiving the Employer’s feedback. If the resubmitted samples still do not meet requirements, the Employer may recommend materials/equipment that comply with the Contract (without releasing the Contractor from any contractual responsibilities) to ensure project progress. The Contractor shall select and submit samples based on the Employer’s recommendations and shall not claim schedule extensions or additional costs for this reason.

(5) All approved samples shall be stored in the on-site sample room. The Contractor shall provide a suitable, fixed location and maintain appropriate storage conditions for sample preservation. The Employer and Supervisor Engineers have the right to inspect samples at any time. Unless otherwise instructed, all materials used in permanent works must meet the quality standards of the approved samples. Any discrepancy between actual materials and approved samples shall be deemed a breach of contract by the Contractor.

7.3.5 The Employer may issue instructions requiring the Contractor to return any materials, equipment, or components that do not conform to Contract requirements (except those approved for use by the Employer) and remove them from the site. The Contractor shall be responsible for repurchasing such items. Installed non-compliant materials/equipment must be dismantled, replaced, and reinstalled at the Contractor’s expense, with no extension of the construction period granted for resulting delays.

7.3.6 During the performance of this contract, materials and equipment from specified brands or those approved by the employer shall not be replaced arbitrarily. If the contractor can provide reasonable and valid proof and application documents, and with written consent from the employer, alternative materials or equipment may be selected for replacement. However, the quality of the alternative materials or equipment must not be lower than that of the specified brand or the approved materials and equipment. The alternatives must be submitted for approval by the employer in advance, and they may only be used after approval. If the employer’s approval is not obtained, it will be considered as the employer’s disapproval of using the substitute materials or equipment. Such replacements shall not be considered as a contract change.

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The Contractor must notify the Employer in writing one month prior to using the substitute materials and equipment and provide the following documents:

(1) The name, quantity, specifications, model, brand, performance, price, and other relevant information of the materials and equipment to be replaced and the substitutes;

(2) The differences between the substitute and the replaced products (including price differences), and the possible impact of using the substitute on the project;

(3) The reasons and justification for using the substitute;

(4) Any other documents required by the employer.

Any substitute materials/equipment used without the Employer’s permission shall be prohibited. Otherwise, it shall be deemed a breach of contract by the Contractor, which shall bear all losses caused, including site delays.

7.3.7 For materials/equipment procured by the Contractor, the Contractor shall not include any clause in the procurement contract that retains title to materials/equipment installed or used in the Project by the supplier. Failure to comply shall entitle the Employer to claim all losses incurred thereby.

7.3.8 The Contractor shall procure materials/equipment strictly in accordance with the brands, suppliers, models, specifications, and technical parameters designated or restricted by the Employer. Purchased materials/equipment must be original, genuine, and brand-new products. If the Contractor uses non-designated brand/manufacturer materials, non-conforming specifications, counterfeit, or substandard materials/equipment in the Project, it shall pay a penalty of RMB 500,000 or twice the price of the relevant sub-works (whichever is higher) for each occurrence. Such penalties shall be directly deducted from payments due to the Contractor without prior consent. The Contractor shall also unconditionally repair, dismantle, and remove the non-compliant materials/equipment at its own expense and bear all resulting costs and liabilities, including schedule delays.

7.3.9 The Contractor shall comply with additional provisions on material/equipment procurement specified in the Special Provisions.

7.4 Inspection and Management of Materials and Equipment

7.4.1 Before any materials, equipment, finished products, or semi-finished products are used in the Project, the Contractor shall, under the supervision and witness of the Supervisor and Employer, collect samples and submit them to a local qualified testing institution for inspection. Non-compliant materials/equipment or those failing to obtain usage approval shall not be used. If replaced, the Contractor shall re-submit materials/equipment for inspection, with additional costs and/or schedule delays borne by the Contractor. All materials/equipment must be approved by the Employer and Supervisor before use in construction or installation.

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The Contractor shall notify the Employer and Supervisor in writing 24 hours before materials/equipment arrive at the site, complete the Materials/Equipment Delivery Acceptance Application Form, provide certificates of quality conformity and factory test reports, and apply for on-site inspection. The Employer may decide whether to participate in the inspection or authorize the Supervisor to conduct it, while retaining the right to conduct random on-site inspections at any time.

7.4.2 Unless otherwise specified in the Special Provisions, costs for inspecting materials/equipment under this Contract shall be borne by the Contractor.

The Contractor shall include all testing and inspection costs in its bid quotation, including expenses for on-site laboratories and submissions to government authorities. The Contract price already covers all testing/inspection fees required by the Employer and government authorities, as well as associated costs such as additional materials, labor, equipment, and transportation for testing.

7.4.3 The Employer has the right to request re-inspection of materials/equipment procured by the Contractor. If re-inspection reveals non-compliance with standards, specifications, or Contract requirements, the Contractor shall bear the inspection costs, immediately remove non-compliant items from the site, and promptly resubmit similar materials/equipment for review. All resulting losses and schedule delays shall be the Contractor’s responsibility. If re-inspection confirms compliance, inspection costs shall be borne by the Employer.

7.4.4 Compliant materials/equipment delivered to the site but not yet installed, as well as the Contractor’s equipment on-site, shall not be removed or used for purposes other than the Project without the Employer’s approval.

8. Construction Preparation

8.1 Construction Organization

8.1.1 The Contractor shall submit a Construction Organization Design and detailed Construction Plans for major work processes suitable for the entire Project to the Employer and Supervisor for approval before mobilization. These documents shall not make substantial changes to the Construction Organization Design and plans submitted with the bid but shall further refine and optimize them. The Construction Plans must include (but are not limited to) the following:

(1) Temporary works, formwork works, scaffolding, and subsequent dismantling plans;

(2) Requirements for temporary access and workspace, site layout drawings;

(3) Construction plans for permanent works (e.g., concrete works plan);

(4) Hoisting and transportation equipment used on-site;

(5) A list of construction machinery showing operation locations, models, power ratings, and quantities used during peak construction periods;

(6) Construction plans for winter and rainy seasons;

(7) Response measures and plans for adverse conditions such as nighttime work and severe weather;

(8) Descriptions or catalogs of proposed proprietary designs and their construction plans (if any);

(9) Construction quality assurance plans and site security plans;

(10) Other content required by the Employer and Supervisor.

During construction, the Employer and Supervisor have the right to request the Contractor to submit any explanations or documents regarding the Construction Organization Design or Construction Plans that they deem necessary. The Contractor shall comply with such instructions, provided the Employer and Supervisor give advance notice and reasonable preparation time.

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8.1.2 The Contractor shall construct in accordance with the Construction Organization Design and Construction Plans approved by the Employer and Supervisor. In no event shall the Employer’s or Supervisor’s approval of such documents relieve or discharge the Contractor of its responsibilities. The Contractor shall not raise claims or seek extensions of the construction period due to the Employer’s or Supervisor’s disapproval or revisions. If the Contractor needs to readjust the Construction Organization Design or plans due to its own reasons, it shall recompile and resubmit them for approval. The Supervisor’s and Employer’s approval of new plans shall not affect the Contract price or schedule, except where adjustments are required by the Employer/Supervisor via change orders.

8.1.3 The Contractor shall also provide an on-site construction management structure diagram showing the number, positions, and management relationships of project responsible personnel, technical staff, and construction workers. If changes to the on-site management structure occur due to resource allocation adjustments, the Contractor must seek prior approval from the Employer and Supervisor Engineers and submit revised diagrams for review. Additionally, the Contractor’s on-site construction team shall include but not be limited to the following personnel:

(1) Contractor’s Representative/Project Manager (with required professional qualification certificates);

(2) Project Technical Director;

(3) Professional engineers for each discipline;

(4) Professional technicians for each discipline;

(5) Team leaders for each trade;

(6) Construction workers for each trade.

8.1.4 The Contractor must designate the Contractor’s Representative or Project Manager and Technical Director to attend all meetings chaired by the Employer or Supervisor. These personnel shall be authorized to make decisions on behalf of the Contractor. The Contractor shall notify subcontractors and suppliers to attend meetings as needed.

8.2 Construction Schedule

8.2.1 Unless otherwise specified in the Special Provisions, the Contractor shall submit a detailed progress schedule to the Employer and Supervisor within 14 days of receiving the Letter of Acceptance. This schedule shall include the master construction schedule, single-project progress schedules, sub-project and sub-item progress schedules (including self-subcontracted works, professional subcontracted works, and independent contracted works), and material/equipment procurement schedules for approval. The progress schedule shall not substantially modify the plans submitted in the bid but shall only further refine them. The construction period must meet the total duration and key milestone deadlines specified in the bid. As an experienced contractor, the Contractor’s schedule is deemed to fully account for the Employer’s development rhythm, on-site conditions, regional geology, meteorological factors, and other natural and social influences (including but not limited to rain/snow, strong winds, high temperatures, sandstorms, holidays, national celebrations, diplomatic visits, major events (e.g., international conferences, large sports games, military parades), senior/middle school entrance exams, “Two Sessions” construction/traffic control), with the schedule considered reasonable and feasible. Unless otherwise provided by law or agreed in the Contract, the Project schedule and Contract price will not be adjusted for the above factors.

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8.2.2 The progress schedule submitted by the Contractor shall include a critical path network diagram and a bar chart schedule, clearly indicating pre-construction preparations, construction phases, and work sequences, as well as the estimated time for each progress stage. The schedule shall also reserve time for winter/rainy season shutdowns and show the sequence and duration of each process involving overlapping construction by the Contractor, subcontractors, and independent contractors, particularly the following details:

(1) Progress requirements for each trade at different project locations;

(2) Important off-site work (e.g., prefabrication works by the Contractor or subcontractors), along with estimated time for each task;

(3) Self-subcontract bidding and mobilization timelines, material/equipment procurement and delivery schedules;

(4) Data, approvals, supplies, or materials/equipment that the Contractor deems necessary from others to ensure schedule compliance, with detailed work requiring such inputs clearly marked;

(5) If the Contractor is responsible for detailed design, reasonable time shall be reserved for Employer, Supervisor, and/or government authority approvals, including buffer time for resubmissions and subsequent reviews;

(6) Methods and sequences for dismantling temporary works and facilities;

(7) Other content required by the Employer and Supervisor.

8.2.3 All construction progress schedules must be approved by the Employer and Supervisor before implementation. However, such approval shall not relieve or discharge the Contractor of its responsibilities under any circumstances.

8.2.4 During construction, the Contractor shall prepare progress reports as required by the Employer, including consolidating and summarizing reports from all subcontractors and independent contractors, and submit a weekly report to both the Employer and Supervisor. The progress report shall include this week’s achievements and next week’s plan, with the following specific content:

(1) Daily progress report: Presented as a critical path network diagram or bar chart, clearly showing the physical progress of the overall Project and sub-projects, and indicating whether progress is ahead of or behind schedule. If delayed, the Contractor shall also provide corresponding catch-up measures;

(2) Configuration and changes in on-site personnel (including management and labor);

(3) Delivery status and upcoming plans for materials/equipment;

(4) Availability and changes in on-site construction machinery and equipment;

(5) On-site progress photos with descriptive summaries (including subcontracted works);

(6) Other content required by the Employer and Supervisor.

The Contractor shall promptly report any existing or potential construction/material supply delays to the Employer and Supervisor.

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8.2.5 The Contractor shall review and revise the entire Project progress schedule monthly or within the time limit required by the Employer and submit it to the Employer and Supervisor, clearly indicating the project progress status and revisions needed for timely completion.

(1) If special circumstances arise during construction (e.g., sales coordination, investment promotion) and the Employer or Supervisor deems it necessary to modify the work sequences in the approved progress schedule, the Contractor shall revise its schedule accordingly as instructed.

(2) To ensure the schedule remains on track or to make necessary corrections, if the Employer and Supervisor determine that the actual progress does not conform to the confirmed schedule (and the Contractor has no grounds to request a schedule extension), the Contractor shall immediately revise the progress schedule, propose improvement measures as required by the Employer and Supervisor, and implement them after confirmation. The revised schedule must still ensure Project completion within the Contract-specified duration. The Contractor shall not raise any claims for improvement measures due to its own reasons causing schedule discrepancies.

8.2.6 Except for night work, overtime, or construction time restrictions required by the Employer or caused by the Employer, all costs for expedited work to avoid delays are included in the Contract price. The Contractor shall not claim any related cost compensation or request an increase in the Contract price for any reason.

(1) All additional costs and labor expenses arising from night work and overtime, including all lighting provided in various areas and work surfaces during construction, shall be borne by the Contractor.

(2) The Contractor shall comply with temporary government-issued construction time restrictions (including but not limited to those imposed for sports events, exhibitions, major conferences, etc. in the construction area) and shall not claim compensation from the Employer for such restrictions. If these restrictions cause a complete work stoppage confirmed in writing by the Employer, the construction period may be extended accordingly based on actual impact.

8.3 Site Preparation

8.3.1 The date on which the Employer hands over the site to the Contractor shall be the date of site acceptance and mobilization. The Employer, Supervisor, and Contractor shall document in writing, diagrams, and photos the status of existing on-site facilities, readings of water, electricity, heating, and gas meters, conditions of surrounding roads, municipal facilities, and adjacent properties, permanent and temporary site boundary lines, survey control points, and benchmark elevations on the handover date. The Contractor shall complete site acceptance within 3 days.

8.3.2 The Contractor is deemed to have familiarized itself with and comprehensively considered all on-site conditions, including costs for site clearing, leveling, protection, and restoration (except for errors or omissions in the bid bill of quantities). The Contractor shall not request additional costs or schedule extensions on the grounds of unclear site conditions.

8.3.3 Although the Employer included a site plan with the bid documents during the tender stage, the Contractor must, based on its experience and through thorough site surveys and measurements, fully account for adverse factors such as site conditions, foundation pit support, earthwork excavation, and site handover in its bid price. The Contractor shall not claim additional costs and/or schedule extensions due to these factors.

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8.3.4 All original reference points, reference lines, and reference elevations provided by the Employer for construction are for the Contractor’s reference only. The Contractor shall independently verify and validate these data before setting out and protect all reference points, benchmarks, and related markers. The Contractor shall not claim additional costs and/or schedule extensions due to errors, inadequacies, inaccuracies, or misunderstandings in the data provided by the Employer. If the Contractor discovers errors or omissions in the original reference points, lines, elevations, or other written materials, it shall promptly notify the Employer and Supervisor, who shall verify the issues with the Contractor. The Employer shall decide on the handling measures and whether to continue construction and notify the Contractor in writing.

8.3.5 If the site area allocated for temporary facilities or storage is insufficient for the Contractor’s construction needs and requires land outside the project site, the Contractor shall provide or lease additional construction land and facilities at its own expense, with related costs included in the Contract price. The Contractor shall not illegally use any land outside the site boundary and shall bear all consequences of illegal occupation or encroachment.

9. Construction Period Management

9.1 Construction Period

9.1.1 The Contractor shall commence construction on the Project’s agreed commencement date or upon receiving a Notice to Proceed issued by the Employer or the Supervisor (with the Employer’s approval). The Contract-specified construction period includes all time required for preparation work, applying for approvals and permits, etc. The Contractor must complete the Project by the specified completion date or any extension approved in writing by the Employer.

9.1.2 The specific commencement date, completion date, and construction period for the Project are detailed in the Contract Agreement.

9.1.3 To align with the Employer’s schedule requirements, the construction period for each single sub-project within the Project must meet the provisions and requirements of the Special Provisions.

9.2 Commencement and Delay in Commencement

9.2.1 The actual commencement date of the Project shall be determined by the Notice to Proceed issued by the Employer or the Supervisor (with the Employer’s approval). The date of the Contractor’s early mobilization for pre-commencement preparations shall not be considered the actual commencement date. If the Contractor fails to mobilize by the latest mobilization date specified in the Notice to Proceed, it shall be deemed a breach of contract, and no extension of the construction period shall be granted for resulting delays.

9.2.2 If the Contractor cannot commence work on time due to its own reasons, it shall submit a written application for delay in commencement with justifications to the Employer at least 7 days before the agreed commencement date. The Employer shall respond to the Contractor as soon as possible after receiving the application. If the Employer approves the delay, the commencement date and construction period shall be extended accordingly; if the Employer disapproves the delay or the Contractor fails to apply within the specified time, the commencement date and period shall not be extended.

9.2.3 If the Employer causes the Contractor to unable to commence work on the agreed date, the Employer shall notify the Contractor in writing of the delayed commencement, and the construction period shall be extended accordingly. However, no cost compensation shall be provided by the Employer.

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9.2.4 The Contractor shall not request an extension of the construction period on the grounds that the Employer has not paid advance payments, progress payments, final settlement payments, or any other payable amounts as per the Contract, nor shall it suspend work or engage in slowdowns without authorization. Otherwise, the Contractor shall compensate the Employer for all resulting losses. If the Employer delays payment for more than 30 days and fails to pay within 30 days after written reminder by the Contractor, the Contractor may claim liquidated damages as specified in the Contract but shall have no right to other claims (including but not limited to Contract termination, work suspension, schedule claims, cost/loss/profit claims, etc.).

9.3 Suspension and Resumption of Work

9.3.1 The Employer shall have a reasonable cause for instructing the Contractor to suspend part or all of the Project and shall provide a written handling opinion within 48 hours of issuing the instruction. The Contractor shall comply with the suspension instruction and, during the suspension, properly protect and store the Project or any part thereof to prevent deterioration, loss, or damage.

9.3.2 If the suspension under Clause 9.3.1 is not caused by the Contractor, additional costs for project protection measures due to the suspension shall be borne by the Employer, and the construction period shall be extended accordingly:

(1) Salaries for on-site retained personnel, including management and workers, but costs for demobilization and remobilization of non-retained workers shall not be compensated. Retained personnel and their salary standards must be confirmed by the Employer in advance.

(2) Standby equipment costs for on-site retained machinery, with the retained equipment and standby costs confirmed by the Employer in advance.

(3) Other necessary on-site protection measures approved by the Employer. The number of suspension days and mobilization/demobilization times shall be subject to the Employer’s instructions.

9.3.3 The Contractor shall bear full responsibility for any suspension of work caused by the following circumstances, including but not limited to additional costs and schedule delays:

(1) Due to the Contractor’s errors or defaults, such as non-compliance with engineering specifications/drawings, failure to follow Employer/Supervisor instructions, or inadequate safety/noise/pollution measures;

(2) Consequences arising from the Contractor’s failure to protect/store suspended works as required in Clause 9.3.1;

(3) Unauthorized suspension of work by the Contractor;

(4) Suspension required for reasonable construction adjustments or safety measures for the Project or any part thereof;

(5) Suspension due to site weather conditions (except for force majeure);

(6) Suspension ordered by regulatory authorities due to the Contractor’s violations of relevant regulations or this Contract;

(7) Other suspensions for which the Contractor is responsible.

9.3.4 To claim the compensation specified in Clause 9.3.2, the Contractor must obtain the following evidence during the suspension:

(1) Daily count of on-site personnel (distinguishing between management staff and workers);

(2) Daily count of on-site machinery and equipment;

(3) On-site protection measures plan and photos.

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Items (1) and (2) must be submitted daily to the Supervisor and Employer. Claims without such evidence shall be deemed non-existent and uncompensable.

9.3.5 After the Employer or Supervisor (with the Employer’s approval) issues a Notice to Resume Work, the Contractor shall inspect the affected works, plant, and materials together with the Supervisor and Employer. The Contractor shall repair any deterioration, defects, or damage to works, equipment, or materials that occurred during the suspension. If such damage is caused by the Contractor’s inadequate protection, repair costs shall be borne by the Contractor.

9.3.6 The resumption date shall be specified in the Notice to Resume Work or the date of its issuance. The Contractor shall resume work immediately as required and shall not refuse or delay resumption without reasonable cause; otherwise, it shall bear all resulting costs, losses, and schedule delays. If the Contractor fails to resume work within 14 days of receiving the Notice to Resume Work, it shall be deemed to have explicitly or implicitly refused to perform its primary contractual obligations. The Employer shall have the right to terminate the Contract and claim damages for breach. The Bill of Quantities and Contract pricing principles shall apply to post-resumption works. The Contractor shall not claim compensation beyond that specified in Clause 9.3.2, nor shall the Employer bear such additional costs.

9.3.7 If the Employer-ordered suspension exceeds 1 year, the Employer may terminate the Contract. After termination, both parties shall settle accounts for completed works and materials/equipment delivered to the site and compensate the Contractor for losses.

9.3.8 Before the Engineer issues the Taking-Over Certificate, or if the Employer terminates the Contract due to the Contractor’s breach, or if the Project is suspended due to changes in Chinese national or municipal laws, regulations, policies, or reasons specified in the Contract, the Employer may instruct the Contractor to fully evacuate the site. The Contractor shall evacuate all personnel, machinery, equipment, vehicles, temporary structures, and other materials (including those of professional subcontractors and independent contractors) within the specified time and leave the site clean and leveled, as confirmed in writing by the Supervisor and Employer. Refusal or delay in evacuation for any reason (such as project settlement) shall entitle the Employer to hire third parties or request authorities to enforce evacuation. All costs, liabilities, and consequences arising therefrom shall be borne by the Contractor, which shall also pay liquidated damages of RMB 50,000 per day for each day of delayed evacuation, calculated based on the daily penalty rate for schedule delays specified in the Contract.

9.4 Extension of Construction Period

9.4.1 The total Contract-specified construction period includes the duration for professional subcontracted works and independent contracted works (excluding the period required for secondary decoration works). When determining the completion date and key milestone deadlines, both parties have fully considered:

(1) Various adverse factors (excluding force majeure), such as rain/snow, hail, typhoons, strong winds, sandstorms, extreme temperatures, smog, water/electricity outages, holidays, memorial days, senior/middle school entrance exam days, public disturbances and disruptions, and municipal impacts;

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(2) Night work, overtime, and restrictions on working hours;

(3) Construction restrictions promulgated for local sports events, exhibitions, and conferences foreseeable at the time of Contract signing;

(4) Reasonable durations for professional subcontracted works, independent contracted works, and other participating units;

(5) Impacts of labor market fluctuations;

(6) Natural and non-natural physical obstacles and pollutants at and around the construction site, including underground and hydrological conditions.

9.4.2 Unless otherwise agreed, delays to the critical path (as defined in the Contractor-submitted and Employer/Supervisor-confirmed construction network diagram) caused by the following reasons, which are unavoidable and confirmed by the Employer, may entitle the Contractor to a corresponding schedule extension. No extension shall be granted if the delay is caused by the Contractor:

(1) The Employer fails to provide drawings or site access as agreed;

(2) Delays, hindrances, or obstructions caused by the Employer or Supervisor (excluding ordered shutdowns);

(3) Force majeure events;

(4) Government-mandated work stoppages not caused by the Contractor;

(5) Other schedule extension scenarios explicitly agreed in the Contract or approved by the Employer and Supervisor.

9.4.3 The Contractor shall not allow any subcontractor (including professional subcontractors) to extend the duration of subcontracted works or parts thereof without the Employer’s prior written approval. In the event of a qualifying situation, the Contractor may apply in writing to the Employer for a schedule extension.

9.4.4 To obtain a schedule extension under the above circumstances, the Contractor must:

(1) Notify the Employer and Supervisor in writing within 3 days of the event’s occurrence and submit a detailed report on the delay. This report, after being confirmed and sealed by the Employer, shall serve as the basis for schedule extension;

(2) For continuous events affecting the schedule, after submitting the written notice in (1), the Contractor shall provide interim and phased detailed reports to the Employer and Supervisor at intervals of no more than 14 days and a final detailed claim report within 3 days of the event’s conclusion. The Employer and Supervisor shall review the final report and determine the approved extension based on actual circumstances. The final report, upon Employer confirmation and sealing, shall be the basis for schedule extension.

Failure to apply for a schedule extension or submit detailed reports as specified shall be deemed as the Contractor waiving any claim for extension. Delays not affecting the Project’s critical path, regardless of cause, shall not entitle the Contractor to additional costs or schedule extensions. Unless explicitly stated, a schedule extension does not automatically imply additional cost compensation.

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9.5 Liquidated Damages for Delay

9.5.1 If the Contractor fails to complete the Project by the completion date specified in the Contract Agreement or any extended period approved by the Employer, or fails to complete any single sub-project within the Contract-specified time, the Contractor shall pay the Employer the liquidated damages for delay as agreed in the Contract. The Employer may deduct such amount from any payments due to the Contractor. Delays caused by professional subcontractors shall be deemed a breach by the Contractor. Payment of liquidated damages does not exempt the Contractor from completing the Project and repairing defects.

9.5.2 The delay period shall be calculated as the number of days by which the actual completion date stated in the Taking-Over Certificate exceeds the scheduled completion date, minus any approved extensions (i.e., Delay Period = Actual Duration - Contract-Specified Duration - Approved Extensions).

9.5.3 If a Taking-Over Certificate has been issued for a single sub-project before the Project’s overall completion, and the actual completion date in the certificate is not delayed while other parts of the Project are delayed, the liquidated damages for the overall Project shall be reduced proportionally based on the value of the completed sub-project relative to the total Project value.

10. Project Quality

10.1 Quality and Technical Requirements

10.1.1 The Project’s quality standards must comply with national and local standards and specifications. In case of any discrepancy between the Contract-specified quality standards and national/local standards, the more stringent requirements shall apply. The Contractor shall bear liability for breach if the Project quality fails to meet the agreed standards and technical requirements due to the Contractor’s reasons.

The agreed quality grade for the Project is detailed in the Special Provisions.

10.1.2 The Contractor shall be responsible to the Employer for the Project’s quality, with responsibilities including but not limited to:

(1) Preparing and reviewing construction technical plans, determining technical measures for special works, and establishing a quality assurance system. Approval of such plans and measures by the Employer and Supervisor does not reduce or exempt the Contractor’s responsibilities;

(2) Providing and organizing sufficient quality control and inspection personnel to monitor construction quality;

(3) Controlling materials and equipment used in construction (including those procured by the Employer, Contractor, self-subcontractors, and professional subcontractors) to ensure they meet or exceed standards/specifications, design documents, and Contract requirements;

(4) Organizing and participating in all project acceptance activities, including but not limited to concealed works acceptance, interim acceptance, and final acceptance, and requiring self-subcontractors and professional subcontractors to participate in final acceptance;

(5) Organizing self-subcontractors and professional subcontractors to jointly assume warranty responsibilities during the quality guarantee period.

The Contractor shall repair any Project damage caused by its quality control failures at its own expense, compensate the Employer for losses incurred, and shall not be entitled to a schedule extension for resulting delays.

10.1.3 The Employer and Supervisor may require the Contractor to rework any on-site construction that does not conform to engineering specifications, technical requirements, or quality standards. All losses and costs arising from rework shall be borne by the Contractor, with no schedule extension granted.

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10.1.4 The Employer shall periodically organize third-party testing (including dimensional measurements) for Project quality. The Contractor shall actively participate and cooperate, with all associated coordination costs included in the Contract price.

10.1.5 Additional quality and technical requirements (if any) are specified in the Special Provisions.

10.2 Quality Inspection

10.2.1 The Contractor shall construct in strict accordance with relevant standards, specifications, design drawings, and instructions from the Employer and Supervisor, and shall allow inspection at any time, providing all necessary facilities for such inspections. Inspections by the Employer and Supervisor do not relieve or reduce the Contractor’s responsibilities under the Contract.

10.2.2 No works may be concealed without the Employer’s or Supervisor’s approval. When any part of the Project is ready for concealment, the Contractor shall first conduct self-inspection. Upon passing self-inspection, the Contractor shall notify the Employer and Supervisor 48 hours in advance to apply for sub-project and sub-item acceptance, specifying the inspection content, time, and location. The Contractor shall prepare acceptance records. If acceptance is passed, the Supervisor and Employer shall sign the records, after which the Contractor may proceed with concealment and continue construction. If acceptance fails, the Contractor shall rectify the work within the time limit specified by the Supervisor and Employer and reapply for acceptance. The Employer and Supervisor shall attend concealed works inspections on time and shall not delay without cause. If they cannot attend as scheduled, they shall request a postponement in writing 24 hours before the inspection, with the postponement not exceeding 48 hours.

10.2.3 Regardless of whether the Employer and Supervisor conducted the initial acceptance, if they request re-inspection of concealed works, the Contractor shall strip or open the works for inspection and re-conceal them afterward. If the re-inspection is passed, the Employer shall bear all associated costs, and the construction period shall be extended accordingly. If failed, the Contractor shall dismantle and reconstruct the works until passing inspection, bearing all costs and with no schedule extension granted.

10.2.4 If the Contractor fails to notify or provide less than 48 hours’ notice for inspection, proceeds with concealment without acceptance records, or covers/conceals works without authorization, the Employer and Supervisor may instruct the Contractor to drill or open the works for inspection. Regardless of the concealed works’ quality, all additional costs and/or schedule delays arising therefrom shall be borne by the Contractor.

10.2.5 In case of disputes over Project quality, the Employer shall designate a quality inspection agency for appraisal. Costs and losses arising from the appraisal shall be borne by the liable party.

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11. Site Management

11.1 On-Site Safety and Civilized Construction

11.1.1 The Contractor shall assume full responsibility for on-site safety and civilized construction. In addition to complying with national and local regulations on construction safety and civilized construction, the Contractor shall strictly adhere to the safety and civilized construction standards in the attached Engineering Standards and Technical Requirements and organize construction accordingly.

11.1.2 The Contractor has fully considered during bidding the work and costs required to meet the Employer’s safety and civilized construction requirements for the Project.

11.1.3 All costs for safety and civilized construction measures are included in the Contract price. The deposit for safe and civilized construction fees (if required) shall be handled in accordance with national and local regulations, already incorporated into the Contract price—no additional payments will be made by the Employer. Any increases in safe and civilized construction fees due to changes in applicable laws or government regulations during Contract performance shall be borne by the Contractor, which has already included all related costs (including risk expenses) in its bid price. The Contractor is obligated to implement safety and civilized construction measures in accordance with current laws, regulations, and local requirements, maintain separate accounting entries for these fees, use funds exclusively for their intended purpose, and shall not reduce such measures or expenditures for any reason. Failure to comply may result in the Employer ordering rectification within a specified time; if unrectified, the Employer may suspend work through its own means or request regulatory authorities to do so, with all resulting costs and/or schedule delays borne by the Contractor.

11.1.4 During construction, the Contractor shall be responsible for the safety of all personnel on-site and implement necessary safety protection measures. The Contractor shall bear liability and costs for safety accidents caused by its negligence, provided the Employer does not require the Contractor to conduct work in violation of safety and civilized construction regulations.

11.1.5 The Contractor shall handle all procedures related to civilized construction and bear associated costs, ensuring site management, cleanliness, sewage disposal, environmental protection, public facility protection, and construction noise control comply with government regulations.

11.1.6 The Contractor shall protect the Project, all its parts, materials, equipment, facilities, and temporary works from damage or destruction, with protection costs borne by the Contractor.

11.1.7 For sub-projects with significant risks requiring separate special construction plans and expert evaluation for those exceeding specified risk thresholds, the Contractor shall promptly prepare and organize such evaluations at its own expense. For special construction plans that differ from the base bid, costs shall be adjusted based on actualities after Supervisor approval and expert evaluation (if required).

11.1.8 In the event of a safety hazard affecting the Project during implementation or the quality guarantee period, if the Contractor refuses or is unable to immediately respond to the Supervisor’s, Employer’s, or authorized representative’s rescue instructions, the Employer may hire third parties for rescue. All additional costs and/or schedule delays shall be borne by the Contractor.

11.1.9 The Contractor shall schedule work and rest times for on-site personnel in accordance with laws, ensure their safety, provide necessary accommodation and living conditions, and pay reasonable compensation. The Contractor shall also handle required permits, licenses, insurance, and registrations for its employees at its own expense.

11.1.10 The Contractor shall detail environmental protection measures in the Construction Organization Design and adopt reasonable measures to protect the site environment during Contract performance. Specific and feasible precautions shall be taken against air, water, noise, and solid waste pollution caused by construction activities. The Contractor shall bear liability for environmental pollution damages and any costs/delays resulting from work suspensions due to environmental disputes caused by its actions.

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11.1.11 Additional safety and civilized construction requirements (if any) are specified in the Special Provisions.

11.1.12 In the event of a major injury accident or other safety incident, the Contractor shall immediately report to relevant authorities, notify the Supervisor and Employer, and comply with regulatory requirements. Costs arising from the incident shall be borne by the liable party.

11.2 Cultural Relics and Underground Obstacles

11.2.1 All fossils, cultural relics, and geologically/archaeologically significant structures, remains, or items discovered on-site or during construction are the property of the state. Upon discovery, the Contractor shall immediately:

(1) Protect the site and cease construction if ongoing work would interfere with the excavation or removal of such items;

(2) Take all necessary measures to preserve the items in their original location and condition;

(3) Notify the Employer and Supervisor within 4 hours, who shall report to the local cultural relics authorities within 24 hours of receiving notice.

If the Contractor follows the Employer’s instructions, the Employer shall bear additional costs and extend the construction period for resulting delays. Concealment or delayed reporting leading to damage of such items shall entitle the Contractor to liability for losses and legal consequences.

11.2.2 The Contractor shall protect underground pipelines, adjacent buildings/structures, and ancient/famous trees around the site, with costs included in the measures fee items of the Contract.

11.2.3 Additional requirements (if any) are specified in the Special Provisions.

12. Completion Acceptance and Handover

12.1 Completion Acceptance

12.1.1 When the Contractor has completed all works under this Contract, engineering specifications, and drawings, and the Project is ready for delivery, the Contractor shall prepare and submit a “Completion Report” and all other completion acceptance documents to the Employer and Supervisor, apply for completion acceptance, and notify them in writing. The Employer and Supervisor shall organize all relevant parties and government authorities for joint acceptance. If the Employer or Supervisor determines that acceptance conditions are not met, they shall notify the Contractor of outstanding work required before acceptance. The Contractor shall resubmit completion documents after finishing all notified work.

Conditions for applying for completion acceptance shall include:

(1) Except for omitted works and defect repairs to be completed during the warranty period as agreed in writing by the Employer, all works within the Contract scope—including required tests, commissioning, inspections, and acceptance—are completed and conform to Contract requirements;

(2) A list of omitted works and defect repairs to be completed during the warranty period, along with corresponding construction plans, has been prepared as required by the Supervisor and Employer;

(3) Other work required by the Supervisor and Employer to be completed before acceptance has been finished;

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(4) Complete and accurate as-built documentation (including as-built documents and drawings for subcontracted and independent works) and at least 4 copies of the completion acceptance report have been prepared in accordance with national, local, and Contract-specified completion acceptance regulations;

(5) The list of as-built documents required by the Supervisor and Employer has been submitted;

(6) All other completion acceptance conditions stipulated by laws and regulations are met.

Once the Project is approved by relevant government authorities, recognized by the Employer and Supervisor, and issued a Completion Filing Certificate and Quality Conformity Certificate, the Employer shall issue a Completion Notice. The completion date specified in the certificate shall be the Project’s actual completion date.

12.1.2 The Contractor shall notify the Employer and Supervisor in writing of the completion acceptance date at least 14 days in advance, confirming the Project will be ready for acceptance by that date. The Contractor shall organize a pre-acceptance inspection with the Designer, Supervisor, and Employer 45 days before formal acceptance, complete centralized rectification within 15 days after pre-acceptance, and then notify the Employer and Supervisor for formal acceptance.

12.1.3 If the Project fails completion acceptance, the Contractor shall rectify or repair the works based on the acceptance results, bearing all additional costs and/or schedule delays. After rectification, the Contractor shall reapply for acceptance as previously required until final approval, after which the Employer will issue the Completion Notice.

12.1.4 In case of special circumstances where the Employer requests omitted works completion, both parties shall sign an omitted works completion agreement through consultation, which shall serve as a supplementary agreement to this Contract.

12.1.5 If a single sub-project requires separate completion acceptance, it shall be handled in accordance with the Special Provisions (if any) and the above completion acceptance regulations. Separate or early acceptance of a single sub-project shall not serve as a basis for Contract price settlement, unless otherwise agreed in the Contract.

12.2 Handover

12.2.1 Upon successful completion acceptance and issuance of the Completion Notice, or upon Contract termination (for any reason), both parties shall complete handover procedures. For phased completion projects, each phase shall be accepted and handed over separately; neither party may unreasonably refuse acceptance or handover. The Contractor shall simultaneously evacuate the accepted and handed-over areas.

12.2.2 If the Contractor refuses to hand over the Project without just cause after successful completion acceptance, it shall bear all costs related to project custody, finished product protection, and storage, and compensate the Employer for any economic losses incurred.

12.2.3 After the Completion Notice is issued, the Contractor shall clear the construction site as follows and as required by the Employer:

(1) All residual waste on-site has been removed;

(2) Temporary works have been dismantled, and the site has been cleared, leveled, or restored to its original state;

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(3) The personnel, contractor’s construction equipment, and remaining materials, including discarded construction equipment and materials, which are required to be evacuated as per the contract, have been evacuated from the construction site as scheduled;

(4) Construction debris around the site and adjacent roads/rivers has been fully cleared;

(5) All other site clearance work has been completed.

Costs for site evacuation after completion shall be borne by the Contractor. If the Contractor fails to complete evacuation on time, the Employer may sell or dispose of remaining items without compensation, with all related expenses charged to the Contractor.

12.2.4 The Contractor shall restore temporary land and clear the site as required by the Employer and Supervisor. If the Contractor fails to restore temporary land or meet site clearance requirements, the Employer may hire third parties to complete the work, with costs borne by the Contractor.

12.3 Training of Employer’s Employees

12.3.1 After Project completion and handover, the Contractor shall train the Employer’s property management personnel. Training timelines shall be agreed upon by the Employer or determined through joint consultation based on actual circumstances. Training courses shall include operation procedures, adjustment procedures, routine maintenance, and repair techniques for all professional systems within the Contract scope. These training costs are included in the Contract price, and no additional payments will be made by the Employer.

12.3.2 The Contractor shall also provide maintenance manuals and other materials, including:

(1) Manuals covering operation guidelines, testing, and maintenance for each professional system;

(2) Contact information for material/equipment suppliers procured by the Contractor;

(3) List and contact details of the Contractor’s employees responsible for maintenance;

(4) Other content required by the Employer.

13. Project Quality Warranty

13.1 Project Quality Warranty

13.1.1 The Contractor shall, in accordance with relevant laws and regulations, assume project quality warranty liability for the Project delivered to the Employer during the quality guarantee period. The Employer may issue instructions at any time requiring the Contractor to repair any defects arising during the quality guarantee period, and the Contractor shall rectify such defects within a reasonable time after receiving the instructions.

13.1.2 Upon Project delivery, the Contractor shall sign the Project Quality Warranty Certificate attached to the Employer’s bid documents during the tendering phase.

13.1.3 The project quality warranty deposit for this Project is specified in the Special Provisions. The “quality guarantee period” refers to the term stipulated in the above Project Quality Warranty Certificate, which commences from the date when rectification opinions are finalized, full handover to the Employer is completed, and both parties sign the Handover Certificate.

13.1.4 When the quality guarantee period expires and the Contractor has repaired all defects as instructed and obtained the Employer’s acceptance, the Employer shall issue a “Defect Warranty Completion Notice,” after which the warranty work is deemed completed. However, the Contractor shall continue to bear responsibilities and obligations as required by laws and regulations even after the notice is issued.

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13.1.5 If defects or damage caused by the Contractor render the Project, unit/sub-project, or major equipment unable to be used for their intended purpose, the Employer has the right to request an extension of the quality guarantee period and shall issue a written extension notice before the original period expires.

13.1.6 Repair costs for Project defects arising during the warranty period due to the following reasons shall be borne by the Employer, which shall not pay any additional profits beyond the direct costs (labor, materials, machinery) and taxes for such repairs:

(1) Improper use by the Employer, its employees, clients, or related personnel;

(2) Reasonable physical wear and tear;

(3) Design deficiencies not attributable to the Contractor;

(4) Force majeure.

For defects not caused by the above reasons, the Contractor shall repair them at its own expense during the quality guarantee period. While the Employer does not require the Contractor to repair damage caused by force majeure (e.g., typhoons) after practical completion, if such damage results from pre-completion issues or non-compliance with Contract requirements in materials/equipment supplied or construction techniques used by the Contractor, the Contractor shall repair it at its own cost.

13.1.7 If the Contractor fails to fulfill its warranty obligations within the time limit specified in the Project Quality Warranty Certificate after receiving the Employer’s instructions, the Employer may hire third parties to repair the defects in accordance with the Contract, with costs directly charged to the Contractor or deducted from the project quality warranty deposit. The Employer shall notify the Contractor in writing of such actions.

13.1.8 If any part of the Project requires maintenance beyond the warranty scope as specified in the Contract documents, the Contractor shall submit maintenance manuals and plans to the Employer for approval and be responsible for carrying out maintenance in accordance with the approved documents.

14. Contract Valuation and Measurement

The Contract price is agreed in the Agreement, and neither party may unilaterally alter it. All quantity measurement and pricing for the Project shall comply with the measurement and pricing rules specified in the Agreement and Special Provisions.

14.1 Contract Price

14.1.1 The contract documents, price adjustment documents, drawings, and engineering specifications used as the pricing basis by the Employer and Contractor during bidding are integral parts of this Contract. The drawings are referred to as “Contract Drawings,” and the engineering specifications as “Contract Specifications.” The Contractor shall not use such documents for any purpose other than this Contract.

14.1.2 In case of discrepancies between Contract Drawings and Contract Specifications, the Contractor shall follow the Contract’s interpretation order. Where conflicts exist between technical requirements in the Contract Specifications, the Contractor shall adhere to the stricter provisions. If practical issues remain unresolved, the Contractor shall notify the Employer in writing for instructions. Any instructions issued by the Employer in this regard shall not be deemed a Project change under Clause 15, nor shall the Contractor be entitled to a schedule extension and/or cost compensation, and the General Contract price shall not be adjusted accordingly.

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14.1.3 Unless otherwise specified, the Contract price after budget-to-fixed conversion includes all costs required for the Contractor to execute and complete all work specified in the Contract documents, regardless of whether incidental work and costs are explicitly mentioned.

14.2 Contract Pricing

14.2.1 For materials/equipment supplied by the Employer, the Contract price shall include all costs except the supply price, including but not limited to:

(1) Construction and installation price: The unit prices quoted by the Contractor shall be comprehensive lump-sum prices excluding the Employer-supplied materials/equipment unit price. No adjustments shall be made for changes in material/equipment brands, quality grades, or market prices during construction.

(2) Receipt, storage, secondary handling, planning, site management, and quality inspection fees for Employer-supplied materials/equipment: These costs are lump-sum and non-adjustable under any circumstances.

The quantity of Employer-supplied materials/equipment shall be the net quantity shown in the drawings plus a reasonable allowance for wastage. If the Contractor causes over-supply, the Employer may deduct the over-supplied amount plus reasonable procurement and storage fees from any payments due to the Contractor. The principles for determining the deducted amount are detailed in the Special Provisions.

The reasonable wastage rate for Employer-supplied materials shall be determined in the following order of priority:

(1) As submitted by the Contractor in the Employer-Supplied Materials and Equipment List during bidding and approved by the Employer;

(2) As specified in the quota items of the Special Provisions if the wastage rate was undefined during bidding;

(3) By joint on-site measurement if not specified in the Special Provisions’ quota.

14.2.2 Pricing for all Nominated Supply materials/equipment included in the Contract price:

(1) The supply price of materials/equipment shall be included in the Contract price as provisional unit prices or provisional sums, with price differences adjusted after confirming the supplier and final price;

(2) All costs required for the Contractor to construct and install such materials/equipment, including labor, auxiliary materials, machinery, procurement and storage fees, secondary handling, inspection, samples, management fees, profits, regulatory fees, taxes, and all other related costs, are included in the Contract price;

(3) For items with “provisional supply unit prices” in the Bill of Quantities forming part of the Contract documents, the Employer shall provide the material/equipment names and provisional unit prices. The Contractor shall quote construction and installation unit prices (excluding the supply price) based on the Project’s requirements, which will combine with the Employer’s provisional supply unit prices to form provisional comprehensive unit prices. These provisional prices shall not serve as the basis for settlement.

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14.2.3 Provisional quantities shall be measured in accordance with Clause 14.4 of the General Provisions, but the Contract unit prices for such re-measured items shall not be adjusted due to differences between actual and originally estimated quantities.

14.2.4 Provisional sums apply to work that was not fully foreseeable, specified, or detailed during bidding, or for which prices could not be determined at Contract signing. The Employer shall specify the work name and provisional sum in the Bill of Quantities or Contract documents. Such work is within the Contractor’s scope, but the amount is provisional. Provisional sums are not the basis for settlement or interim payments; adjustments shall be made at settlement based on actual costs and paid together with the final settlement amount. These funds may be partially or fully used as required by the Employer, and unused amounts or work not performed by the Contractor shall be fully deducted from the Contract price.

14.2.5 The Contract price includes reserved provisional sums for work that was not fully foreseeable, specified, or detailed during bidding. Such work may or may not occur, hence the reserved provisional sum. The measurement, pricing, and settlement methods for these sums are the same as for provisional sums, and the Contractor’s responsibilities under this Contract include such work.

14.2.6 Construction measures fees are lump-sum costs based on the Contractor’s thorough site investigation, risk assessment, and the Employer’s bid documents. These fees cover non-entity project costs related to quality, technology, safety, and logistics before, during, and after construction. The Contractor shall quote these fees in its bid based on the Engineering Standards and Technical Requirements and its own capabilities. Items listed in the bid’s measures fee schedule are lump-sum and non-adjustable at settlement; unlisted measures fees required for entity works shall be calculated based on actual costs at settlement.

14.2.7 General contracting coordination fees are lump-sum prices confirmed by the Employer for the Contractor to provide management and coordination services to all professional subcontractors and independent contractors as required by the Engineering Standards and Technical Requirements. These fees are non-adjustable at settlement.

14.2.8 The Contract price includes all government-mandated fees related to the Project that the Contractor is responsible for paying, including but not limited to quota measurement fees, social insurance fees, project sewage fees, urban road occupation and excavation fees, temporary green space occupation fees, greening compensation fees, and others.

14.2.9 Unless otherwise agreed, the Contract price includes all taxes and fees that the Contractor, self-subcontractors, and professional subcontractors are required to pay under current national tax laws and government regulations.

14.3 Adjustment of Contract Price

14.3.1 Unless otherwise specified in the Special Provisions, unit and total prices in the Contract shall not be adjusted (except for price adjustments due to Project changes, provisional sums, provisional prices, and reserved provisional sums). No adjustments shall be made for fluctuations in wages, prices, rates, or exchange rates within a certain range, nor for calculation errors in the Contract price, whether arithmetic or otherwise.

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14.3.2 After Contract signing, changes in national laws, regulations, or policies affecting the Contract price shall be adjusted through consultation and approval by the Employer. Except for this factor, the Contract price shall not be adjusted (unless otherwise specified in the Contract).

14.3.3 If no special adjustment procedures for the Contract price are specified in the Special Provisions, the following shall apply:

The Contractor shall notify the Employer’s Representative and Supervisor in writing within 14 days of any price adjustment factors, specifying the reasons, methods, and amounts. Adjustments shall be confirmed by the Employer’s Representative and Supervisor, approved by the Employer, and paid/deducted together with project payments. Failure to notify within the time limit shall be deemed as no adjustment required.

14.3.4 The determination and adjustment principles for “provisional supply unit prices,” “provisional sums,” “provisional quantities,” and “reserved provisional sums” are detailed in the relevant settlement clauses.

14.3.5 If the Contractor refuses or fails to complete work (including Contract terms, meeting minutes, design changes, or instructions from the Employer/Supervisor Engineer) that it is obligated to perform or coordinate, the Employer may engage a third party to complete it. The costs incurred (plus a 20% penalty on such costs) shall be deducted from payments due to the Contractor, and the Contractor shall bear liability for any schedule impacts.

14.4 Quantity Confirmation

14.4.1 For interim or final quantity measurement as per the Contract, the Contractor shall submit a measurement application report to the Employer and Supervisor in advance. For professional subcontractor quantities, the Contractor shall also notify relevant subcontractors. The Contractor shall participate in measurement and assist the Employer/Supervisor; failure to participate shall render the measurement results valid as the basis for payments.

For works requiring drawings and other materials for measurement, the Contractor shall prepare and submit these for joint review and confirmation by the Employer and Supervisor. After confirmation, all parties shall sign the records and drawings, which will serve as the basis for measurement.

14.4.2 Measurement results:

(1) If the Employer or Supervisor disputes the quantities, they may request joint review or sampling re-measurement. The Contractor shall assist and provide supplementary data as required. Failure to participate in review/re-measurement shall mean the Employer’s revised quantities are deemed the actual quantities completed by the Contractor.

(2) If the Contractor disputes the Employer/Supervisor Engineer’s measurement results, it shall submit a written appeal within 7 days of receipt, specifying the discrepancies and reasons. The Employer shall re-examine the measurement and, if necessary, reconcile with the Contractor.

(3) Quantities beyond the construction drawings or resulting from rework due to the Contractor’s reasons shall not be measured by the Employer and Supervisor.

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15. Engineering Changes

15.1 Design Changes and Site Variances

15.1.1 The Contractor shall execute reasonable change instructions issued by the Employer and shall not delay implementation on the grounds that change or variance prices have not been determined. The Contractor may not unilaterally make design changes or issue site variances; any design changes or variances requested by the Contractor must be approved in writing by the Employer before execution. However, in special emergency situations endangering safety, if the Employer’s Representative instructs the Contractor orally or informally to commence work immediately, the Employer may ratify such changes/variances retroactively. The Contractor shall apply for a written confirmation of the emergency instruction within 3 days of receipt. Changes without written approval, ratification, or request from the Employer cannot directly serve as the basis for adjusting the Contract schedule, costs, or profits.

15.1.2 “Design Changes” as defined in this Contract refer to the following alterations due to modifications in project design:

(1) Changes in the quality or quantity of work described or illustrated in the Contract documents, including any addition, reduction, or substitution of work;

(2) Changes in the category or standard of materials/equipment provided by the Contractor for the Project;

(3) Changes in the elevation, alignment, location, or dimensions of any part of the Project;

(4) Employer-requested removal or relocation of work completed by the Contractor or materials/equipment delivered to the site, excluding non-compliant work, materials, or equipment. Demolition and modification costs arising from Design Changes shall be classified as Design Change expenses.

15.1.3 Employer-requested Design Changes:

(1) The Employer has the right to modify the project design, and the Contractor shall promptly implement the changes. Cost increases/decreases due to changes shall be included in the settlement amount based on actuals;

(2) Based on on-site conditions, the Employer may cancel work within the Contractor’s scope that the Contractor confirms it cannot complete (subject to the Contractor’s recognition), engaging third parties directly. The Contractor shall provide coordination for such work, and the value of the canceled work shall be fully deducted from the Contract price.

15.1.4 If the Contractor discovers that a Design Change or work instruction violates national regulations, affects project quality, or involves obvious unreasonable waste, it shall notify the Employer and Designer within 24 hours. The Employer may reward the Contractor for reasonable suggestions adopted.

15.1.5 The following situations during Contract performance do not constitute Project Changes, and the Contractor is not entitled to additional costs and/or schedule extensions:

(1) Design modifications caused by the Contractor’s poor construction quality or improper construction scheduling for convenience, with all resulting costs borne by the Contractor and no schedule extension granted;

(2) Work requiring design elaboration or detailing (e.g., partial content or components of construction drawings) that the Contractor should refine independently before construction. Such detailing work shall not be deemed a Design Change, with associated costs included in the Contract price;

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(3) Any clarification, interpretation, or confirmation by the Employer, Designer, or consultants regarding content in drawings or other Contract documents that the Contractor failed to accurately understand.

15.1.6 Site Variance Orders must involve work not covered in the Contract documents. Variances shall be filled out strictly in accordance with the Employer’s requirements for additional works, following the principle of “one matter per variance,” and accompanied by pricing measurement documents.

15.1.7 All change or variance orders issued by the Employer must be in writing (using the Employer’s designated format), signed by the Employer’s Engineer and Representative, and sealed with the Employer’s official seal. Change or variance orders issued by the Contractor for settlement shall not be valid for settlement if not signed/sealed by the Employer’s Engineer and Representative. The Contractor shall execute orders as issued; refusal to do so entitles the Employer to engage third parties, with costs (plus a 20% management fee, without the Contractor’s approval) deducted from payments due to the Contractor.

15.1.8 During Contract performance, both parties shall use the Employer’s unified standard format generated by the Design Change and Site Variance System for change/variance documents; otherwise, the Employer will not review associated costs.

15.2 Determination of Change Prices

15.2.1 After completing work related to a Design Change or Site Variance, the Contractor shall submit a budget review submission to the Employer within the time limit specified in the attached Design Change and Site Variance Agreement, accompanied by official documents generated by the Employer’s change/variance system. Late submissions will be deemed as no price change involved. The budget review submission must be signed by the Contractor’s Representative and sealed with the Contractor’s official seal.

15.2.2 For each Change/Variance Notice, the Contractor shall prepare a complete pricing package (or supplementary budget) attached to the change/variance order and submit it to the Employer. The Contractor shall follow “one variance, one matter, one settlement”—the Employer will not accept consolidated pricing for multiple changes/variances.

15.2.3 Unless otherwise agreed, prices for variances/changes to items in the Contract Bill of Quantities shall be determined in the following order and manner:

(1) If the Contract includes a suitable unit price for the varied work (excluding provisional unit prices), use the existing unit price to determine the change price;

(2) If the Contract includes a similar unit price for the varied work (excluding provisional unit prices), derive a new unit price by referencing the similar price and prevailing market rates:

a) “Referencing similar unit prices” includes proportional adjustments for simple dimensional/quantitative changes in priced Bill of Quantities items, unless such changes cause significant technological/process differences affecting costs;

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b) For work unsuitable for proportional adjustment due to technological differences, if the priced Bill of Quantities unit price offers a discount compared to the government-issued market price (arithmetic mean for range prices) in the month of bid submission, apply the same discount rate to the similar item. If the priced unit price is higher than the market price (no discount), use the method in Clause 15.2.3(3);

(3) If no suitable or similar unit price exists, determine the change price through mutual consultation based on fair market rates.

15.2.4 Unless specified in the Special Provisions, the following principles apply to determining variance/change prices:

(1) The Contractor shall not object to or adjust unit prices when the Employer instructs additions, deletions, or cancellations of work;

(2) Construction measures fees and general contracting coordination fees quoted by the Contractor are deemed to include all works under the Contract, including any additions/deletions under Contract terms—no additional fees for these items will be measured in change prices.

15.2.5 After completing varied work, the Contractor shall submit all relevant documents to the Employer and Supervisor within 5 days; otherwise, no price change will be recognized. Principles for determining changed quantities:

(1) For changes with design change drawings, calculate quantity differences by comparing Contract drawings with design change drawings;

(2) For concealed works or changes with unmeasurable post-completion quantities, the Contractor must confirm quantities with the Supervisor and Employer before covering/dismantling, attaching pre-cover/dismantle photographs to the variance order; otherwise, the Employer may refuse payment.

15.2.6 For changes involving reusable materials, the Contractor shall negotiate the reusability rate with the Employer 3 days before demolition; failure to do so will result in 100% recovery assumed, with material values fully deducted from the change settlement amount.

16. Payment and Settlement

16.1 Project Payments

16.1.1 Where advance payments apply, the Parties shall specify in the Special Provisions the timing and amount of advance payments to be made by the Employer to the Contractor, which shall be deducted in installments at agreed intervals and proportions after commencement of work.

16.1.2 The Employer shall issue payment certificates to the Contractor within the time limits specified in the Contract. Each payment certificate shall state the amount payable to the Contractor, and payments shall be made in accordance with the certificate. Before making payment, the Contractor shall provide a tax-compliant invoice of equivalent amount recognized by national and local authorities; otherwise, the Employer reserves the right to refuse payment.

16.1.3 If the Special Provisions specify the timing and requirements for project payments, payments shall be made accordingly. In the absence of specified intervals, payments shall be made monthly.

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16.1.4 The Contractor shall submit to the Employer a project payment application signed by its representative and sealed with its official seal, along with supporting documents. The application shall include:

(1) The physical progress of the project confirmed by the Employer’s Representative, including completed contract quantities and corresponding values from commencement to the current period;

(2) The value of materials and equipment appropriately (not prematurely) delivered to the site to facilitate construction;

(3) Amounts to be added or deducted from the Contract price as confirmed by the Employer, with detailed schedules. Unless otherwise agreed, all costs related to design changes, site variances, and the Contractor’s claims shall not be applied for during construction, and the Contractor waives any interest arising from such delays;

(4) Retention money to be withheld as per the Contract;

(5) Various liquidated damages, penalties, deductions (e.g., over-supplied materials by the Employer), and incentives;

(6) Cumulative payments made from commencement to the previous period;

(7) The amount payable for the current period.

The Contractor shall also apply for measurement and confirmation of completed quantities as required under Clause 14.4.1.

16.1.5 The Employer shall make payments specified in the payment certificate within the period agreed in the Special Provisions. If payment is delayed beyond the agreed time, the Contractor may issue a written notice demanding payment.

16.1.6 Upon completion of the final settlement and execution of the Final Settlement Agreement, the Employer shall pay the remaining settlement amount to the Contractor, excluding the project quality retention money under Clause 13.1.3.

16.1.7 Progress payments are linked to quality. If the reported work does not meet Contract specifications or acceptance criteria, the Employer may suspend payment for the non-compliant portion.

16.1.8 When the retention money payment milestone is reached, the Employer shall issue a Final Payment Certificate. The refund of retention money shall consider:

(1) Total retention money previously withheld;

(2) Warranty costs and other deductions incurred during the warranty period (if any).

If the amount in (1) exceeds (2), the difference shall be paid to the Contractor as final payment within the specified period. If (2) exceeds (1), the difference shall be a debt payable by the Contractor to the Employer within 14 days of the payment certificate being issued.

16.1.9 The method of project payment is specified in the Special Provisions.

16.1.10 The Employer’s and Supervisor’s review of quantities or progress for payment purposes shall not constitute acceptance of the work or serve as a basis for settlement.

16.2 Settlement

16.2.1 Within 28 days of the Completion Notice being issued, the Contractor shall submit a final settlement statement and complete settlement documents to the Employer, in accordance with the attached Project Settlement Management Agreement. The settlement documents shall include detailed materials (all in original copies), including but not limited to:

(1) A set of as-built drawings confirmed by the Employer and Supervisor;

(2) A priced summary list of design changes, site variances, and claims;

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(3) Adjustment schedules for provisional sums, unit prices, and quantities;

(4) Calculation sheets for all changes and adjustments;

(5) All design change orders and site variance notices;

(6) Employer-designated Contractor-supplied materials/equipment notices;

(7) Receipts and summary lists for Employer-supplied materials/equipment;

(8) Comprehensive acceptance certificates and the actual completion certificate;

(9) Penalty and incentive notices (if any);

(10) Proof of full project handover (which may be completed within 3 months).

If the contractor fails to submit the completion settlement documents to the client within the specified time, or fails to cooperate during the client’s accounting period, any losses caused by the contractor’s actions that result in the inability to process the relevant procedures for this project on time, including economic losses caused to any third party (including any breach of contract liabilities the client is required to bear according to the agreements made with third parties), shall be borne by the contractor.

16.2.2 The Employer shall, within 6 months of receiving the final settlement statement and documents, review and verify the amounts with the assistance of the Supervisor and cost consultant, and confirm the final settlement amount after reaching agreement with the Contractor, issuing a Final Settlement Payment Certificate. If the Employer cannot complete the settlement within the agreed time, the Parties shall negotiate separately.

16.2.3 The final settlement price for the Project shall include:

(1) The Contract and supplementary agreement amount;

(2) All change prices required or confirmed by the Employer;

(3) Increases/decreases in the Contract price due to adjustments in provisional unit prices, sums, and quantities as per the Contract;

(4) Deductions for over-supplied Employer materials/equipment (if any);

(5) All payments made or taxes paid by the Employer on behalf of the Contractor as per the Contract (if any);

(6) All liquidated damages, penalties, and deductions (if any).

16.2.4 For Employer-supplied materials, the final “provisional supply unit prices” in the Contract Bill of Quantities shall be determined by the Employer through subsequent bidding or price inquiry. At settlement, only the price difference of such materials/equipment and corresponding taxes shall be adjusted; the installation unit prices and other fees quoted by the Contractor are lump-sum and non-adjustable.

16.2.5 Prices for “provisional sum” items shall be determined before the relevant work commences. The Contractor shall prepare a budget for the Employer’s review, and the price shall be confirmed through negotiation and Employer approval. For work requiring bidding under relevant laws/regulations, prices shall be determined through bidding, with settlement based on the confirmed price.

16.2.6 For “reserved provisional sum” items, if costs are incurred, the price determination and settlement principles shall follow those for “provisional sums.” If no costs are incurred, the full amount shall be deducted from the Contract price.

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16.2.7 For “provisional quantity” items, Contract unit prices shall not be adjusted at settlement—only the price and corresponding taxes shall be adjusted based on actual completed quantities.

16.2.8 The settlement method for Employer-supplied materials/equipment shall be governed by the attached Project Settlement Management Agreement.

16.2.9 In the absence of design changes or variances, the quantity of Employer-supplied materials/equipment shall be the net quantity in the Contract Bill of Quantities plus a reasonable wastage allowance. If the Contractor causes over-supply, the Employer may deduct the over-supplied amount plus reasonable procurement and storage fees from payments due. The wastage rate shall be determined in the following order:

(1) As submitted by the Contractor in the Employer-Supplied Materials and Equipment List during bidding and approved by the Employer;

(2) As specified in the quota items of the Special Provisions if undefined during bidding;

(3) By joint on-site measurement if not specified in the Special Provisions’ quota.

16.2.10 The Employer may engage a third party to review the Contractor’s settlement submission if necessary. The Contractor shall actively cooperate and confirm the final review results through negotiation.

16.2.11 Additional settlement provisions are specified in the Special Provisions.

17. Defaults, Claims, and Disputes

17.1 Defaults

17.1.1 If the Contractor fails to perform its obligations under the Contract or fails to perform such obligations as stipulated in the Contract, it shall bear liability for breach of contract, pay liquidated damages, and compensate the Employer for all losses caused by its breach.

(1) Where there is sufficient evidence, liquidated damages (or fines) shall become effective upon the signature of the Employer’s Representative or the Supervision Engineer. The Employer shall only be responsible for notifying the Contractor.

(2) In the event of the following circumstances, the Contractor shall also compensate the Employer for economic losses in accordance with the specific provisions of the Special Terms:

①  Failing to complete the work stipulated in the Contract in a timely manner in accordance with the construction progress plan, resulting in project schedule delays;

②  The project quality failing to meet the quality standards stipulated in the Contract;

③  Subcontracting the project or engaging in illegal subcontracting in violation of the Contract;

④  Procuring or using unqualified materials or engineering equipment in violation of the Contract;

⑤  Removing materials or equipment that have entered the construction site in accordance with the Contract from the site without approval;

⑥  Failing to repair project defects within a reasonable time during the quality warranty period, or refusing to carry out repairs as required by the Employer;

⑦  Clearly indicating or demonstrating by its conduct that it will not perform the primary obligations under the Contract;

⑧  Any construction conduct inconsistent with the Contract or any conduct that infringes on the Employer’s interests shall be deemed a breach of contract by the Contractor;

⑨  Any other events where the Contractor fails to perform its obligations as stipulated in the Contract.

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All liquidated damages (or fines) and compensation, once confirmed by the Contractor, may be deducted from any payments due to the Contractor or offset against the Performance Bond if the Contractor refuses to pay. If the Employer cashes the Performance Bond, the Contractor shall arrange for the renewal of the bond within 14 days after the bank makes the compensation payment to the Employer, restoring the guarantee amount to the performance guarantee amount specified in this Contract. The payment of the above liquidated damages (or fines) and compensation by the Contractor shall not affect the validity or amount of the Performance Bond submitted by the Contractor in accordance with the Contract.

If the Employer terminates the Contract due to the Contractor’s reasons, or the Contractor terminates the Contract without authorization or withdraws from the project midway, the Contractor shall pay liquidated damages to the Employer equal to 20% of the total Contract price. If such liquidated damages are insufficient to cover the Employer’s losses, the Employer shall have the right to claim compensation for the shortfall.

When the Contractor commits two or more breach of contract acts, the liabilities for breach of contract stipulated in this Contract shall be calculated cumulatively.

17.1.2 If the Contractor (including subcontractors) delays or withholds workers’ labor remuneration without reasonable justification for refusal to address the issue, the Employer shall have the right to terminate the Contract. The Employer may require the Contractor to pay liquidated damages to the Employer at the standard of CNY 50,000 per occurrence based on the severity of the circumstances. The Employer shall have the right to take any one or all of the following measures, and the Contractor shall compensate the Employer for all losses incurred thereby:

(1) Deduct the corresponding amount from the project payments due to the Contractor and directly pay it to the workers of the Contractor/special subcontractor;

(2) Terminate the Contract.

17.1.3 Where the Contractor lawfully subcontracts the project in accordance with this Contract, it shall bear joint and several liability for the payment of labor remuneration (including wages for migrant workers) to all workers employed by the subcontractor. In the event that the subcontractor delays or withholds workers’ labor remuneration, the Contractor shall be responsible for directly paying the workers employed by the subcontractor. If the Contractor fails to fulfill this joint and several liability in a timely manner, the Employer shall have the right to deduct the corresponding amount from the project payments due to the Contractor and directly pay it to the workers employed by the subcontractor.

17.1.4 The Contractor shall prioritize using the project payments received from the Employer to pay the wages or remuneration of its employed workers and other personnel. If the Contractor delays such payments (whether by the Contractor or its subcontractors), the Employer shall have the right to pay each installment of project payments in two stages: first, pay the previous month’s (period’s) migrant workers’ wages; after the Employer has completed the payment of migrant workers’ wages and provided relevant certification documents, pay the balance of the project payment for that month (period). The Employer shall also have the right to collect liquidated damages equal to 20% of the amount of the wage arrears from the Contractor.

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17.1.5 If the Contractor (or its subcontractors) delays the payment of wages or remuneration to its workers or employed personnel, resulting in such workers or personnel lodging complaints, charges, reports to relevant authorities, or demanding wages/remuneration through collective actions, the Contractor shall pay liquidated damages in accordance with the Special Terms. If this situation occurs simultaneously with the Employer’s direct payment of wages/remuneration as described in the preceding paragraph, the Contractor’s liability to pay liquidated damages to the Employer under that paragraph shall not be exempted. The Contractor shall pay liquidated damages to the Employer separately under both this paragraph and the preceding paragraph.

17.1.6 The following shall constitute a breach of contract by the Employer: The Employer delays the payment of project progress payments due to its own reasons and fails to rectify the delay within 30 days after receiving a written notice from the Contractor.

17.1.7 Unless otherwise agreed, if one party (Employer or Contractor) breaches the Contract and the other party requires the breaching party to continue performing the Contract, the breaching party shall continue performance after assuming the above liabilities for breach of contract.

17.1.8 For omitted works, rework, and minor works within the Contractor’s scope of work, the Contractor shall commence and complete the construction within the time required by the Employer. If not, the Employer shall have the right to commission other units to carry out the work at market prices, and collect a project management fee equal to 20% of the entrusted contract price. The entrusted contract price and project management fee shall be borne by the Contractor, and the Employer shall have the right to directly deduct these amounts from the Contractor’s project payments.

17.1.9 If the liquidated damages paid by the Contractor in accordance with this Contract are insufficient to cover all the Employer’s losses, the Contractor shall compensate for the shortfall. The Employer’s losses include, but are not limited to, reconstruction costs, costs for assuming liability for breach of contract or tort to third parties, costs of alternative measures (such as temporary rental of premises), expected income from the sale or lease of properties (determined at a reasonable market price), government fines, litigation (arbitration) fees, legal fees, notarization fees, transportation costs, consulting fees, appraisal fees, and increased costs for re-contracting.

17.2 Claims

17.2.1 The Contractor shall have the right to file a claim against the Employer only in circumstances where the Employer fails to perform its obligations as stipulated in the Contract, resulting in the Contractor’s schedule delays and/or economic losses. The Contractor must file the claim and provide detailed information including valid evidence within the time limits specified in the Contract.

17.2.2 The Contractor shall preserve all original documents and on-site records of the claim event in accordance with the Contract’s requirements for the Employer’s review, including but not limited to contract documents, government notices, Employer’s instructions, change orders, appraisals by relevant institutions, media records, on-site project materials, and document receipt/dispatch records. Upon the Employer’s request, the Contractor shall provide the Employer with the original and copies of such materials and records. After the Employer verifies the consistency of the original and copies, it shall sign for the copies and return the originals to the Contractor. Failure by the Contractor to provide the original materials as required by the Employer shall be deemed non-compliance with the Contract’s claim requirements, and the Contractor shall be deemed to have waived the claim.

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17.2.3 If the Employer fails to perform its obligations as stipulated in the Contract, causing losses to the Contractor and/or project schedule delays, the Contractor shall follow these procedures to file a claim against the Employer:

(1) Submit a notice of claim intention to the Employer within 14 days of the claim event; failure to do so shall constitute a waiver of the claim.

(2) Submit a claim notice for loss compensation and/or schedule extension, together with supporting documents, to the Employer within 14 days of submitting the notice of claim intention.

(3) The Employer shall respond to the Contractor’s claim notice and materials within 60 days, or request the Contractor to supplement claim reasons and evidence.

(4) For ongoing claim events, after submitting the notice of claim intention under item (1), the Contractor shall periodically submit successive claim notices to the Employer and, within 14 days of the event’s conclusion, submit final claim materials and a final claim notice. Failure to do so shall constitute a waiver of the claim.

17.2.4 After a claim event occurs, the Contractor must strictly follow the claim definitions and procedures stipulated in this Contract to file the claim; otherwise, it shall be deemed to have waived the right to claim. The Employer and Contractor shall confirm the claim amount within a reasonable time after the claim event concludes. Unless otherwise agreed in the Contract, all claim payments shall be made by the Employer upon completion of the project final account settlement, and the Employer shall have the right to withhold such payments during project implementation.

17.2.5 Other provisions on claims are detailed in the Special Terms.

17.3 Disputes

17.3.1 Disputes arising from this Contract between the Employer and Contractor that cannot be resolved through negotiation shall be settled in the manner specified in the Special Terms.

17.3.2 After a dispute arises, both parties shall continue to perform the Contract, maintain continuous construction, and protect the completed works, unless one of the following occurs:

(1) Unilateral breach of contract makes continued performance impossible, and both parties agree to stop construction;

(2) Mediation requires stopping construction, and both parties accept the mediation;

(3) An arbitration institution or court orders the suspension of construction.

17.3.3 The provisions on dispute resolution in this Contract shall remain effective independently, and shall not be affected by the Contract’s amendment, termination, expiration, invalidation, or revocation.

18. Force Majeure

18.1 Force Majeure

18.1.1 If a force majeure event occurs during the performance of this Contract, preventing the fulfillment of obligations hereunder, neither the Employer nor the Contractor shall be deemed to have breached or repudiated the Contract to the extent of such force majeure.

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18.1.2 Force majeure refers to natural disasters and social emergencies that are unforeseeable at the time of contract formation and unavoidable and insurmountable during contract performance. Force majeure includes, but is not limited to, the following:

(1) Natural disasters, including earthquakes of magnitude 7 or higher, floods, tsunamis, super typhoons, etc., as declared and defined by national authorities;

(2) War, hostile acts (whether declared or not), invasion, foreign enemy actions, rebellion, revolution, riot, military coup, or civil war;

(3) Riots, disturbances, or chaos, except for events confined solely to the Contractor’s or its subcontractors’ employees and arising from their work on the Project;

(4) Explosions or fires not caused by the fault of the Employer or Contractor;

(5) Other circumstances agreed in the Special Contract Terms.

Force majeure does not include any days with inclement weather such as heavy rain, dense fog, thunderstorms, strong winds, extreme heat, or severe cold (except for sudden extreme weather conditions), nor does it include periods of primary, secondary, and tertiary school exams or infectious disease outbreaks. Specifically, the Contractor warrants that it has fully recognized and understood the COVID-19 pandemic and has fully considered it in the contract price and schedule; therefore, the COVID-19 pandemic shall not be deemed force majeure under this Contract, and the Contractor shall not claim an extension of time and/or additional costs on grounds related to the COVID-19 pandemic.

18.1.3 Upon the occurrence of a force majeure event, the Contractor shall immediately notify the Employer and the Supervision Party in writing and, to the extent reasonably practicable, continue to fulfill its obligations under this Contract. The Contractor shall also propose reasonable handling suggestions to the Employer and the Supervision Party, including any reasonable alternative methods for performance, but shall not implement such suggestions without the consent of the Employer and the Supervision Party.

18.1.4 If the Contractor incurs additional costs due to compliance with Clause 18.1.3, such costs shall be added to the settlement amount upon approval by the Employer.

18.1.5 Upon the occurrence of a force majeure event, the Contractor shall immediately notify the Employer and the Supervision Party and, to the extent possible, promptly take measures to minimize losses; the Employer shall assist the Contractor in taking such measures. If the Employer deems it necessary to suspend construction, the Contractor shall suspend construction. Within 48 hours after the end of the force majeure event, the Contractor shall submit a written statement to the Employer and the Supervision Party detailing the damages suffered and the estimated costs for cleanup and repair. If the force majeure event continues, the Contractor shall report the damages to the Employer and the Supervision Party every 7 days. Within 14 days after the end of the force majeure event, the Contractor shall submit a formal report and relevant documentation on the cleanup and repair costs to the Employer and the Supervision Party.

18.1.6 Both the Employer and the Contractor shall always use their best efforts to minimize losses caused by force majeure to the Project and the performance of this Contract. Any party that fails to take effective measures to prevent the expansion of losses shall be liable for the increased losses.

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18.1.7 Allocation of Force Majeure Consequences:

18.1.7.1 Consequences and losses caused by force majeure shall be borne by the Contracting Parties in accordance with legal provisions and contract terms. Completed works confirmed by both parties before the occurrence of force majeure shall be measured and paid in accordance with the Contract.

18.1.7.2 Consequences of force majeure, including personnel casualties, property losses, increased costs, and/or schedule delays, shall be borne by the Contracting Parties in accordance with the following principles:

(1) Damage to permanent works, materials, and engineering equipment delivered to the construction site, as well as casualties and property losses of third parties caused by such damage, shall be borne by the Employer;

(2) Damage to the Contractor’s construction equipment shall be borne by the Contractor;

(3) The Employer and the Contractor shall bear their respective personnel casualties and property losses;

(4) If the contractor’s performance of the contractual obligations is affected by force majeure, causing or likely to cause a delay in the construction period, the construction period shall be extended accordingly. The cost losses caused by the contractor’s work stoppage shall be reasonably shared by both the employer and the contractor. The wages that must be paid to workers during the work stoppage period shall be borne by the employer.

(5) If the Employer requires acceleration of work due to schedule delays caused or to be caused by force majeure, the additional acceleration costs shall be borne by the Employer;

(6) Costs incurred by the Contractor for safeguarding, cleaning, and repairing the works as required by the Employer during the suspension of work shall be borne by the Employer.

After the occurrence of force majeure, both Contracting Parties shall take measures to avoid and minimize the expansion of losses. Any party that fails to take effective measures to prevent loss expansion shall be liable for the increased losses. If a party delays performance of the Contract and encounters force majeure during the delay period, it shall not be exempt from liability for losses caused by the force majeure.

18.1.8 If force majeure occurs after one party (Employer or Contractor) delays performance of the Contract, the delinquent party shall not be exempt from liability for losses caused by the force majeure.

18.1.9 Other provisions on force majeure are detailed in the Special Terms.

19. Project Insurance

19.1 Employer’s Exemption from Liability

19.1.1 The Contractor shall be responsible for and indemnify the Employer against liability for:

(1) Any personal injury to any person caused during the construction or arising from the construction. The Contractor shall be responsible for and indemnify the Employer against any costs, liabilities, losses, claims, or lawsuits arising under any statutes, except where such injury is caused by the act or negligence of any person for whom the Employer is responsible. If the Employer is required by law to make preliminary payments externally, the Employer shall have the right to directly deduct the corresponding amount from any payment due to the Contractor under this Contract.

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(2) Any damage or destruction to real estate or private property caused during the construction or arising from the construction. The Contractor shall be responsible for and indemnify the Employer against any costs, liabilities, losses, claims, or lawsuits arising therefrom.

(3) The Contractor shall independently obtain, inspect, and verify from the Employer the authenticity, accuracy, and actual location of municipal utility pipeline data, and shall bear responsibility for the impact of daily operations on adjacent buildings, structures, and municipal utility pipelines throughout the construction process, including repair work, compensation, and all legal liabilities (if any). To this end, the Contractor shall submit a proposal for temporary protective measures to be taken before site construction for the Employer’s approval. Any comments made by the Employer on the Contractor’s submitted proposal shall in no way exempt or mitigate the Contractor’s responsibilities and contractual obligations. Regardless of whether the Contractor included risk costs in its bid, the Contractor shall bear all economic responsibilities and other contractual obligations for risks that may arise during construction.

If any worker employed by the Contractor or its subcontractor, or any person engaged in or related to the project construction, suffers personal injury at the construction site, the Contractor must immediately notify the Employer and the Supervision Party in writing, whether or not a compensation claim is filed.

19.2 Contractors All Risks Insurance and Erection All Risks Insurance

19.2.1 The Contractor shall purchase Contractors All Risks Insurance (including Third-Party Liability Insurance) and Erection All Risks Insurance (including Third-Party Liability Insurance) for the Project, insuring all works and all materials and equipment intended for the Project that have been delivered to or are located on the construction site or its vicinity but not yet installed (including materials and equipment supplied by the Employer), to cover all losses and damages caused by natural disasters and any sudden events (including but not limited to force majeure, theft, etc.).

The Contractor shall insure Third-Party Liability Insurance for the Project and pay the insurance premium. The maximum compensation limit per accident shall be as specified in the Special Terms, with no limit on the aggregate compensation. The Contractor acknowledges its obligation under Clause 19.1.1 to indemnify the Employer against any costs, liabilities, losses, claims, or lawsuits and shall accordingly consider the insurance period and other relevant factors when arranging the insurance. The Contractor has the right to purchase insurance with increased compensation limits, but any additional insurance premiums or premium differences shall be borne by the Contractor.

19.2.2 The Contractor shall take out insurance with the Employer and the Contractor as joint insured parties and bear the insurance costs, which are included in the Contract price. The Contractor shall be deemed to have fully understood the terms of the insurance policy, and the responsibilities and obligations related to the Contractor are included in the Contract price.

19.2.3 The insurance period shall commence from the date of commencement of work and expire one month after the actual completion of the Project. If the project schedule is extended or delayed, the insurance period shall be correspondingly extended. When an accidental event insured against occurs, all parties present shall be responsible for taking necessary measures to prevent the expansion of losses and damages.

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19.2.4 Unless otherwise specified in the Special Terms, the insurance amount for which the Contractor arranges insurance shall include:

(1) The replacement cost of all works, materials, and equipment (including those supplied by the Employer);

(2) An additional amount equal to 10% of the replacement cost to compensate for any additional costs incurred in repairing losses and damages, as well as extra expenses arising from such repairs, including site costs and fees for removing and disposing of damaged works and waste or debris of any nature.

19.2.5 When a claim is required due to loss or damage to the Project caused by an accidental event, the insured parties shall promptly provide the insurance company with details of the loss, valuation reports, and all necessary evidence and materials for the claim. If the loss continues, the insured parties shall submit a report every 7 days after the first report until the damage ceases. The Contractor shall make every effort to repair the damaged works, replace or repair any uninstalled materials and equipment that have been damaged or destroyed, remove any debris, and continue to complete the Project. The Contractor shall not claim any compensation, damages, or costs from the Employer for repairing the damaged works, replacing or repairing uninstalled materials and equipment, or removing debris. Except for insurance proceeds, the Contractor shall not charge any other fees for restoring damaged works, replacing or repairing uninstalled materials and equipment, or removing and disposing of debris.

19.3 Insurance for Construction Personnel, Materials, Construction Machinery, and Equipment

19.3.1 The Contractor shall be responsible for arranging labor insurance, accident insurance, and work-related injury insurance for construction personnel, with the following specific requirements:

(1) The Contractor shall solely bear the liability for compensation for personal injuries or deaths of its construction personnel;

(2) The Contractor shall be responsible for and ensure that the Employer is exempt from any compensation, legal fees, and other expenses that the Employer may be required to bear under national labor laws or other laws for the personal injuries or deaths of any employees of the Contractor or its subcontractors;

(3) To comply with the provisions of subparagraph (2) above, the Contractor shall, in accordance with national labor contract laws, any laws, or local government regulations or instructions, purchase liability insurance for personal injury and death for its employees or those of its subcontractors. If a subcontractor (including a labor subcontractor) fails to purchase such insurance, the Contractor and the subcontractor shall bear joint and several liability for compensation;

(4) The insurance under subparagraph (3) above shall be purchased in the joint names of the Employer and the Contractor;

(5) The compensation limit for the insurance under subparagraph (3) above shall fully comply with national labor laws or any other laws, regulations, or instructions;

(6) The relevant insurance shall be purchased from an insurance company approved by the Employer, and the Contractor shall provide the Employer with copies of the insurance policy and receipts for insurance premium payments;

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(7) The insurance period shall commence from the date of commencement of work and expire one month after the actual completion of the Project. For personnel responsible for warranty work during the warranty period, the insurance period shall be extended until the end of the quality warranty period;

(8) If the insurance proceeds are insufficient to cover the losses, the Contractor shall be responsible for making up the difference. Losses within the deductible of the insurance policy shall be borne by or compensated for by the Contractor;

(9) If changes in the basis for purchasing this insurance are caused by the Employer, any increased costs (if any) shall have been comprehensively considered by the Contractor in its bid price, and the Contractor shall not request additional payments from the Employer.

19.3.2 The Contractor shall bear liability for any form of injury, death, loss, or damage to personnel, materials, construction machinery, equipment, or instruments at the project site and ensure that the Employer is exempt from any related claims, compensation, lawsuits, or costs. Any losses incurred by the Employer as a result (including but not limited to damages, claims, litigation (arbitration) fees, legal fees, etc.) shall be borne by the Contractor, and the Employer shall have the right to directly deduct such amounts from any payments due to the Contractor.

19.4 General Requirements for Project Insurance

19.4.1 Within 7 days before the commencement of work or 28 days after the signing of this Contract (whichever is earlier), the Contractor shall arrange the relevant insurance as specified in this Contract and provide the Employer with proof that all insurances are in force, copies of the insurance policies, and receipts for insurance premium payments.

19.4.2 If the Contractor fails to arrange insurance as specified in the Contract and keep it continuously effective, the Employer may, without prejudice to any other rights or remedies, arrange the insurance on behalf of the Contractor. The costs incurred shall be borne by the Contractor, and the Employer may require the Contractor to pay such costs or directly deduct them from any payments due to the Contractor. The Contractor shall also pay liquidated damages equal to double the amount of the insurance premium to the Employer.

19.4.3 When changes occur in the nature, scale, or plan of the project construction, the Contractor shall promptly notify the insurance company and maintain adequate insurance coverage in accordance with the insurance provisions of this Contract throughout the contract period, with all costs borne by the Contractor. Before issuing the above notice, the Contractor shall consult with the Employer and reach agreement on the insurance amount, and any increased insurance premiums shall be borne by the Contractor.

19.4.4 If the Contractor fails to obtain compensation or obtain full compensation from the insurer due to its own reasons, the Contractor shall be responsible for making up the shortfall.

20. Project Guarantee

20.1 Advance Payment Guarantee and Performance Bond

20.1.1 After the signing of this Contract, the Contractor shall submit an Advance Payment Guarantee and a Performance Bond to the Employer in the amount and manner specified in the Special Terms. The guarantees shall be issued by sureties (limited to banks or insurance companies) approved by the Employer, shall be unconditional, irrevocable, and payable on demand, and shall guarantee to the Employer that the Contractor will perform this Contract as agreed. The format and guarantee clauses shall also be approved by the Employer (see the attached Guarantee Sample for details). All costs incurred in obtaining the guarantees shall be borne by the Contractor.

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20.1.2 The validity period of the Performance Bond shall expire 28 days after the Project passes the completion acceptance and delivery. If the validity period of the Performance Bond expires before this date, the Contractor shall provide a new Performance Bond meeting the above requirements within 10 days prior to the expiration date. Before providing or re-providing a compliant Performance Bond, the Employer shall have the right to refuse to pay progress payments or deduct the corresponding amount from progress payments until the Contractor submits a compliant Performance Bond.

20.1.3 If the Contractor fails to submit the guarantee or the submitted guarantee does not meet the Employer’s requirements, the Employer shall have the right to withhold project payments equal to the amount of the Performance Bond until the Contractor submits a compliant Performance Bond or the Project is completed, accepted, and delivered.

20.1.4 If the Contractor causes losses to the Employer due to reasons such as funds, technology, quality, or non-force majeure during the performance of this Contract, the Employer shall, within the validity period of the Performance Bond, notify the Contractor in writing of the reasons for the claim and promptly file a claim with the surety. The surety shall unconditionally pay the claim amount to the Employer within the guarantee limit without the need for the Contractor’s consent.

20.1.5 Other provisions on project guarantees are detailed in the Special Terms.

21. Effectiveness, Termination, and Dissolution of the Contract

21.1 Effectiveness and Termination of the Contract

21.1.1 This Contract shall come into effect upon the signature by the legal representatives or their authorized agents of both the Employer and the Contractor and the affixing of their official seals.

21.1.2 This Contract shall terminate when all obligations of both parties as specified in the Contract have been fulfilled.

21.1.3 After the termination of the rights and obligations under the Contract, both parties shall abide by the principle of good faith and fulfill obligations such as notification, assistance, and confidentiality.

21.2 Termination of the Contract

21.2.1 The Employer and the Contractor may terminate this Contract through mutual agreement.

21.2.2 The Employer shall have the right to terminate this Contract if the Contractor commits any of the following:

(1) Fails to commence work or resume work on time, with the delay exceeding 30 days;

(2) Delays the phase milestone schedule or the schedule of a single subproject by more than 15 days, or delays the total project schedule by more than 30 days;

(3) Unilaterally suspends construction completely or threatens to suspend construction before project completion;

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(4) Fails to construct normally or works negligently and fails to rectify within the reasonable period required by the Employer or the Supervisor;

(5) Refuses or continuously fails to execute instructions issued by the Employer or the Supervisor, or refuses to demolish defective work or remove unqualified materials/equipment as required by the Employer or the Supervisor, where such refusal or failure has a material impact on the Project;

(6) Fails to comply with the provisions of Clauses 6.1 and 6.2 of this Contract;

(7) Fails to obtain the necessary qualifications and construction permits from relevant authorities at the time of bid acceptance to execute the Project;

(8) Causes irreparable quality defects in the Project or adverse social impacts such as media exposure for the Employer due to the Contractor’s reasons;

(9) A safety accident occurs in the Project;

(10) The Contractor delays or withholds workers’ labor remuneration;

(11) The Contractor infringes on the intellectual property rights of a third party, leading to the Employer being claimed by the third party;

(12) The Contractor subcontracts the entire Project to another party or breaks it into parts and subcontracts them under the name of subcontracting;

(13) The Contractor violates prohibitive provisions of laws, regulations, or rules;

(14) Due to the Contractor’s debt issues, the Employer is required by the court to assist in litigation preservation or enforcement (including but not limited to assistance execution notices, performance of due debt notices, etc.), and the Contractor fails to resolve the issue within 14 days after receiving notice from the Employer;

(15) The Contractor violates other obligations under this Contract, and after receiving a rectification notice from the Supervisor or the Employer, fails to correct the breach within the specified reasonable period (exceeding 30 days) or fails to meet the Employer’s requirements after rectification;

(16) The Contractor is unable to continue performing the Contract, clearly indicates non-performance, or substantially stops performing the Contract, including but not limited to: bankruptcy, insolvency, liquidation, loss of qualifications/licenses required by the government to perform the Contract, or any action or event (under applicable law) with effects similar to the foregoing;

(17) Due to the Contractor’s breach, the Employer requires the Contractor to suspend construction continuously for 30 days, or other circumstances where the Employer may terminate the Contract as specified in the Contract.

The Employer shall terminate the Contract by issuing a written notice of termination to the Contractor, which shall take effect upon receipt by the Contractor. After contract termination, the validity of the settlement and clearance clauses in the Contract shall not be affected. In addition to bearing the corresponding liability for breach of contract as specified in Clause 17, the Contractor shall pay a contract termination penalty of 20% of the total contract price to the Employer and complete site clearance and evacuation within the agreed or instructed period.

21.2.3 If the Contractor becomes bankrupt, dissolves, is taken over by a third party, has its business license revoked, reaches an agreement with its creditors, receives a winding-up order, passes a resolution for voluntary liquidation (excluding liquidation for restructuring), appoints a receiver or manager, or its floating charge assets are taken over by the chargee or its representative, the Employer shall have the right to notify the Contractor to terminate this Contract. The Contractor shall bear liability for breach and compensation in accordance with Clause 21.2.2. However, if the Employer reaches an agreement with the Contractor or its bankruptcy trustee, liquidator, receiver, or manager, this Contract may continue to be performed. The Contractor shall compensate the Employer for any losses incurred, which shall be deemed a debt owed by the Contractor to the Employer.

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21.2.4 Upon termination of this Contract, the rights and obligations of the Employer and the Contractor shall be as follows:

(1) The Employer may commission a third party to execute and complete the Project. The third party may access the construction site and use all temporary works, construction machinery, tools, equipment, and materials/equipment delivered to or located on the site or its vicinity for construction, and may also purchase any materials/equipment required to execute and complete the Project.

(2) Except for contract termination caused by the Contractor’s bankruptcy, winding-up order, or voluntary liquidation resolution (excluding restructuring liquidation), the Employer shall have the right to require the Contractor to transfer, free of charge, any contractual benefits for the supply or construction of the Project to the Employer within 14 days after contract termination. In any case, for equipment/materials delivered to the site or costs of completed works for which the Contractor has not yet paid, the Employer may deduct the corresponding amount from payments due to the Contractor and directly pay the supplier or subcontractor.

(3) The Contractor shall, as required by the Employer, properly protect and transfer completed works, purchased materials/equipment, and appliances, and remove its owned or leased temporary works, construction machinery, tools, and materials/equipment from the site. The Employer shall provide necessary conditions for the Contractor’s evacuation, but materials/equipment already paid for by the Employer shall not be removed. If the Contractor refuses or fails to complete the transfer and evacuation within the reasonable time required by the Employer, the Employer may remove or sell any of the Contractor’s aforementioned property at its own discretion (without liability for any loss or damage) and transfer the proceeds after deducting expenses to the Contractor.

(4) The Employer may use free of charge the Contractor’s documents and other documents prepared by or on behalf of the Contractor, and the Contractor shall cooperate accordingly.

(5) Regardless of the reason for contract termination, the Contractor shall assist the Employer in completing the contract termination record-filing and all government procedures required for the Project’s re-bidding, re-contracting, re-record-filing, and re-issuance of construction permits. The Contractor shall, within the period required by the Employer, inspect and determine the interface of completed works and the quantities of completed works with the Employer. If the Contractor fails to do so, the Employer shall have the right to inspect, delimit the interface, and measure the quantities of completed works independently or through a third-party agency (including but not limited to cost consultants), and the Contractor shall be deemed to have no objection to the inspection results (including the quantities of completed works).

21.2.5 The Contractor shall compensate the Employer for any direct losses and indirect costs suffered due to contract termination. Before the completion of the work described in Clause 21.2.4 and the determination of relevant costs, the Employer shall not be required to make any further payments to the Contractor. After the work is completed and accounts are settled, the Employer shall determine the reasonable costs and direct/indirect losses incurred due to contract termination. If the sum of these amounts and payments made to the Contractor before termination exceeds the total amount payable for completed works under this Contract, the difference shall be a debt owed by the Contractor to the Employer; otherwise, the difference shall be payable by the Employer to the Contractor.

21.2.6 The Employer shall have the right to terminate this Contract in any of the following circumstances during the Project’s construction, but shall settle payments based on the completed quantities approved by the Employer before the Contractor receives the written termination notice. The Employer shall not be liable for breach of contract (including loss compensation) or pay the Contractor’s expected profits for exercising the right to terminate under this clause:

(1) A substantive change occurs in the purpose or function of the Project;

(2) Government actions lead to the termination of the Project or the impossibility of achieving the Contract’s purpose;

(3) Force majeure events make it impossible to perform this Contract for more than 30 consecutive days.

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Chapter III Special Provisions

1. Contract Documents

1.1 Written Form

1.1.1 The agreed receipt methods for written documents by both parties are as follows:

Employer’s recipient: Pan Dong, Receipt address: 15th Floor, Building F, Information Port, Xiaoshan Economic and Technological Development Zone, Hangzhou, Zhejiang Province.

Contractor’s recipient (Contractor’s Representative): Yu Zhuoliang, Receipt address: Zhejiang Southeast Grid Co., Ltd., Yaqian Town, Xiaoshan District, Hangzhou, Zhejiang Province.

1.2 Composition and Interpretation Order of Contract Documents

1.2.1The composition and interpretation order of contract documents are as follows: As specified in the Contract Agreement.

For the same type of contract documents, the latest published version shall prevail. If there are signed and sealed written records, documents, or agreements regarding project negotiations, visas, changes, etc., issued by both parties during the contract period that conflict with the relevant clauses in the above contract documents, they shall be deemed supplementary agreements to the contract documents and form part of the contract documents. Their interpretation order shall be determined based on the relationship between their content and other contract documents.

1.3 Language

This Contract shall be prepared solely in Chinese; no other languages shall be used.

1.4 Drawings

1.4.1 Number of drawing sets provided by the Employer to the Contractor: 8 sets of drawings and an electronic CD-ROM.

1.4.2 The Employer’s confidentiality requirements and period for the Project: Permanent confidentiality.

1.4.3 The Contractor shall submit a construction drawing requirement plan prepared according to the project schedule: To be filled in as per actual requirements.

1.5 Engineering Instructions

1.5.1 The Employer’s instructions shall generally be issued to the Contractor through the Supervision Party and overseen for execution, but must be signed by the Employer’s Representative (if the matter requires the signature and official seal of the Employer’s legal representative or its authorized representative as specified in this Contract, such signature and seal shall also be required). Under special circumstances, the Employer may issue instructions directly to the Contractor. Employer’s instructions shall take effect upon delivery to the Contractor’s Representative in written form. The Contractor shall not refuse to accept any documents from the Employer or the Supervision Party; otherwise, the Contractor shall bear the resulting liabilities and pay liquidated damages of RMB 1,000 per occurrence to the Employer.

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1.5.2 In emergency situations, the Contractor shall execute instructions immediately required by the Employer’s Representative, or instructions that the Contractor may object to but the Employer’s Representative decides to enforce.

1.5.3 The Contractor must organize construction in accordance with this Contract and accept the Employer’s instructions. The Contractor shall timely execute all engineering instructions issued by the Employer and the Supervisor. Otherwise, for each delayed execution, the Contractor shall pay liquidated damages of RMB 500; after 3 cumulative delays, liquidated damages for each subsequent delayed execution from the 4th time shall be RMB 2,000. If the Contractor fails to comply with any instruction within 7 days of receipt, the Employer may hire other personnel to execute the work, and all resulting costs shall be borne by the Contractor. The Employer also has the right to require the Contractor to pay additional liquidated damages equal to 25% of the relevant costs. The Employer may claim such amounts as debts from the Contractor or deduct them from any payments due to the Contractor.

1.5.4 Unless otherwise specified in this Contract, if the Contractor needs to change personnel arrangements, mechanical equipment, construction plans, progress schedules, or other approved plans, it must submit a written report to the Employer 1 week in advance and obtain consent before implementation. Otherwise, the Contractor shall pay liquidated damages of RMB 1,000 per occurrence and make changes as instructed by the Employer. For delayed changes, the Employer has the right to require suspension of construction, and any increased costs and schedule delays shall be borne by the Contractor.

1.6 Miscellaneous

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2. Employer

2.1 Employer’s Representative and On-Site Personnel

2.1.1 Name of the Employer’s Representative: Pan Dong, Contact number: ***.

Scope of authority granted to the Employer’s Representative by the Employer:

(1) Approval authority for the construction organization design and construction plans;

(2) Coordination authority for engineering-related collaborative units;

(3) Inspection and acceptance authority for engineering materials and construction quality;

(4) Inspection and supervision authority over the project schedule;

(5) Supervision and management authority over the construction site;

(6) Authority to issue engineering instructions and on-site visas.

The scope of authority does not include: Any amendments to this Contract, adjustments to the contract price, schedule adjustments, completion acceptance, final settlement. The above matters require additional written authorization from the Employer with its official seal to represent the Employer’s opinions; otherwise, they shall not be used as the basis for cost calculation, and the Employer shall not bear any liability therefor.

When handling the authorized matters in item 6 above, the engineering instructions issued by the Employer’s Representative must meet the effectiveness conditions specified in the attached Design Change and On-Site Visa Agreement. Engineering instructions or visas lacking effectiveness conditions shall have no contractual validity, shall not be used as a basis for cost calculation, and the Employer shall not bear any liability therefor. The Employer has the right to notify the Contractor in writing of changes to the effectiveness conditions, provided that such written notice is sealed with the Employer’s official seal.

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Unless the Employer’s Representative provides explicit comments on the Contractor’s engineering construction contact letters or other reports/documents, the signature of the Employer’s Representative or any other person (even if such person provides comments) shall only indicate receipt of the document by the Employer (i.e., only confirmation of document receipt, not approval of the document or any of its contents) and shall not serve as a basis for the Employer’s opinions or settlement.

2.2 Employer’s Obligations

2.2.1 Technical and economic materials provided by the Employer:         /

2.2.2 Other work to be performed by the Employer:              /

2.3 Miscellaneous

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3. Supervisor

3.1 Supervision and Supervising Engineer

3.1.1 The engineering supervision company entrusted by the Employer: Zhejiang Jiangnan Engineering Management Co., Ltd.

Name of the Chief Supervising Engineer: Zhang Changhai, Contact number: ***.

3.2 Responsibilities of the Supervision Party

3.2.1 The Contractor must execute instructions issued by the Supervision Party within the scope of authority granted by the Employer. The Contractor shall accept the Supervision Party’s quality supervision, progress control, review of design changes and on-site visas, review of project progress payments, organization of project meetings, and other supervision work, participate in coordination meetings organized by the Supervision Party, and comply with the instructions and management of the Supervising Engineer. Any breach of these obligations shall be penalized in accordance with this Contract.

3.2.2 The Contractor must complete all types of project inspections (including materials, inspection batches, construction plans, etc.) required by the Uniform Standard for Construction Quality Acceptance of Building Engineering (GB50300—2013) (subject to the latest national code requirements) and this Contract and its appendices within the specified time. For overdue submission (including incomplete documentation), the Supervision Party has the right to require the Contractor to pay liquidated damages of RMB 500–2,000 per item within 24 hours after the deadline specified in the codes and require the Contractor to complete the supplementary submission within the specified time. For overdue supplementary submissions, liquidated damages shall be doubled, and this shall apply sequentially. Such liquidated damages shall take effect upon signature by the Employer’s Representative for approval.

3.3 Miscellaneous

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4. Contractor

4.1 Contractor’s Representative and On-Site Personnel

4.1.1 Name of the Contractor’s Representative (Project Manager): Yu Zhuoliang, ID number: ***, Contact number: ***.

The labor contract signed between the Contractor and the Project Manager shall be valid for no less than 3 years, with an unexpired term sufficient to cover the performance period of this Contract, and the Contractor shall have continuously paid social insurance for the Project Manager for no less than 12 months.

Scope of authority granted by the Contractor to the Contractor’s Representative (Project Manager): Determining the project organizational structure, formulating project management systems, handling internal and external affairs on behalf of the Contractor, authorizing the signing of relevant contracts, visas, and documents, allocating and managing production factors such as manpower, funds, materials, and construction machinery/equipment entering the project, selecting construction teams, etc. The Project Manager is deemed the Contractor’s full-authority representative for the Project.

4.1.2 Without the Employer’s prior written consent, the Contractor’s replacement of the Contractor’s Representative (Project Manager) or chief technical officer shall be deemed a breach of contract. For each occurrence, the Contractor shall pay liquidated damages to the Employer as follows: RMB 50,000 per person/occurrence for the Contractor’s Representative (Project Manager), RMB 30,000 per person/occurrence for the chief technical officer, and RMB 20,000 per person/occurrence for other key management personnel. The Employer has the right to require the Contractor to revoke the replacement decision. If this situation occurs three or more times (inclusive), the Employer has the right to terminate this Contract.

4.1.3 Upon the Employer’s instruction to replace unqualified or incompetent personnel, the Contractor shall replace them with qualified personnel within 3 days of receiving the instruction. Refusal to replace or failure to arrive on site within the deadline shall be deemed a breach of contract, and the Contractor shall pay liquidated damages of RMB 10,000 per person/occurrence to the Employer. If this situation occurs three or more times (inclusive), the Employer has the right to terminate this Contract.

4.1.4 The Contractor’s Representative (Project Manager) shall ensure a working time of no less than 5 days per week at the construction site; other key management personnel of the Project shall also ensure a working time of no less than 5 days per week at the construction site. Without the written consent of the Employer’s Representative, if the Contractor’s Representative (Project Manager) or other key management personnel have a weekly on-site working time less than the specified period or leave the construction site without authorization, it shall be deemed a breach of contract. The Contractor shall pay liquidated damages as follows: RMB 1,000 per person/day for the Contractor’s Representative (Project Manager) (calculated as one day for less than a day), and RMB 500 per person/day for other key management personnel. If this situation occurs three or more times (inclusive), the Employer has the right to terminate this Contract.

4.1.5 Notices issued by the Contractor in accordance with the Contract shall be signed by the Project Manager in written form and delivered to the Employer simultaneously.

4.2 Contractor’s Obligations

4.2.1 The Contractor shall assist the Employer in completing subcontracting record-filing and bear the corresponding coordination fees.

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4.2.2 Other work to be completed by the Contractor: As specified in the Engineering Specifications and Technical Requirements and Scope of Contract and Work Content.

4.2.3 If the Contractor fails to fulfill its obligations under this Contract or the instructions issued by the Supervision Party or the Employer, and fails to correct after notification, the Employer has the right to commission a third party to complete the relevant work. All costs incurred by the third party (unless otherwise specified in the Contract, third-party costs shall be calculated at 120% of the incurred expenses), schedule delays, and other losses shall be borne by the Contractor. At the same time, the Contractor shall assume quality responsibility for the work completed by the third party and include such work in the quality warranty scope.

4.2.4 The Contractor shall be responsible for compensating for any casualties or property losses of the Employer, Supervision Party, or third parties caused by the Contractor within the construction site and its adjacent areas, and shall ensure that the Employer is exempt from any related claims, demands, lawsuits, costs, expenses, and outlays. Otherwise, the Employer has the right to pursue compensation from the Contractor.

4.2.5 Any approval, review, certificate, consent, inspection, test, acceptance, instruction, notice, suggestion, requirement, or similar action (including failure to disapprove) by the Employer, Supervision Party, or other entities shall not reduce or exempt the Contractor from any obligations or liabilities under this Contract and applicable laws and regulations.

4.3 Miscellaneous                                                                                           /

5. Subcontracting,Subletting and Independent Projects

5.1 Subcontracting

5.1.1 Self-Arranged Subcontracting

(1) Additional requirements and principles for self-arranged subcontracting: Without the Employer’s prior written consent, if the Contractor replaces a subcontractor, the Employer has the right to require the Contractor to remove such subcontractor from the site and impose a fine of RMB 100,000 per occurrence.

(2) Other agreements for self-arranged subcontracting:          /                   .

5.1.2 Professional Subcontracting

(1) Professional subcontracting works: As specified in the Engineering Construction Standards and Technical Requirements.

(2) Agreement on water and electricity connection fees for professional subcontractors: As specified in the Engineering Construction Standards and Technical Requirements and the list of measures costs.

(3) Agreement on general contracting coordination fees: As specified in the Engineering Construction Standards and Technical Requirements and the list of measures costs.

(4) Other general contracting management and coordination responsibilities of the Contractor: As specified in the Engineering Construction Standards and Technical Requirements.

5.2 Independent Works

5.2.1 Independent works in this Project: As specified in the Engineering Construction Standards and Technical Requirements.

5.3 Miscellaneous                                                                                                 /

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6. Supply of Materials and Equipment

6.1 Materials and Equipment Supplied by the Employer

6.1.1 List of materials and equipment supplied by the Employer: As specified in the bill of quantities and pricing instructions.

6.1.2 Time requirement for the Contractor to submit the supply plan: The master plan for material and equipment supply shall be submitted to the Employer within 15 days after site entry. The submission of batch procurement plans shall allow sufficient lead time for material and equipment supply, as well as 7 days for plan approval and ordering.

6.1.3 Over-supply and surplus of Employer-supplied materials:

(1) In case of over-supply, subject to the requirements of the attached Project Settlement Management Agreement;

(2) No rewards for surplus Employer-supplied materials.

6.1.4 Delivery location for Employer-supplied materials: Accessible locations for cargo vehicles within the construction site.

6.2 Designated Materials and Equipment Supply

6.2.1 List of designated supply materials and equipment: If any, as specified in the attached List of Employer-Designated and Provisional Materials.

6.2.2 Price adjustment for designated supply materials and equipment (if applicable):

Materials and equipment price difference adjustment = A × (1 + 9%)

A = Σ (Quantity in the bill of sub-items and sub-projects × (Designated supply notice unit price – Provisional price in the designated supply materials and equipment list))

Both the designated supply notice unit price and the provisional price in the designated supply materials and equipment list are tax-exclusive prices.

6.3 Other Materials and Equipment Purchased by the Contractor

6.3.1 Employer-restricted brand materials and equipment purchased by the Contractor: As specified in the attached List of Employer-Designated and Provisional Materials. Brand restrictions do not reduce or exempt the Contractor from any responsibilities under this Contract.

6.3.2 Other agreements:              /                      .

6.4 Inspection and Management of Materials and Equipment

6.4.1 Costs for inspection of materials and equipment: Borne by the Contractor.

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7. Construction Preparation

7.1 Construction Organization

Submission time for the construction organization design: To be submitted to the Supervision Party within 7 days after receiving the letter of acceptance. The Supervision Party shall review it within 3days, and the Employer shall confirm it within 3 days after receiving the Supervision Party’s review opinions.

7.2 Construction Schedule

Submission time for the construction progress schedule: To be submitted to the Supervision Party within 7 days after receiving the letter of acceptance. The Supervision Party shall review it within 3 days, and the Employer shall confirm it within 3 days after receiving the Supervision Party’s review opinions.

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Requirements for progress schedules in group projects: The Contractor shall prepare progress schedules for each unit project, make network plan arrangements and detailed descriptions for cross operations and flow construction, and obtain the Employer’s approval. The Employer has the right to require the Contractor’s network plan to unconditionally meet the requirements of the total project schedule and phase schedules.

8.Construction Period Management

8.1 Project Duration

8.1.1 The project duration is agreed as follows:

Total duration: 720 calendar days (including Spring Festival holidays and legal holidays);Tentative commencement date: 2024-11-10, planned completion date: 2026-10-31;

The Contractor shall be ready for site entry upon receiving the letter of acceptance, and the actual commencement date shall be subject to the Employer’s written notice.

8.1.2 Project milestones are detailed in the table below:

Node	Node Definition	Completion Date
Site Entry & Commencement	Temporary facilities setup, mobilization of personnel, machinery, and materials	2024-11-10

Piling Works	Construction of engineering piles, foundation pit retaining piles, and first-level horizontal support	2025-1-19

Earthworks	Large-area earth excavation	2025-4-20

Basement ±0	Completion of basement top slab pouring	2025-7-2

Main Structure Topping Out	Topping out of east and west tower main structures	2025-12-31

Handover of Outdoor Site to Landscape Contractor	Completion of all work interface handover to the landscape contractor	2026-5-15

Completion Filing	Obtaining the completion filing certificate	2026-10-31

8.1.3 The commencement order shall be issued in quadruplicate, with cross-seal stamps and official seals on each copy. One copy shall be delivered to the Contractor, one to the Employer, one to the Supervision Party, and one archived with the project documents. Construction personnel and equipment may only enter the site for construction after the commencement order (site entry notice) is issued. The time stated in the commencement order shall be the official start time.

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8.2 Liquidated Damages for Delay

If the Contractor delays the contractually agreed project duration, it shall pay liquidated damages to the Employer as follows:

(1) Liquidated damages for the Contractor’s failure to substantially commence work by the agreed commencement time or the date specified in the commencement order, or for failing to stop/resume work as required by the Employer or suspending work without authorization: RMB 20,000 per day.

(2) Liquidated damages for overall project delay: RMB 20,000 per day.

(3) Liquidated damages for milestone schedule delays: RMB 20,000 per day.

(4) Liquidated damages for delays in single subproject completion or total project delays caused by the Contractor resulting in failure to meet the completion filing milestone of any single unit project: 0.01% of the total contract price per day per item.

(5) If the Contractor delays both the total duration and milestone/single subproject durations, liquidated damages shall be paid separately according to the respective delay standards, and such damages may be calculated cumulatively. The Employer may deduct them from any payments due.

(6) The Contractor shall still bear liability for delays caused by participating units (subcontractors must unconditionally bear contractual liability and penalties as per their subcontracts and tripartite agreements).

(7) The delayed period shall be calculated as the actual duration exceeding the contractually agreed days, minus any approved schedule extensions by the Employer.

(8) If the Contractor delays milestone/single subproject durations by more than 15 days or the total duration by more than 30 days, the Employer has the right to terminate this Contract.

(9) The Contractor shall also compensate the Employer for all losses caused by the delay, including liabilities for breach of contract that the Employer may incur to other contract parties (e.g., designers, supervisors, other contractors).

(10) Upper limit for liquidated damages for delayed completion due to the Contractor: No more than 2% of the signed contract price.

8.3 Schedule Incentives: None.

8.4 Miscellaneous: During contract performance, the Employer’s or Supervision Party’s approval of the Contractor’s submitted progress plans, as well as descriptions and agreements on completion/handover dates in meeting minutes, supplementary agreements, and correspondence, shall not be deemed as the Employer waiving its right to pursue the Contractor’s liability for delayed completion from the day after the contractually agreed completion date or the approved extended completion date. This right is only waived if specifically agreed in a compensation agreement or memorandum signed by both parties’ legal representatives and sealed with their official seals.

9. Project Quality

9.1 Quality and Technical Requirements

9.1.1 Quality grade requirements for the Project: As specified in the Engineering Construction Standards and Technical Requirements.

Measures for non-compliance with the agreed quality grade: As specified in the Special Terms.

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9.1.2 Incentives and penalties for on-site measurement and quantification: As specified in the Engineering Construction Standards and Technical Requirements.

9.1.3 Quality penalties: As specified in the Special Terms and the attached Engineering Construction Standards and Technical Requirements.

9.2 Quality Incentives

As specified in the Engineering Construction Standards and Technical Requirements.

9.3 Miscellaneous:                      /

10. Site Management

10.1 Site Safety and Civilized Construction

10.1.1 The Employer’s requirements for safety and civilized construction: As specified in the Engineering Construction Standards and Technical Requirements.

10.1.2 If the Contractor fails to meet the agreed civilized construction site requirements, it shall be deemed a breach of contract, and the Employer has the right to impose a penalty of RMB 2,000 per occurrence.

10.1.3 During the COVID-19 prevention and control period, all costs incurred by the Contractor for prevention and control measures, procurement of epidemic prevention materials and medicines, testing fees, medical expenses, transportation costs, labor costs, management fees, and accommodation and wages for personnel under mandatory quarantine shall be included in the Contract price.

10.2 Cultural Relics and Underground Obstructions

10.2.1 Additional requirements for cultural relics and underground obstructions:

Unless otherwise explicitly stipulated in this contract, the agreed contract price should already include the costs for the safe dismantling and disposal of any surface and underground obstacles within 2 meters of the project site (including old building foundations, pipelines, and waste), as well as the crushing, cleaning, and disposal of obstacles encountered within 2 meters underground during the construction of this project (including construction outside the red line, but not limited to stones, concrete, reinforced concrete, bricks, sludge, road slag, wood, etc.). This also includes the costs of backfilling soil in the corresponding positions (such as blind ditches) according to the standards, as well as the work stoppage losses caused by the above-mentioned obstacles and the costs of construction in any soil type. The client is not required to pay any additional fees or bear any responsibility for these matters. For deep-seated obstacles (which can only be discovered at a height of more than 2 meters relative to the site level), the contractor shall remove them, and after obtaining the client’s and supervisor’s witness approval, the contractor will be compensated for the cost, but no extension of the construction period will be granted.

11. Completion Acceptance and Handover

11.1 Completion Acceptance

11.1.1 Provisions for the Contractor to provide as-built documents: 4 sets of as-built drawings and a USB drive.

11.1.2 Provisions for single project handover acceptance: The Contractor must conduct handover acceptance of single subprojects by their respective completion deadlines and the Employer’s requirements. The Employer shall issue a “Single Project Handover Acceptance Certificate” within 3 days of passing acceptance and file it with the Supervising Engineer. Each day of delay in the acceptance date noted in the certificate shall be deemed a one-day delay in the project’s completion time.

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11.1.3 In addition to inspecting necessary quality assurance materials (including self-inspection records by the Contractor’s project team and inspection reports organized by the Employer’s relevant departments), completion acceptance shall also include on-site measurement of functional usage and evaluation of external appearance quality.

Key items include: water pipe pressure testing, roof and bathroom water closure testing, lightning resistance testing, circuit coupling, building settlement, bay dimensions, and floor height. Roof and bathroom water closure testing shall be conducted as required by the Employer; other items shall comply with contract terms and national/regional standards.

11.1.4 If the Employer deems the Project meets the specified quality standards after acceptance, the Contractor shall hand over the Project to the Employer within 14 days of acceptance or contract termination (for any reason), remove all temporary facilities, construction personnel, machinery, and remaining materials (except for those needed for punch list work), and clean the entire site. If the Contractor fails to dismantle or clear the site in a timely manner, the Employer will charge a rent of RMB 20 per square meter per day for the occupied area, and the Contractor shall be deemed to have waived all rights to materials and equipment remaining on site. The Employer may dismantle and clear the site at the Contractor’s expense, with all resulting costs, losses, and liabilities borne by the Contractor.

11.1.5 If the Project is not completed on schedule due to the Contractor, the Employer may commission a third party to complete it, with all related costs, losses, and liabilities borne by the Contractor.

11.2 Handover

11.2.1 Water supply pipelines shall undergo normal pressure testing during completion acceptance and an additional test upon handover to the Employer. The costs shall be included in the corresponding testing measures fees and borne by the Contractor.

11.2.2 The Employer and the waterproofing contractor shall jointly inspect the Contractor’s pipe root treatment and structural surfaces. If the requirements are not met, the Employer may require the Contractor to rectify within a specified time. If the Contractor fails to do so, the waterproofing contractor may complete the work, and the costs for pipe root treatment/crack structural repair shall be directly deducted from the Contractor’s payments at the waterproofing contractor’s rates, plus a 20% penalty on the deducted amount.

12. Project Quality Warranty

12.1 Quality Warranty

12.1.1 The quality warranty deposit shall be 3% of the Project’s settlement price. The warranty period and deposit payment terms: As specified in the Quality Warranty Agreement.

12.1.2 If the Contractor fails to fulfill its warranty obligations within the Employer’s required time or repair defects within a reasonable period after receiving instructions, the Employer may repair the defects itself or hire a third party. The repair cost will be calculated as the project volume agreed between the employer and the entrusted party, multiplied by the unit price agreed between the employer and the entrusted party. If the contractor does not repair the defects within 48 hours or refuses to repair them, the client has the right to deduct 120% of the repair cost from the quality warranty deposit. If the warranty deposit is insufficient to cover the above costs, the employer has the right to claim the difference from the contractor.

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12.1.3 If a defect or damage caused by the Contractor prevents a project or equipment from being used as intended, requiring re-inspection, testing, and repair, the Employer may require the Contractor to extend the warranty period for such project or equipment. The warranty period shall restart from the date of re-inspection, testing, and repair and automatically extend until the end of the warranty period for the relevant professional engineering.

13. Contract Valuation and Measurement

13.1 Contract Price

13.1.1 The total contract price and comprehensive unit price for this project include the costs for the contractor to carry out design deepening according to the client’s design requirements/concepts, including labor, materials/equipment supply, storage, and installation; machinery costs; construction period; quality; civilized construction; safety production; testing and any market differences or fluctuations in material prices; costs associated with improving or replacing equipment/materials provided by the contractor to comply with government regulations; costs of hiring domestic or international experts to conduct testing, inspection, calibration, and trial operation of equipment/materials on-site or at other locations; construction management fees; all indirect costs, overhead rates, large machinery entry and exit fees, insurance, profits, and any fees or taxes required by the state; including necessary overtime, rush work fees, rate or exchange rate fluctuations, patent fees, packaging, air freight, domestic and overseas warehousing fees, transportation, and idle labor costs caused by delayed delivery of equipment/materials to the site; including charges within the contractor’s scope of work, fees imposed by relevant authorities, or costs arising from work required for implementation or rectification during construction; including finished product protection fees, inspection fees for client-supplied materials, testing fees, risk fees; including general contractor management coordination fees, approval and construction reporting fees, acceptance fees, warranty fees, and any other fees agreed upon by both parties. Any content not listed in the bill of quantities but included in the drawings, specifications, technical standards, requirements, or other contract documents (including any implicit or incidental content) shall be deemed to have been fully accounted for by the contractor in the contract price and allocated through the quoted technical breakdown in the existing items of the bill of quantities. At the same time, the comprehensive unit price in the bill of quantities is a fixed price. The comprehensive unit price will not be adjusted due to any fluctuations in labor, materials, goods, temporary measures, exchange rates (whether upwards or downwards), and/or changes in other current laws or regulations, except as stipulated in the adjustment scope and methods in this contract.

13.1.2 The signed contract price consists of three parts:

(1) General Contracting Engineering Fees: Including preliminary measures fees and sub-item/sub-project fees within the Contractor’s self-constructed scope. This is a fixed total price lump sum based on the project design, bidding documents, drawings, work interface schedule, scope of work, specifications, and clarification replies.

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(2) General Contracting Coordination Service Fees: Including management, coordination, care, and waste disposal fees for all participating units. Specifically:

Coordination fees for professional subcontractors are fixed rate lump sum, with the billing base adjusted according to the actual signed contract price of professional subcontracting works during performance. If a service item is not implemented or converted to the Contractor’s self-constructed work, the corresponding coordination fee shall be deducted from the contract price; Coordination fees for independent contractors are fixed lump sum as per the priced bill of quantities, unchanged by their signed/final settlement prices. The Contractor shall comprehensively consider all coordination service costs in the signed contract price, and the Employer will not make additional payments.

(3) Provisional Amount for Professional Subcontracting Works: The estimated contract amount for professional subcontracting works, which the Contractor may not adjust during bidding. This will be adjusted according to the actual signed/final settlement prices of professional subcontracting works during performance.

13.1.3 The comprehensive unit prices for all sub-items in the priced bill of quantities and unit price measures items are fixed. The Employer will not accept any claims or losses asserted by the Contractor due to improper pricing (e.g., misinterpretation of work content, resource consumption, market prices, fee standards, quantity calculation rules, or included costs), deviations/errors in bill item descriptions, or omissions in measures items/costs. The signed contract price will not be adjusted for such reasons. Any misinterpretation or negligence by the Contractor regarding contract documents or drawings shall be the Contractor’s own risk.

13.1.4 The Contractor confirms that during the bidding stage, it shall propose supplementary bill items and quantities through clarification, which will be uniformly revised by the Employer after confirmation. For items proposed by the Contractor but deemed unnecessary for correction by the Employer, or items the Contractor deems to have minor deviations and does not propose, the costs shall be comprehensively considered in the comprehensive unit prices. Any omitted or inconsistent items in the subsequent contract bill shall be the Contractor’s sole responsibility, with no adjustments made during settlement.

13.1.5 Calculation errors in the bid’s unit prices, subtotals, totals, and summary amounts are risks to be borne by the Contractor. When prices have multiple possible interpretations, the interpretation favorable to the Employer shall apply, and the Employer’s calculation shall be deemed final and unconditionally accepted by the Contractor.

13.1.6 Price adjustment for adjustable materials and provisional price materials shall be executed in accordance with the corresponding contract clauses.

13.1.7 Prices for design changes, visas, and outdoor works shall be calculated and summarized based on the mutually confirmed quantities and the contract’s pricing methods.

13.1.8 Electricity, Water, and Other Public Services

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The Contractor has the right to use on-site electricity, water, and other public utilities (collectively, “Public Services”) as required for the Project. The Contractor has inspected the Public Services before site entry and expressed satisfaction. If existing Public Services cannot meet project requirements, the Contractor shall resolve the issue at its own cost, with all related expenses and schedule impacts deemed fully considered in the signed contract price and duration—no additional payments from the Employer will be made. The Contractor shall maintain the locations of water and electricity connections and repair/compensate for any damage caused by its violations.

The Contractor shall bear the risks and costs of providing Public Services to all participating units (professional subcontractors, independent contractors, etc.), including providing metering instruments. Consumption quantities and costs (including the Contractor’s own use and that of other units) are fully included in the signed contract price, with no extra payments from the Employer. The Contractor shall pay all Public Services fees (for itself and other units). If the authorities require the Employer to pay, the Employer may deduct such fees from payments due to the Contractor.

13.1.9 After the official construction drawings and budget are completed, the Contractor shall cooperate with the Employer to sign a supplementary agreement for lump-sum pricing within the specified time. Failure to do so shall result in liquidated damages for milestone delays, and the Employer may suspend payments until the agreement is signed.

13.2 Contract Pricing

As specified in Chapter 5 Bill of Quantities and Pricing Instructions.

13.3 Miscellaneous                /

14. Engineering Changes

As specified in the Design Change and On-Site Visa Agreement.

15. Payment and Settlement

15.1 Project Payment

15.1.1 Invoices and Other Requirements

(1) Before requesting payments, the Contractor shall issue valid VAT special invoices to the Employer for the actual completed output value of the period. Non-compliant invoices entitle the Employer to request replacement and delay payment without liability for breach.

(2) If the invoice tax rate is lower than the contractually agreed rate, the Employer reserves the right to review and adjust the contract price: the tax-exclusive price remains unchanged, and the tax and total price are recalculated based on the actual invoice rate.

(3) If the Contractor delays paying statutory or contractual fees, the Employer may directly pay such fees and deduct/reclaim them from the Contractor, without waiving the right to claim liquidated damages or compensation.

(4) For the Contractor’s failure to fulfill contractual obligations, the Employer may procure services/goods from third parties at the Contractor’s expense, plus a 20% penalty on the expenses, with no waiver of other rights.

15.1.2 Progress Payment Method: Monthly payments based on the project’s monthly physical progress.

15.1.3

Design Changes/On-Site Visas: Paid in the same period as progress payments upon completion and price confirmation.

Incentives and Penalties: All nodal incentives/penalties must be confirmed in writing monthly and reflected in the final settlement.

Material Price Adjustments: Process settlement shall be completed promptly after node construction.

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15.1.4 Payment Instructions

(1) Advance Payment:This project will be executed according to the method described in item ①. If the employer is required to pay an advance payment, the contractor must provide an advance payment guarantee of the same amount as specified in the contract appendix before the employer makes the payment. The advance payment will be deducted in equal installments                /                   according to the payment schedule for the project. If the current payment is insufficient to cover the deduction, the remaining amount will be carried over to the next payment period for full deduction.

①  No advance payment;

②  Prepayment for safety and civilized construction fees as per government regulations:         /            ;

③  Advance payment after contract signing:                  /                    .

(2) Progress Payment Nodes:

1) No advance payment.

2) Monthly payments based on physical progress:

There is no advance payment for this project, and payments will be made based on monthly progress. By the 25th of each month, Party B shall submit to Party A the actual work completed from the 21st of the previous month to the 20th of the current month. Party A will then pay 70% of the verified project cost for the current month’s progress.

3) After the construction drawing budget is verified and a supplementary agreement is signed, Party A will pay 80% of the verified project cost for the current month’s progress.

4) Once the rough construction project is completed, passes acceptance, and the completion filing is processed (with the completion filing certificate obtained), 85% of the completed project payment will be made.

5) After settlement completion and acceptance: 97% of the settlement price.

6) 3% of the settlement price retained as quality warranty deposit.

7) Warranty deposit settled upon warranty period expiry (no interest).

8) The Contractor must submit a Project Payment Application Form (with progress and budget details) to the Supervisor by the 20th of each month (or a Warranty Payment Application Form for warranty claims) and send an electronic budget to the Employer’s cost manager. Failure to do so entitles the Employer to reject the application.

15.1.5 Submission and Review Requirements for Payment Applications:The submission must be made by the 25th of the month, along with a comparison table of the actual construction period versus the contractual period, a summary of design changes/visa items, etc., as per the employer’s on-site requirements. The payable amount will be 80% of the actual completed value. When making payments for each stage, the employer will deduct any fees paid on behalf of the employer and outstanding payments (such as water and electricity fees).

Payments below RMB 500,000 will be carried over to the next period.

Payment term: 14 days after approval, with a 30-day grace period. No liability for delays within the grace period.

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15.1.6 Settlement Payment Timing:Within 90 days after settlement processes are completed.

15.1.7 Progress payments stop at 80% of the contract and approved total price. The Contractor must provide warranty deposit invoices for settlement payments.

15.1.8 After acceptance and issuance of the completion notice: 85% of the approved total price. After settlement: 97%, with 3% retained as the quality warranty deposit, settled per the Quality Warranty Agreement (no interest).

15.1.9 Supplementary Agreement Related to Progress Payments:Before reviewing and paying the above amounts, the contractor must submit the “Project Payment Application Form” and related materials (including progress reports and detailed budget breakdowns) to the supervisor at the contractual payment milestones. If applying for warranty payments, the “Warranty Payment Application Form” must also be submitted. The contractor must also send an electronic version of the detailed budget breakdown, consistent with the contents of the application, to the employer’s designated email address. If the contractor fails to submit the application form or related materials on time and as required, the employer has the right to reject the contractor’s payment application.

Upon receiving the contractor’s submitted progress payment application form and corresponding supporting documents, the supervisor must complete the review within 7 days and provide the employer with the amount to be paid to the contractor, along with the relevant supporting materials. After the employer’s review and approval, the supervisor will issue a progress payment certificate to the contractor, signed by the employer. If the contractor fails to perform any work or obligation as required by this contract, the employer has the right to withhold payment for the work or obligation until it has been completed according to the terms of the contract.

The employer must complete the review and issue the progress payment certificate within 20 days of receiving the contractor’s progress payment application form. The certificate will indicate the confirmed payable amount. The employer will make the payment to the contractor within 30 days after the issuance of the progress payment certificate, provided that the employer has received the full set of qualified payment documents, including a legal and valid VAT special invoice issued by the contractor in the same amount.

The issuance of the progress payment certificate should not be considered as the employer’s approval, acceptance, or agreement with the work completed by the contractor. The final acceptance will be determined based on the settlement.

Both parties have mutually agreed that the payment method will be bank transfer.

15.1.10 Special Provisions for Migrant Workers’ Wages

(1) The Contractor shall open a dedicated migrant workers’ wage account (“Wage Account”) per regulations, used exclusively for wage payments, with no cash withdrawals or other uses.

(2) Monthly wage details must be submitted to the Employer for review before bank transfers to the Wage Account. After transfers, the Contractor shall provide proof of wage receipt and account statements within 3 working days. Unapproved fund transfers or delayed submissions entitle the Employer to suspend payments.

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(3) For professional subcontractors’ wages paid through the Wage Account, the Contractor shall pre-review applications, urge timely submissions of attendance and wage details, and coordinate approvals with the Employer and Supervisor.

(4) In case of delayed/insufficient wage payments due to the Contractor, the Employer may directly pay wages, deduct costs from payments, and claim shortfalls, with the right to draw on the performance bond and pursue liability.

(5) Local government regulations on wage payments shall be followed after mutual agreement.

15.2 Settlement

15.2.1 Settlement Material Requirements: As specified in the Project Settlement Management Agreement.

15.2.2 Determination of “Provisional Amount”:Settled based on actualities after Employer confirmation.

15.2.3 Loss Rate for Employer-Supplied Materials/Equipment: As specified in the Project Settlement Management Agreement.

15.2.4 Determination and Settlement of Adjustable Provisional Unit Prices

(1) Scope of Adjustable Prices: Steel, commercial concrete, labor, and cables, to share market price risks.

(2) Price Adjustment Method:

① Adjustments apply only if market price fluctuations exceed 5% (risks within 5% are borne by each party). Fluctuations are calculated using the Hangzhou Engineering Cost Management Information (Material Price Bulletin), comparing the arithmetic mean of prices during each construction phase (basement, structure, building) with the August 2024 bulletin.

¶ The construction periods for each stage refer to three phases: the basement, structure construction, and building construction stages, each subject to adjustment. The specific adjustment will be based on the written pouring construction records. The basement adjustment period starts from the beginning of the basement leveling layer construction and ends at the completion of the basement structure. The structure construction stage begins from the start of the tower section’s main structure construction and ends when the tower section’s main structure is capped. The building construction stage starts when the tower section’s main structure is capped and ends at the completion date confirmed by the employer. The adjustments above will be based on the construction quantities for each individual unit at different stages.

¶ Adjustable reinforcement refers to the steel materials used in the civil engineering project, excluding the steel specified in the “Bill of Quantities Measurement and Pricing Instructions” for inclusion in the measures section, steel used in outdoor municipal engineering, landscape structures, minor works, building reinforcement (such as steel for fine concrete), and structural reinforcement (such as steel for secondary structures).

¶ Adjustable concrete refers to the concrete materials used in the main structure of the civil engineering project (excluding the leveling layer), not including outdoor municipal engineering, landscape structures, minor works, structural columns, or building decoration.

¶ Adjustable power cables refer to the power cables used in the physical engineering, excluding control cables, wires, and temporary power supply cables.

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Reinforcement is considered without distinguishing between models and is calculated based on comprehensive statistics. Concrete is calculated separately according to different grades. Masonry and blocks are calculated separately based on their strength. Power cables are calculated separately according to their specifications. For cables not specified in the information price, the price for cables with the same cross-section will be referenced.

② Price and Quantity: Adjusted price = contract price + eligible price difference; quantity based on settlement quantities (excluding losses). Design changes/visas < RMB 100,000 do not participate in adjustments.

③ Adjustment Formula:

If the bulletin price includes VAT:

Adjustment amount = (A / (1 + material procurement VAT rate)) × (1 + general contract VAT rate), where A is the VAT-inclusive price difference.

If the bulletin price is tax-separated:

Adjustment amount = A × (1 + general contract VAT rate), where A is the tax-exclusive price difference.

④ The adjustment method for the above prices is solely to reduce the contractor’s risk. If there is any difference between the actual procurement price and the quoted price, it is the contractor’s responsibility, and it has been fully considered when quoting. Regardless of the extent of the difference, no adjustments will be made during settlement. The adjustment method above is based on the assumption that the contractor operates in a regular manner, and the actual procurement price and method are considered the contractor’s risk, which has been fully accounted for in the quotation.

⑤ Adjustment formula (check the applicable option):

If the material price in the city’s information price includes VAT, the adjustment amount for this item is calculated as:

(A / (1 + adjustment main material procurement VAT rate)) * (1 + the VAT rate for the general contract in this contract).

A is the material price including VAT, as audited according to Article 15.2.4.

If the material price in the city’s information price is exclusive of VAT, the adjustment amount for this item is calculated as:

A * (1 + the VAT rate for the general contract in this contract).

A is the material price excluding VAT, as audited according to Article 15.2.4.

15.2.5 Settlement method and other agreements: Please refer to the “Project Settlement Management Agreement” for details.

15.3 Other: In case of a second review, the contractor must fully cooperate unconditionally, and the settlement shall be based on the amount confirmed by both parties.

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16. Defaults, Claims, and Disputes

16.1 Defaults

16.1.1 Supplementary Provisions on Contractor’s Liability for Breach:

(1) If the Contractor fails to complete site evacuation and/or hand over the Project within the contractually agreed time, liquidated damages shall be calculated as per the liquidated damages for overall project delay.

(2) If the project quality fails to meet the contractually agreed standards, the Contractor shall bear the following liabilities:

① In case of quality issues or defects during construction, the Contractor must take all necessary measures (repair, reconstruction, rework, replacement, reinforcement, etc.) at its own expense, with no extension of the project schedule. If the Contractor fails to act within the time specified by the Employer or Supervising Engineer, and such measures are deemed necessary by the design unit, Supervising Engineer, and/or Employer, the Employer may commission a third party to carry out the work, with all costs (plus a 20% penalty) borne by the Contractor. The schedule shall not be extended, and the Contractor shall compensate for all Employer losses.

② If the main structure fails quality acceptance once, the Contractor must rectify within the deadline. If rectification still fails, the Employer may impose a fine of RMB 100,000, require continued rectification, or hire a third party at the Contractor’s expense (plus a 20% penalty). For schedule delays caused thereby, the Contractor shall also pay liquidated damages for delayed completion. If quality standards are still unmet after agreed rectification, the Project shall be deemed unqualified，and the Contractor must refund all paid amounts, pay liquidated damages of 20% of the total contract price, and compensate for all losses (including legal fees, arbitration fees, etc.).

③ For waterproofing parts, non-compliance shall result in a fine of RMB 2,000 per non-compliant location, with rework costs and schedule risks borne by the Contractor.

④ If the Contractor fails to follow design drawings, it shall pay double the cost of the non-compliant work as liquidated damages, rectify at its own expense. If non-compliant work exceeds 20% of the total project cost, the Employer may unilaterally terminate the Contract.

(3) If the origin of the materials and equipment procured/supplied by the contractor, or the origin of the materials, equipment, or their components, including the brand, specifications, etc., do not comply with the contract terms, or if the contractor violates the contract by procuring and using substandard materials and construction equipment, the contractor shall bear the following breach of contract liabilities:

① Failure to replace within the specified time or inability to supply as per contract entitles the Employer to terminate the Contract in whole or part. The Contractor shall pay liquidated damages of 20% of the total contract price or the terminated portion’s price, plus compensation for losses (schedule delay, re-procurement costs, etc.).

② If non-compliant materials cannot be replaced and the Employer chooses to continue the Contract, the Contractor shall pay liquidated damages of 20% of the disputed materials’ value plus compensation for price differences and other losses.

③ If non-compliant materials can be replaced, the Contractor shall replace them within the specified time, pay liquidated damages of 10% of the disputed materials’ value, and compensate for schedule delays.

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(4) Unauthorized removal of materials/equipment from the site: Liquidated damages shall be 1% of the total contract price per occurrence or 1.2 times the value of the removed materials/equipment (whichever is higher).

(5) Late submission of complete settlement materials: The Employer may settle unilaterally, with the result deemed approved by the Contractor. The Contractor shall pay liquidated damages of 0.1% of the total contract price per calendar day of delay.

(6) Late submission or refusal to revise Contractor documents: Liquidated damages of RMB 2,000 per day per document for each day of delay beyond the 14-day period after revision requests.

(7) Default on worker wages, subcontractor payments, or supplier fees:

① For each verified complaint, the Employer may directly pay third parties and deduct costs from the Contractor’s payments, plus a 20% penalty on the default amount.

② For labor disputes or gatherings:

(i) Minor cases (no impact): RMB 50,000 per occurrence;

(ii) Work stoppage and office blockades (minor impact): RMB 200,000 per occurrence;

(iii) Severe impact on work: RMB 400,000 per occurrence;

(iv) Blockades of public roads/government offices: RMB 500,000 per occurrence;

(v) Other reputational damage: RMB 500,000 per occurrence.

The Employer may deduct default amounts, terminate the Contract, and the Contractor is deemed to have authorized direct payments.

③ For lawsuits by actual constructors/subcontractors/suppliers (excluding Employer-caused disputes), the Contractor shall bear all legal costs and pay 10% of the claimed amount as liquidated damages.

④ Concurrently occurring penalties shall be calculated separately. The Employer may terminate the Contract and claim the full performance bond amount for any disturbance incidents.

(8)If the contractor subcontracts or assigns work in violation of the contract terms, such subcontracting or assignment will have no effect on the employer. The employer has the right to appoint a third party to complete the relevant work, and the contractor shall bear the associated costs. Additionally, the employer has the right to impose a penalty of 20% of the cost amount as liquidated damages. In such cases, the employer also has the right to choose to terminate the contract.

(9) Unspecified management/quality violations: The Employer may impose fines of RMB 5,000–50,000 based on severity.

(10) During the construction of the Project and the quality warranty period, if the Contractor’s construction quality issues, safety accidents, or any other reasons result in the Employer being exposed in newspapers, television, or other media, or being subject to circular criticism or administrative penalties by relevant government authorities, thereby causing damage to the Employer’s image and reputation, the Contractor shall pay liquidated damages of RMB 500,000 to the Employer for each occurrence. In such case, the Employer shall also have the right to terminate the Contract.

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(11) The Contractor shall not bribe any personnel of the Employer or harm the Employer’s interests by other improper means. If discovered, the Contractor shall pay liquidated damages of RMB 100,000 per person per occurrence to the Employer and bear all consequences arising therefrom. In such case, the Employer shall also have the right to terminate the Contract.

(12) If a site safety accident occurs due to the Contractor’s reasons, the Contractor shall pay liquidated damages to the Employer as follows for each occurrence:

① 3 or fewer serious injuries: RMB 500,000 per accident;

② 1 death or 3–5 serious injuries: RMB 2,000,000 per accident;

③ 2 deaths or 5–10 serious injuries: RMB 5,000,000 per accident;

④ 3+ deaths or 10+ serious injuries: RMB 8,000,000 per accident.

At the same time, the contractor shall promptly report the incident to the employer and the relevant government authorities. The contractor is responsible for handling the situation in accordance with the requirements and opinions of the government and the employer, and shall bear all responsibilities and losses, including but not limited to all losses suffered by the employer as a result. In such cases, the employer also has the right to choose to terminate the contract.

(13) If the contractor violates the provisions of this contract regarding safety production and civilized construction, resulting in a work stoppage, the contractor shall pay a penalty of RMB 100,000 to the employer for each occurrence of work stoppage, and compensate the employer for all losses suffered as a result.

(14) Late submission of as-built documents: RMB 10,000 per day of delay.

(15) Schedule delays due to material pricing disputes: No schedule extension will be granted.

(16) If the contractor fails to complete the work within the scope of the contract’s lump sum without any change orders or engineering instructions, the employer has the right to deduct the contract price for that work and impose a penalty of 20% of the contract price for that work.

(17) Minimum liquidated damages: RMB 10,000 per breach. Daily penalty of RMB 1,000 for unrectified defaults (if no specific clause applies).

(18) Other breaches: As per Annex Engineering Construction Standards and Technical Requirements. In case of inconsistencies, the stricter (higher) penalty applies.

(19) Contract termination by Employer/Contractor’s unauthorized termination: Liquidated damages of 20% of the total/tentative contract price, with recourse for insufficient compensation.

(20) Failure to obtain Hangzhou Safe and Civilized Construction Standard Site: RMB 200,000 penalty.

16.1.2 Supplementary Provisions on Employer’s Liability for Breach

(1) Breach of Contract Due to Employer’s Failure to Pay Contract Price: If the employer fails to pay the contract price as agreed in the contract and the payment is overdue for more than 30 days, and the contractor sends a written reminder to the employer after the payment is overdue by 30 days but the payment is still not made within 30 days of the reminder, the contractor has the right to demand the employer pay a penalty of 0.1‰ of the unpaid amount for each day of delay. However, the contractor shall not have the right to make any other claims (including but not limited to contract termination, work stoppage, claims for extension of the project duration, costs, losses, and profit claims, etc.).

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(2) Employer’s Breach and Contractor’s Rights: In the event of a breach by the employer, the contractor has the right to require the employer to bear the liability for breach of contract. However, the contractor must continue the construction without interruption and cannot stop the work due to the employer’s breach. If the contractor stops the construction, the contractor shall bear all responsibilities and losses resulting from such interruption.

16.2 Claims

16.2.1 Other Provisions

(1) If the employer adjusts the development pace, accelerates or delays the construction schedule for certain parts of the project, or if the project is suspended due to issues with project permits or licenses, the contractor shall execute the instructions as directed by the employer.

(2) The Employer may claim at any time for Contractor’s defaults. For losses exceeding the performance bond, the Employer may pursue additional compensation. All amounts (liquidated damages, compensation, etc.) may be deducted from payments or claimed via the performance bond.

(3) Contractor’s response to Employer claims: Must reply within 28 days; failure to reply deems acceptance of the claim.

(4) Post-settlement claims: The Contractor waives all claims after confirming the final settlement.

16.3 Disputes

16.3.1 Any disputes arising between Party A and Party B under this contract that cannot be resolved through negotiation shall be resolved by filing a lawsuit at the People’s Court located in the area where the project is situated. All costs arising from the dispute resolution process (including but not limited to attorney fees, litigation fees, appraisal fees, evaluation fees, auction fees, notice fees, preservation fees, enforcement application fees, and any guarantee fees or insurance fees paid for preservation applications) shall be borne by the party at fault.

17. Force Majeure

17.1 Force Majeure

Other agreed force majeure: COVID-19 and other epidemics shall not be deemed force majeure unless the government requires the Project to suspend construction.

17.2 Miscellaneous                     /

18. Project Insurance

18.1 Liability for Personal and Property Damage and Employer Indemnification

18.2 Contractors All Risks Insurance

The Contractor shall purchase Contractors All Risks Insurance with the Employer and Contractor as joint insured parties. Insurance must be arranged within 7 days before commencement or 28 days after contract signing. Failure to do so allows the Employer to purchase insurance, with costs deducted from payments plus a double premium penalty by the Contractor. The Contractor bears deductibles, excess costs, and uninsured items.

18.3 Third-Party Liability Insurance

18.3.1 The Contractor shall bear deductibles, non-insured claims, and amounts exceeding the insurance limit, having reserved costs for such risks in the bid. Failure to comply with policy terms results in full liability for consequences.

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19. Project Guarantees

19.1 Performance Bond

19.1.1 Amount, Form, and Submission Time

Amount: 3% of the total contract price.

Form: Cash, check, money order, transfer, or bank guarantee (ICBC, ABC, BOC, CCB, SPDB, Zheshang Bank, Hangzhou Bank, Jiangsu Bank).

Submission Time: Within 30 days after contract signing.

Failure to submit a compliant performance bond allows the Employer to withhold the bond amount until compliance, with any balance returned interest-free 28 days after the bond’s validity expires.

19.1.2 Validity Period: The bond is valid from issuance until 180 days after the Employer issues the Project handover certificate. If the bond has a fixed expiry date and the handover condition is unmet 56 days prior, the Contractor must extend the bond 28 days before expiry at its own cost. Failure allows the Employer to claim the bond or deduct the bond amount as a guarantee, with any balance returned interest-free 28 days after expiry.

In case of a claim, the Contractor must reinstate the bond amount within 14 days of payment. Until reinstatement, payments to the Contractor will be reduced by the difference between the required bond amount and the current balance, with the deducted amount returned interest-free after expiry.

19.1.3 Refund of Performance Bond: The bond shall be refunded 28 days after the validity period expires. The Employer does not bear interest or processing fees for the bond.

19.1.4 Notification Obligations: Employer’s claim notice: Must inform the Contractor of the breach, no supporting documents required.

Contractor’s claim notice: Must inform the Employer of the breach nature/cause.

19.1.5 Miscellaneous                /

20. Effectiveness, Termination, and Dissolution of the Contract

20.1 Contract Termination

21.1.1 The Contractor may not refuse post-termination cooperation under any pretext (e.g., Employer’s breach, settlement disputes). Failure to cooperate incurs RMB 50,000 per day in liquidated damages. Remaining materials/equipment on site are deemed waste, and the Employer/Supervisor may dispose of them after documentation, with consequences borne by the Contractor. Delayed evacuation leading to Employer losses shall be compensated and deducted from settlement.

21. Miscellaneous

21.1 Review and Approval

Delayed feedback by the Employer/Supervisor does not constitute approval. Final opinions must be in written form.

21.2 Contract Annexes

Appendix 1 Code of Business Conduct

Appendix 2 Project Quality Warranty

Appendix 3 Guarantee Letter Sample

Appendix 4 Design Change and Site Visa Agreement

Appendix 5 Project Settlement Management Agreement

Appendix 6 Project Construction Standards and Technical Requirements

Appendix 7 Tender Q&A

Appendix 8 Schedule

Appendix 9 Account Information Certification and Account Information

Appendix 10 Salary Commitment Letter

Appendix 11 Supplementary Agreement Template

/s/ Zhejiang Yunding Technology Information Co., Ltd.

/s/ Zhejiang Southeast Grid Co., Ltd.

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